As filed with the Securities and Exchange Commission on August 24, 2004

Registration No. 333-118108

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1 to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHWEST BANCORPORATION OF TEXAS, INC.

(Exact name of registrant as specified in its charter)

Texas	6021	76-0519693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4400 POST OAK PARKWAY
HOUSTON, TEXAS 77027
(713) 235-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

P. Allan Port
Executive Vice President, General Counsel and Secretary
Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027
(713) 235-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur H. Rogers Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, TX 77010 (713) 651-5151	Mark Eisenbraun Ross D. Margraves, Jr. Winstead Sechrest & Minick P.C. 2400 Bank One Center, 910 Travis Street Houston, Texas 77002 713-650-8400

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and all other conditions to the merger contemplated by the merger agreement described in the proxy statement/prospectus included in this registration statement have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

KLEIN BANCSHARES, INC.

PROXY STATEMENT

SOUTHWEST BANCORPORATION OF TEXAS, INC.

PROSPECTUS

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

     This proxy statement/prospectus relates to a transaction in which SWBT Merger III, Inc., a wholly owned subsidiary of Southwest Bancorporation of Texas, Inc., will be merged with and into Klein Bancshares, Inc., a Texas corporation, with Klein being the surviving corporation and becoming a subsidiary of Southwest. In the merger, each Klein shareholder will be entitled to receive a combination of shares of Southwest common stock and $272.60 in cash for each share of Klein common stock owned by that shareholder, except for shares owned directly or indirectly by Klein and shares held by Klein shareholders who validly exercise their dissenters’ rights under Texas law.

     In order to complete the merger, Klein shareholders must vote to approve the merger and the merger agreements. Klein has scheduled a special meeting of its shareholders to be held at 3:30 p.m., local time on September 23, 2004, at the Raveneaux Country Club at 9415 Cypresswood Drive in Spring, Texas 77379 to consider the approval of the merger and the merger agreements. Only Klein shareholders of record on the close of business on August 13, 2004 will be entitled to notice of, and to vote at, the special meeting. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Klein common stock entitled to vote at the special meeting is required to approve the merger agreement. The merger does not require the vote of Southwest shareholders.

     Klein’s board of directors has unanimously determined that the merger, including the merger agreement and the transactions contemplated thereby, are fair to and in the best interests of the Klein shareholders, and unanimously recommends that Klein shareholders approve the merger.

     Southwest’s common stock is traded on the Nasdaq National Market under the symbol “SWBT.” On August 23, 2004, the last reported sale price of the common stock on the Nasdaq National Market was $21.00 per share.

     This proxy statement/prospectus provides detailed information about the proposed merger. We encourage you to carefully read this entire document and the documents incorporated by reference.

     See “Risk Factors” beginning on page 14 for a discussion of risks that should be considered by Klein shareholders with respect to the merger.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

     This proxy statement/prospectus is dated August 24, 2004, and is first being mailed to Klein shareholders on or about August 25, 2004.

     This proxy statement/prospectus incorporates important business and financial information about Southwest from documents filed with the SEC that is not included in or delivered with this document. This information is available at the website the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” beginning on page 45. You also may request copies of these documents from us, without charge, upon written or oral request to the following address:

Controller
Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027
(713) 235-8800

     If you would like to request any documents incorporated by reference in this proxy statement/prospectus, you must do so by September 16, 2004 in order to receive them before the special meeting of shareholders of Klein. The exhibits to those documents will generally not be made available unless the exhibits are specifically incorporated by reference in those documents.

KLEIN BANCSHARES, INC.

Proxy Statement

for the Special Meeting

of Shareholders

     You are cordially invited to attend the special meeting of the shareholders of Klein Bancshares, Inc., a Texas corporation, to be held on September 23, 2004 at 3:30 p.m., local time, at the Raveneaux Country Club at 9415 Cypresswood Drive in Spring, Texas 77379.

     At the special meeting, we will ask you to:

1.	Consider and vote upon the approval, ratification and confirmation of:

(a)	The Texas Agreement and Plan of Merger dated May 19, 2004, between Southwest Bancorporation of Texas, Inc., a Texas corporation, SWBT Merger III, Inc., a Texas corporation and wholly owned subsidiary of Southwest, and Klein Bancshares, Inc., a Texas corporation, as amended by the Amendments dated as of July 15, 2004 and August 23, 2004, pursuant to which SWBT Merger would be merged with and into Klein and the shareholders of Klein would receive a combination of cash and shares of Southwest’s common stock, and the transactions contemplated thereby; and

(b)	The Delaware Agreement and Plan of Merger to be executed by Southwest Holding Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Southwest, and Klein, pursuant to which Klein would be merged with and into Southwest Holding immediately following the Texas merger, and the transactions contemplated thereby; and

2.	Consider and vote upon such other matters as may properly come before the meeting.

     If you choose to do so, you may vote your shares against the mergers described above and exercise your dissenters’ rights of appraisal with respect to the merger pursuant to Article 5.11 of the Texas Business Corporation Act. If you elect to exercise your dissenters’ rights of appraisal, you will lose the right to receive the cash and stock payment described above and will instead receive a cash payment, as determined by appraisal, the result of which cannot be predicted. If you wish to exercise your dissenters’ rights of appraisal, you must follow properly all requirements for the exercise of such rights as set forth in Article 5.12 of the Texas Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Annex C.

     Your board of directors has unanimously approved the mergers, the Texas merger agreement and the Delaware merger agreement and unanimously recommends that you vote in favor of the mergers, the Texas merger agreement and the Delaware merger agreement.

     The date of this proxy statement/prospectus is August 24, 2004. It is first being mailed to you on or about August 25, 2004.

PAGE NO.
ANNEX C – PROVISIONS OF TEXAS BUSINESS CORPORATION ACT REGARDING DISSENTERS’ RIGHTS	1
Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions	1
Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions	2
Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders	4
ANNEX D – FORM OF ELECTION	1
Consent of PricewaterhouseCoopoers LLP
Form of Proxy of Klein Bancshares, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all the information that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and the other documents we refer to in this proxy statement/prospectus.

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of August 24, 2004. There may be changes in the affairs of Southwest Bancorporation of Texas, Inc., SWBT Merger III, Inc. or Klein Bancshares, Inc. since that date which are not reflected in this document.

Q: What am I being asked to vote upon?

A: You are being asked to approve (1) the Texas merger agreement pursuant to which SWBT Merger will merge with and into Klein, (2) the Delaware merger agreement pursuant to which Klein will merge with and into Southwest Holding, and (3) the mergers contemplated by the Texas merger agreement and the Delaware merger agreement. As a result of the merger, the Klein shareholders of record, as of the date of the merger, will receive cash and Southwest common stock in accordance with the terms and conditions of the Texas merger agreement.

Q: What should I do now?

A: After you have read the proxy statement/prospectus, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares of common stock of Klein will be represented at the special meeting. Returning your proxy card does not preclude you from voting in person if you attend the special meeting.

     If you sign, date and mail in your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal to approve the mergers and the merger agreements. If you fail to return your proxy card or if you fail to attend and vote at the special meeting, the effect will be a vote against the proposal to approve the mergers and the merger agreements, and your shares will not be counted on any other proposals that may properly come before the special meeting.

Q: Should I send in my stock certificates now?

A: No. At least five (5) days before the effective time of the mergers, Computershare Trust Company, Inc., as exchange agent, will make available at the offices of Klein Bank, a Texas banking association and wholly owned subsidiary of Klein, and will mail to you a transmittal letter and written instructions for exchanging your certificate(s) representing shares of common stock of Klein for the merger consideration. You must wait until you obtain or receive such instructions to exchange your certificate(s) for the merger consideration.

Q: What will I receive in exchange for my shares of common stock of Klein?

A: If the merger is completed, you will receive a combination of shares of Southwest’s common stock and approximately $272.60 in cash, without interest, for each of your shares of common stock of Klein. You may elect to receive a greater portion of the merger consideration in Southwest’s common stock, thus reducing the amount you will receive in cash. See “What You Will Receive at the Effective Time of the Merger” on page 21.

Q: How do I elect to receive additional shares of Southwest common stock in lieu of some or all of the cash portion of the merger consideration?

A: A form of election is attached as Annex D to this proxy statement/prospectus. If your shares of Klein common stock are registered in your own name, complete and sign the form of election and send it to Klein prior to the special meeting date either by mail or by hand or courier delivery to:

Attn: Jeanette Cobb
Klein Bancshares, Inc.
17046 Steubner Airline Road
Spring, Texas 77379

     If your shares of Klein common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit the form of election on your behalf.

Q: Is there a deadline for making an election?

A. Yes. Your completed election form must be received by Klein not later than 5:00 p.m. central time on the business day immediately following the date of the shareholder meeting scheduled on September 23, 2004.

Q: Will the merger be taxable to me?

A: Generally, yes. For U.S. federal income tax purposes, you will generally recognize a taxable gain or loss as a result of the merger equal to the difference, if any, between the sum of the cash and the fair market value of the Southwest shares you receive and your adjusted tax basis in your Klein shares. You should read “Material United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor concerning the tax consequences of the merger to you.

WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Jeanette Cobb
Klein Bancshares, Inc.
17046 Steubner Airline Road
Spring, Texas 77379
(281) 376-7160

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document, including all of the appendices attached hereto. These will give you a more complete description of the matters we are proposing. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

Special Meeting of the Shareholders of Klein Bancshares, Inc.

     The special meeting will be held on September 23, 2004 at the Raveneaux Country Club at 9415 Cypresswood Drive in Spring, Texas 77379, at 3:30 p.m., local time. At the special meeting, we will ask you to approve the mergers, approve, ratify, and confirm the Texas merger agreement and the transactions contemplated thereby, and approve, ratify, and confirm the Delaware merger agreement and the transactions contemplated thereby.

     In order for the special meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of common stock of Klein are represented at the special meeting either in person or by proxy.

Voting Rights at the Special Meeting

     You are entitled to vote at the special meeting if you owned shares of common stock of Klein as of the close of business on August 13, 2004, the record date fixed by the board of directors of Klein. On the record date, 550,250 shares of common stock of Klein were outstanding and held of record by 94 shareholders of Klein. You will be entitled to one vote for each share of common stock of Klein that you owned on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

     We are seeking your proxy to use at the special meeting. We have prepared this proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. Whether or not you currently plan to attend the special meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal to approve the mergers and the merger agreements. If you fail to return your proxy card or if you fail to attend and vote at the special meeting, the effect will be a vote against the proposal to approve the mergers and the merger agreements, and your shares will not be counted on any other proposals that may properly come before the special meeting. If you sign a proxy card, you may revoke it at any time before the special meeting in the manner described in this proxy statement/prospectus on page 19 or by attending and voting at the special meeting.

The Parties to the Merger

Klein Bancshares, Inc.
17046 Steubner Airline Road
Spring, Texas 77379
(281) 376-7160

     Klein, which is the parent company of Klein Bank, has 27 banking centers located throughout the high-growth areas of northwest Harris County and Montgomery County and a 25-year history of serving its customers as one of the region’s premier independent banks. At June 30, 2004, Klein had $597 million in assets, $166 million in total loans, $540 million in total deposits, and $48 million in shareholders’ equity.

Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027
(713) 235- 8800

     Southwest, the parent company of Southwest Bank of Texas National Association, a national banking association, is the largest independent bank holding company headquartered in Houston, Texas. Southwest focuses on commercial lending, treasury management and investment services for businesses in the southwest, private financial management and trust services for families and individuals, and retail and mortgage banking services. Southwest has 50 banking centers in the greater Houston and Dallas metropolitan areas.

     At June 30, 2004, Southwest had $6.3 billion in assets, $4.0 billion in total loans, $4.8 billion in total deposits, and $510 million in shareholders’ equity.

Recent Developments

     Stock Dividend. Effective June 17, 2004, Southwest’s board of directors declared a two-for-one stock split in the form of a 100% stock dividend payable July 15, 2004 to holders of record July 1, 2004.

The Merger

     Pursuant to the Texas merger agreement, SWBT Merger will merge with and into Klein, with Klein surviving as a wholly owned subsidiary of Southwest. After the merger, Klein and Klein Bank will be owned by Southwest.

What You Will Receive at the Effective Time of the Merger

     If the merger is completed, you will receive a combination of shares of Southwest’s common stock and $272.60 in cash, without interest, for each of your shares of common stock of Klein. The number of shares of Southwest’s common stock that will be received for each share of Klein common stock as part of the merger consideration is an amount of Southwest common stock equal to $15,000,000 divided by the Company Measurement Price divided by the number of shares of Klein common stock outstanding on the closing date. For a description of the Company Measurement Price and further information on the shares to be received, see “What You Will Receive at the Effective Time of the Merger” on page 21.

     You will not receive fractional shares of Southwest’s common stock as a part of the merger consideration. The number of shares of Southwest common stock included in the merger consideration for each Klein common stock shareholder will be rounded down to the nearest whole share and the cash payable to the Klein common stock shareholder as part of the merger consideration will be increased by the cash amount equal to the value of any fraction of a share (such value calculated as described in “What You Will Receive at the Effective Time of the Merger” on page 21).

     You will also have the right to elect to accept a greater portion of the merger consideration in Southwest common stock (valued at the Company Measurement Price) by giving notice of such election to Klein prior to the shareholder meeting.

Dissenters’ Rights

     If you owned shares of common stock of Klein as of August 13, 2004, the record date fixed by the board of directors of Klein, you are entitled to exercise dissenters’ rights of appraisal pursuant to Article 5.11 of the Texas Business Corporation Act. If you comply with the provisions of this statute, you will be entitled to receive a cash payment, determined by appraisal, for your shares, but only if you give written notice to us prior to the special meeting that you dissent from the mergers. A vote against the mergers is not sufficient to perfect your dissenters’ rights of appraisal.

     To the extent that you exercise dissenters’ rights, you will lose the right to receive the cash payment of $272.60 and the shares of Southwest’s common stock per share of common stock of Klein pursuant to the Texas merger agreement, and will instead receive a cash payment, as determined by appraisal, the result of which cannot be predicted, but which could be more or less than the $272.60 and shares of Southwest’s common stock offered in the Texas merger agreement. If you wish to exercise dissenters’ rights of appraisal, you must follow properly and completely all requirements for the exercise of such rights as set forth in Article 5.12 of the Texas Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Annex C.

Material United States Federal Income Tax Consequences of the Merger

     For U.S. federal income tax purposes, you will generally recognize a taxable gain or loss in the merger equal to the difference, if any, between (i) the sum of the cash and the fair market value of the Southwest shares you receive and (ii) your adjusted tax basis in your Klein shares exchanged therefor. The exchange may also be taxable under state, local and foreign tax laws. Tax matters are complicated, and the tax consequences to you resulting from the exchange of your Klein shares for cash and Southwest shares in the merger will depend on your own situation. You are urged to consult your own tax advisor to determine the tax consequences of the merger to you under federal, state, local and foreign tax laws. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES”.

Klein’s Reasons for the Mergers

     We believe the mergers are in the best interests of Klein and its shareholders due to a variety of factors, including, without limitation, the consideration to be paid to our shareholders, greater opportunities for growth, increased operating efficiencies, the increased competition facing financial services companies and state banking associations such as Klein Bank, and the continued consolidation of the industry.

Our Recommendation to Shareholders Regarding the Mergers

     Your board of directors unanimously approved the mergers and the merger agreements. We believe that the mergers are fair to you and in your best interests. We unanimously recommend that you vote “for” approval of the mergers and the merger agreements.

Shareholder Vote Required

     A quorum must be present at the special meeting to approve any of the proposals presented. Approval of the merger requires the affirmative vote of at least two-thirds of the outstanding shares of common stock of Klein entitled to vote at the special meeting.

     You are entitled to one vote for each share of common stock of Klein held of record at the close of business on August 13, 2004, the record date fixed by the board of directors of Klein.

Financial Fairness

     Klein retained SAMCO Capital Markets, a division of Service Asset Management Company, to provide its opinion of the fairness, from a financial point of view, of the merger consideration to be paid to the shareholders of Klein pursuant to the Texas merger agreement. SAMCO has given its opinion to the board of directors of Klein that the merger consideration to be paid to the shareholders of Klein pursuant to the Texas merger agreement is fair to the shareholders of Klein from a financial point of view. A copy of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations of the review undertaken, is attached as Annex B to this proxy statement/prospectus.

Effective Time of the Merger

     The mergers and the other transactions contemplated by the merger agreements will become final as soon as practicable. If all conditions to the completion of the mergers are satisfied, we currently anticipate that the merger will be completed on or before October 8, 2004. Both Klein and Southwest may terminate the Texas merger agreement if the closing of the merger has not occurred on or before October 8, 2004, if the party seeking such termination is not in default under the Texas merger agreement. Although we expect the merger to be completed as planned, Klein and Southwest cannot assure you that all conditions to consummation of the merger can or will be satisfied.

Exchange of Stock Certificates for the Merger Consideration

     At least five (5) days before the effective time of the merger, Computershare Trust Company, Inc., as exchange agent, will make available at the offices of Klein Bank and will mail to you a letter of transmittal and instructions on how to surrender your stock certificate(s) in exchange for the merger consideration. You must wait until you obtain or receive such instructions to exchange your certificate(s) for the merger consideration. You will need to review carefully and complete such materials and return them as instructed along with your stock certificate(s) representing shares of common stock of Klein. Please do not send Computershare Trust Company, Inc., the exchange agent, any stock certificate(s) until you receive these instructions.

     Do not send in your stock certificate(s) until you receive a letter of transmittal and instructions for surrendering your stock certificate(s).

Regulatory Approvals and Other Conditions to Completion of the Merger

     Klein and Southwest are required to notify, and obtain approvals from, certain government regulatory agencies before the merger may be completed, including the Texas Department of Banking, the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. As of the date of this proxy statement/prospectus, all required government regulatory agency approvals have been received.

     In addition to the required regulatory approvals, the merger will be consummated only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

(1)	Klein’s shareholders have approved the mergers and the merger agreements by a vote of at least two-thirds of the shareholders;

(2)	the representations and warranties of Klein and Southwest are true on and as of the closing date;

(3)	Klein and Southwest shall have performed and satisfied in all material respects all covenants and conditions required by the Texas merger agreement to be performed and satisfied at or prior to the closing of the merger;

(4)	no legal or administrative proceedings have been begun or threatened that would have a material adverse effect on Klein;

(5)	no legal or administrative proceedings have been begun or threatened that challenge or seek to prevent the mergers or to obtain damages against any person as a result of the mergers;

(6)	there shall not have occurred and be continuing any general banking moratorium or general suspension of payments in respect of banks in the United States;

(7)	the holders of no more than 10% of the outstanding shares of Klein common stock shall have perfected their rights as dissenting shareholders; and

(8)	the fairness opinion provided by SAMCO shall not have been withdrawn prior to the closing of the merger.

     In addition to these conditions, the Texas merger agreement, attached to this proxy statement/prospectus as Annex A-1, describes other conditions that must be met before the merger may be consummated.

Waiver, Amendment and Termination

     Southwest and Klein, by mutual written consent, may agree to terminate the Texas merger agreement and elect not to complete the merger at any time before the merger is consummated, whether or not the shareholders of Klein have approved the Texas merger agreement.

     Southwest and Klein can also terminate the Texas merger agreement (i) if any regulatory authority indicates that it intends to deny or refuse to grant its approval, (ii) if approval of the Klein shareholders has not been obtained or the board of directors of Klein has determined to withdraw their recommendation of approval pursuant to the exercise of its fiduciary duties, or (iii) if the closing of the merger has not occurred on or before October 8, 2004.

     Either party may terminate the Texas merger agreement if the other party materially fails to satisfy any covenant, or its breach of any representations or warranties in the aggregate represent a material adverse effect (as defined under the Texas merger agreement) on such other party so long as the breach is not cured within the earlier to occur of (i) 30 days after the party receives notice of their material failure to satisfy a covenant or of their breach, or (ii) October 8, 2004.

Accounting Treatment

     Southwest intends to account for the merger as a purchase transaction for accounting and financial reporting purposes.

Market Prices

     Southwest’s common stock trades on the Nasdaq National Market under the symbol “SWBT.” Klein’s common stock is not traded on any exchange. The following table sets forth (1) the market value of Southwest common stock, (2) the market value of Klein common stock and (3) the price to be paid for each share of Klein common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) May 19, 2004, the business day immediately preceding the announcement of the execution of the merger agreement and (B) August 23, 2004, the last day for which such information could be calculated prior to the printing and mailing of this proxy statement/prospectus.

	Southwest	Klein	Equivalent
	Common Stock (1)	Common Stock (2)	Price Per Share (3)
May 19, 2004	$20.375	N/A	$299.69
August 23, 2004	$21.000	N/A	$299.69

(1)	Determined on an historical basis with reference to the last sales price as reported on the Nasdaq Stock Market for each particular date, as adjusted for the 100% stock dividend paid on July 15, 2004.

(2)	There is no established public trading market for Klein common stock on which an historical market value could be based.

(3)	Determined on an equivalent price per share basis by multiplying the Southwest market value on each particular date by the number of shares of Southwest common stock to be received for each share of Klein common stock (see “What You Will Receive at the Effective Time of the Merger” on page 21) and adding the $272.60 in cash to be received per share of Klein common stock.

Dissenters’ Rights of Appraisal

     Persons who hold Klein common stock have the right to dissent to the mergers in accordance with Articles 5.11 through 5.13 of the Texas Business Corporation Act. A holder of Klein common stock who has filed a written objection to the mergers prior to the special meeting, who has not voted in favor of approval of the merger agreements, and who has made a demand for compensation, all as provided for under Articles 5.11–5.13, is entitled to receive cash equal to the fair value of the shares held by such person in lieu of receiving the consideration proposed under the Texas merger agreement. The value determined for the shares could be more or less than the merger consideration, and payment of such consideration would take place subsequent to payment pursuant to the merger. See “Solicitation of Proxies – Dissenters’ Rights” beginning on page 19. Any shareholder contemplating the exercise of dissenters’ rights is urged to review carefully the provisions of the Texas Business Corporation Act relating to dissenters’ rights, attached hereto as Annex C.

Certain Differences in the Rights of Shareholders

     As a result of the merger, the holders of Klein common stock will become holders of Southwest common stock. The rights of Klein shareholders are currently governed by the TBCA and the articles of incorporation and bylaws of Klein. The rights of Southwest shareholders are governed by the TBCA and the articles of incorporation and bylaws of Southwest.

Comparative Per Share Data

     The following table sets forth for Southwest common stock and Klein common stock certain historical financial information. The information in the following table is based on, and should be read together with, the historical information Southwest has presented in prior filings with the SEC. See “Where You Can Find More Information” on page 45.

	Historical
	Southwest	Klein
Six months ended June 30, 2004
Income from continuing operations
Basic	$0.46	$9.26
Diluted	0.45	9.26
Book value as of June 30, 2004	7.39	86.78
Cash dividends declared:	0.06	0.00
Year ended December 31, 2003
Income from continuing operations
Basic	$0.90	$13.30
Diluted	0.87	13.30
Cash dividends declared:	0.05	17.00

RISK FACTORS

     In deciding whether to approve the merger agreement and the merger of Klein with SWBT Merger, you should consider carefully all of the information we have included in this document and its annexes and all of the information we have included in the documents we have incorporated by reference. See “Where You Can Find More Information” on page 45. In addition, you are urged to pay particular attention to the following risks related to the merger and to your investment in Southwest following the merger:

Merger Related Risks

Southwest may not realize the benefits of integrating the two companies.

     In deciding that the merger is in the best interests of our respective shareholders, the Southwest board of directors and the Klein board of directors considered the potential complementary effects of combining the two companies’ assets, personnel and operational expertise. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning retaining and assimilating the employees of the combined company, challenges in retaining customers, and potential adverse short-term or long-term effects on operating results. If we cannot integrate our businesses successfully, we may fail to realize the benefits we expect to realize from the merger.

     Some directors and executive officers of Klein have interests in the merger different from, or in addition to, the interests of Klein shareholders.

     Some of the directors and executive officers of Klein have interests in the merger that are or may be different from, or in addition to, your interests as a Klein shareholder. These interests should be considered in voting on the merger. See “Description of the Transaction – Interests of Certain Persons in the Merger” beginning on page 29.

Risks Related to Owning Southwest Common Stock

Southwest’s success is dependent to a significant extent upon general economic conditions in the Houston metropolitan area.

     The banking industry in Texas and Houston is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond Southwest’s control. During the mid-1980’s, severely depressed oil and gas prices materially and adversely affected the Texas and Houston economies, causing recession and unemployment in the region and resulting in excess vacancies in the Houston real estate market and elsewhere in the state. Since 1987, the local economy has improved in part due to its expansion into non-energy related industries. As the Houston economy has diversified away from the energy industry, however, it has become more susceptible to adverse effects resulting from recession in the national and international economies. Economic recession over a prolonged period of time in the Houston area could cause significant increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the local economy would not have a material adverse effect on Southwest’s consolidated financial condition, results of operations or cash flows.

Southwest’s earnings depend to a substantial extent on “rate differentials”.

     Southwest’s earnings depend to a substantial extent on “rate differentials,” that is, the differences between the income Southwest receives from loans, securities and other earning assets, and the interest expense Southwest pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond Southwest’s control, including general economic conditions and the policies of various governmental and regulatory authorities. For example, in an expanding economy, loan demand usually increases and the interest rates charged on loans usually increase. Increases in the discount rate by the Federal Reserve Board usually lead to rising interest rates, which affect Southwest’s interest income, interest expense and securities portfolio. Also, governmental policies such as the creation of a tax deduction for individual retirement accounts can increase savings and affect Southwest’s cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on Southwest’s net interest margin and results of operations. The nature, timing and effect of any future changes in federal monetary and fiscal policies on Southwest and Southwest’s results of operations are not predictable.

The banking industry is highly competitive.

     The banking industry is highly competitive, and Southwest’s profitability depends principally upon Southwest’s ability to compete in the Houston metropolitan area. In addition to competing with other commercial and savings banks and savings and loan associations, Southwest competes with credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and governmental organizations that may offer subsidized financing at lower rates than those Southwest offers. Many of Southwest’s competitors have significantly greater financial and other resources than Southwest. Although Southwest has been able to compete effectively in the past, no assurance can be given that it will continue to be able to compete effectively in the future. Various legislative acts in recent years have led to increased competition among financial institutions. The United States Congress may enact legislation that may further increase competitive pressures on Southwest. Competition from both financial and non-financial institutions is expected to continue.

Bank holding companies and banks operate in a highly regulated environment.

     Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by federal and state regulatory agencies. Southwest is subject to the Bank Holding Company Act of 1956, as amended, and to regulation and supervision by the Federal Reserve Board. Southwest Bank, as a national banking association, is subject to regulation and supervision by the Office of the Comptroller of the Currency (the “OCC”) and, because it insures the deposits of Southwest Bank, the Federal Deposit Insurance Corporation. These regulations are intended primarily for the protection of depositors, rather than for the benefit of investors. Southwest and Southwest Bank are subject to changes in federal and state law, as well as changes in regulation and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business and operations of Southwest and Southwest Bank in the future.

     Federal Reserve Board policy requires a bank holding company such as Southwest to serve as a source of financial strength to its banking subsidiaries and commit resources to their support. The Federal Reserve Board has required bank holding companies to contribute cash to their troubled bank subsidiaries based upon this “source of strength” regulation, which could have the effect of decreasing funds available for distributions to shareholders.

Southwest cannot guarantee that it will pay dividends to shareholders in the future.

     The principal business operations of Southwest are conducted through its subsidiary bank. Cash available to pay dividends to shareholders of Southwest is derived primarily, if not entirely, from dividends paid by the subsidiary bank. The payment of dividends by Southwest Bank to Southwest is subject to restrictions imposed by federal banking laws, regulations and authorities. Without approval of the OCC, dividends in any calendar year may not exceed Southwest Bank’s total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus or to a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank’s cumulative net profits after deducting bad debts in excess of the allowance for loan losses. As of June 30, 2004, approximately $153,825,000 was available for payment of dividends by Southwest Bank to Southwest under these restrictions without regulatory approval.

     The federal banking statutes also prohibit a national bank from making any capital distribution (including a dividend payment), if, after making the distribution, the institution would be “undercapitalized,” as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business, as determined by the agency. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending upon the financial condition of Southwest Bank. Regulatory authorities could also impose administratively stricter limitations on the ability of

Southwest Bank to pay dividends to Southwest if such limits were deemed appropriate to preserve Southwest Bank’s capital.

Future acquisitions may disrupt Southwest’s business, dilute shareholder value and adversely affect its operating results.

     Southwest may grow by acquiring banks or branches of other banks that it believes provide a strategic fit with its business. To the extent that Southwest grows through acquisitions, it cannot assure you that it will be able to adequately or profitably manage this growth. Acquiring other banks or branches involves risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of acquired banks;

•	exposure to potential asset quality issues of acquired banks;

•	difficulty and expense of integrating the operations and personnel of acquired banks;

•	potential disruption to Southwest’s business;

•	possible loss of key employees and customers of acquired banks;

•	potential short-term decrease in profitability; and

•	potential diversion of management’s time and attention.

FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including the documents incorporated by reference, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this proxy statement/prospectus or the documents incorporated by reference that address activities, events or developments that Southwest or Klein expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

•	benefits, effects or results of the merger;

•	cost reductions, operating efficiencies or synergies and the integration of operations;

•	future stock market valuations;

•	timing of the merger;

•	tax and accounting treatment of the merger;

•	business strategies;

•	competitive position;

•	financing plans;

•	transaction related expenses;

•	expansion and growth of operations after the merger; and

•	future operating results and financial condition of Southwest after the merger.

     Southwest and Klein have based these statements on their assumptions and analyses in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including:

•	general economic and business conditions;

•	prices of oil and gas and industry expectations about future prices;

•	the business opportunities (or lack thereof) that may be presented to and pursued by both companies;

•	the ability to integrate the operations of Klein and Southwest; and

•	changes in laws or regulations.

     These factors are in addition to the risks described in the “Risk Factors” section of this proxy statement/prospectus and the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections or similar sections of the documents incorporated by reference. Most of these factors are beyond the control of either company. We caution you that forward looking-statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements.

     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and neither Southwest nor Klein undertakes any obligation to publicly update or revise any forward-looking statements.

MEETING OF THE SHAREHOLDERS OF KLEIN BANCSHARES, INC.

     Klein is furnishing this proxy statement/prospectus to holders of shares of Klein common stock, $1.00 par value per share, in connection with the proxy solicitation by the board of directors of Klein. The board of directors of Klein will use the proxies at the special meeting of the shareholders of Klein to be held on September 23, 2004, and at any adjournments or postponements thereof.

Date, Place, Time and Purpose

     The special meeting of the shareholders of Klein will be held on September 23, 2004, at the Raveneaux Country Club at 9415 Cypresswood Drive in Spring, Texas 77379, at 3:30 p.m., local time. At the special meeting, holders of shares of Klein common stock will be asked to (i) vote upon a proposal to approve the mergers and the merger agreements, and (ii) act on any other matters that may properly be put to a vote at the special meeting, or any adjournments or postponements thereof.

Record Date, Voting Rights and Required Vote

     The board of directors of Klein fixed the close of business on August 13, 2004, as the record date for determining those shareholders of Klein who are entitled to notice of and to vote at the special meeting. Only record holders of shares of common stock of Klein on the books of Klein at the close of business on August 13, 2004, the record date, will receive notice of and may vote at the special meeting, including any adjournments or postponements thereof. On the record date, there were 550,250 shares of common stock of Klein issued and outstanding held by approximately 94 holders of record. On the record date, 329,906 shares of Klein common stock, or 60% of the total shares of Klein common stock outstanding, were beneficially owned and entitled to be voted by the directors and executive officers of Klein. The holders of 376,501 shares of Klein common stock, which is 68% of the total shares of Klein common stock outstanding, have executed a Voting Agreement and Irrevocable Proxy dated May 19, 2004, pursuant to which such shares will be voted for the mergers and the merger agreements.

     At the special meeting, shareholders of Klein will have one vote for each share of common stock of Klein owned on the record date. The holders of a majority of the outstanding shares of common stock of Klein entitled to vote at the special meeting must be present in person or by proxy in order for a quorum to exist at the special meeting.

     To determine if a quorum is present, Klein intends to count the following:

•	shares of common stock of Klein present and voting at the special meeting either in person or by proxy;

•	shares of common stock of Klein present in person at the special meeting but not voting; and

•	shares of common stock of Klein for which it has received proxies but with respect to which holders of such shares have abstained on any matter.

     Approval of the mergers and the merger agreements requires the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of Klein entitled to be voted at the special meeting.

     Properly executed proxies that Klein receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreements, and the proxy holder may vote the proxy in its discretion as to any other matter which may come properly before the special meeting.

Revocability of Proxies

     A shareholder of Klein who has given a proxy solicited by the board of directors of Klein may revoke it at any time prior to its exercise at the special meeting by (i) giving written notice of revocation to the Secretary of Klein, (ii) properly submitting to Klein a duly executed proxy bearing a later date, or (iii) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to Klein Bancshares, Inc., 17046 Steubner Airline Road, Spring, Texas 77379, Attention: Jeannette Cobb, Secretary.

SOLICITATION OF PROXIES

     Directors, officers and employees of Klein may solicit proxies by mail, in person or by telephone or facsimile. They will receive no additional compensation for such services.

Dissenters’ Rights

     Holders of shares of common stock of Klein as of August 13, 2004, the record date, are entitled to dissenters’ rights pursuant to the provisions of Article 5.11 of the Texas Business Corporation Act, or TBCA. A shareholder of Klein who gives written notice to Klein prior to the special meeting of the shareholders of Klein that such shareholder dissents from the Texas merger agreement and related merger will lose the right to receive the cash payment of $272.60 and the shares of Southwest common stock to be received for each share of common stock of Klein surrendered pursuant to the terms of the Texas merger agreement and will instead receive a cash payment, as determined by appraisal, for such shares.

     In order to exercise dissenters’ rights, a dissenting shareholder of Klein must fully comply with the statutory procedures of Article 5.12 of the TBCA, which is summarized below and attached to this proxy statement/prospectus as Annex C. Shareholders of Klein are urged to read this section in its entirety and to consult with their legal advisors. Each shareholder of Klein who desires to assert his or her rights is cautioned that failure on his or her part to adhere strictly to the requirements of Article 5.12 of the TBCA in any regard will cause a forfeiture of any dissenters’ rights. A dissenting shareholder who forfeits his or her dissenter’s rights will receive payment for his or her shares on the same basis as shareholders who did not exercise dissenter’s rights. The following summary of Article 5.12 of the TBCA is qualified in its entirety by reference to the full text of the provisions of this statute, as amended, attached to this proxy statement/prospectus as Annex C.

     By following the specific procedures set forth in Article 5.12 of the TBCA, shareholders of Klein have a statutory right to dissent from the merger. If the merger is completed, any shareholder of Klein who properly perfects his dissenters’ rights will be entitled, upon completion of the merger, to receive an amount of cash, as determined by appraisal, for his or her shares of common stock of Klein rather than receiving the consideration set forth in the Texas merger agreement.

     Any shareholder who desires to dissent from the merger may file a written objection to the merger stating that the shareholder will exercise his or her right to dissent if the merger is effective and giving the shareholder’s address to which notice will be sent if the merger occurs. A Klein shareholder shall file the objection with Klein prior to the special meeting. A vote against the merger is not sufficient to perfect a dissenting shareholder’s rights of appraisal. If the merger is effected, each shareholder who sent notice as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Failure to vote against the merger will not constitute a waiver of the dissenters’ rights of appraisal; on the other hand, a vote in favor of the merger will constitute a waiver.

     The surviving corporation will be liable for discharging the rights of dissenting shareholders and shall, within 10 days after the merger is effected, notify the dissenting shareholders in writing that the merger has been effected. Each dissenting shareholder so notified shall, within 10 days of the delivery or mailing of such notice, make a written demand to the surviving corporation for payment of the fair value of the dissenting shareholder’s shares. Dissenting shareholders who fail to make such written demand within the 10 day period will be bound by the merger and lose their rights to dissent. The fair value of a dissenting shareholder’s shares shall be determined, and payment thereof conducted in accordance with, the applicable provisions of the TBCA.

     The fair value of a dissenting shareholder’s shares of Klein common stock shall be the value thereof as of the date prior to the date of the special meeting, excluding any appreciation or depreciation in anticipation of the merger. The written demand for payment of the fair value of the dissenting shareholder’s shares shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by the shareholder.

     Within 20 days after receipt by the surviving corporation of the demand for payment of the fair value of shares made by the dissenting shareholder, the surviving corporation shall deliver or mail to the dissenting shareholder written notice, which shall either (i) state that the surviving corporation accepts the amount claimed in such demand and agrees to pay such amount within 90 days after the merger was effected and upon surrender of the certificate(s), duly endorsed, for the shares of the dissenting shareholder, or (ii) contain an estimate by the surviving corporation of the fair value of the shares, together with an offer to pay the amount of such estimate within 90 days after the merger was effected, upon receipt of notice within 60 days after such date from the dissenting shareholder that he or she agrees to accept such amount and upon surrender of the certificate(s) for shares duly endorsed.

     If within 60 days after the merger was effected, the value of such shares is agreed upon between the dissenting shareholder and the surviving corporation, payment therefor shall be made within 90 days after the date on which the merger was effected and upon surrender of the certificate or certificates of the dissenting shareholder. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares of Klein.

     If within such 60 day period after the merger was effected, the dissenting shareholder and the surviving corporation do not agree on the value of the shares, then the dissenting shareholder or the surviving corporation may, within 60 days after the expiration of such 60 day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the surviving corporation is located, asking for a finding and determination of the fair value of such shares. Upon a filing of any such petition by the dissenting shareholder, service and a copy of the petition shall be made upon the surviving corporation, who shall, within 10 days after such service, file in the office of the clerk of the court in which such petition was filed, a list containing the names and addresses of all shareholders who have demanded payment for their shares with whom an agreement as to the value of their shares has not been reached by the surviving corporation. If the petition is filed by the surviving corporation, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered mail to the surviving corporation and to the shareholders shown upon such list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified by the surviving corporation shall thereafter be bound by the final judgment of the court.

     After hearing such petition, the court shall determine the shareholders who have complied with the provisions of Article 5.12 of the TBCA and have become entitled to the valuation of and the payment for their shares, and shall appoint one or more qualified appraisers to determine such value. Such appraisers shall have the power to examine any of the books and records of the surviving corporation, as the case may be, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the interested parties to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have the power and authority as may be conferred on Masters in Chancery by the Texas Rules of Civil Procedure or by the order of their appointment.

     The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment therefor and shall file their report respecting such value in the office of the clerk, and notice of the filing of such report shall be given by the clerk to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall in its judgment determine the fair value of the shares of the shareholders entitled to payment therefor and shall direct the payment of such value by the surviving corporation, together with interest thereon, beginning 91 days after the merger was effected to the date of such judgment, to the shareholders entitled thereto. The judgment shall be payable to the shareholders only upon, and simultaneously with, the surrender to the surviving corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in such shares or in the surviving corporation. The court shall allow the appraisers a reasonable fee as court costs and all costs shall be allotted between the parties in such manner as the court shall determine to be fair and equitable.

Recommendation

     The board of directors unanimously recommends that the shareholders vote “FOR” approval of the mergers and the merger agreements.

DESCRIPTION OF THE TRANSACTION

     Below you will find information describing the material aspects of the mergers. This description does not provide a complete description of all the terms and conditions of the mergers. It is qualified in its entirety by the appendices hereto, including the text of the Texas merger agreement, which is attached as Annex A-1, and the text of the Delaware merger agreement attached as Annex A-2 to this proxy statement/prospectus. The Texas merger agreement and the Delaware merger agreement are incorporated herein by reference. You are urged to read the appendices in their entirety.

The Mergers

     In accordance with the terms of the Texas merger agreement, Southwest will acquire Klein pursuant to a merger of SWBT Merger, a Texas corporation and wholly owned subsidiary of Southwest, with and into Klein, with the resulting corporation being referred to in the Texas merger agreement as the Surviving Corporation. At the effective time of the merger, the separate corporate existence of SWBT Merger shall cease, and Klein shall continue as the surviving corporation.

     The Texas merger agreement contemplates that immediately after the effectiveness of the merger, Klein will be merged with and into Southwest Holding, a Delaware corporation and wholly owned subsidiary of Southwest, pursuant to the Delaware merger agreement.

     The Texas merger agreement further contemplates that immediately after the effectiveness of the first Delaware merger, Klein Bancshares of Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Klein, will be merged with and into Southwest Holding, pursuant to a Plan of Merger between Klein Bancshares of Delaware, Inc. and Southwest Holding.

     Finally, the Texas merger agreement contemplates that immediately after the effectiveness of the second Delaware merger, Klein Bank, a Texas banking association and wholly owned subsidiary of Klein Bancshares of Delaware, Inc, will be merged with and into Southwest Bank, a national banking association and wholly owned subsidiary of Southwest Holding Delaware, Inc., pursuant to the Bank Plan of Merger between Klein Bank and Southwest Bank.

What You Will Receive at the Effective Time of the Merger

     Pursuant to the terms of the Texas merger agreement, each share of common stock of Klein issued and outstanding immediately prior to the effective time of the merger, other than shares held by dissenting shareholders, will be converted into the right to receive $272.60 in cash and certain shares of Southwest’s common stock. The number of shares of Southwest’s common stock that will be received for each share of Klein common stock is an amount of Southwest common stock equal to $15,000,000 divided by the Company Measurement Price divided by the number of shares of Klein common stock outstanding on the closing date. The “Company Measurement Price” means the average of the closing prices of a share of Southwest’s common stock as reported by NASDAQ during the 15 trading days ending on the day that is five business days before the closing date of the merger, provided, however, that (i) if the Company Measurement Price is equal to or greater than $21.50, it will be deemed to be equal to $21.50 and (ii) if the Company Measurement Price is equal to or less than $15.00, it will be deemed to be equal to $15.00.

     Assuming the Company Measurement Price is equal to $21.00, which is the single day closing price of Southwest shares on August 23, 2004, Southwest would issue 709,822 shares of its common stock in total, or 129 shares for each 100 shares of Klein common stock. The number of Klein shares actually issued may be higher or lower, depending upon actual closing prices for the measurement period. The following table illustrates the approximate number of shares of Southwest common stock that would be issued for 100 shares of Klein common stock assuming various average closing prices:

Number of Southwest Shares
Assumed Average Closing Price	per 100 Klein Shares
$15 per share	182
$17 per share	160
$19 per share	143
$21.50 per share	126

     The assumed average closing prices in the table above are solely for purposes of illustration. Neither Klein nor Southwest can assure you that the average closing price of Southwest common stock to be issued will be equal to any of these prices. If, however, the actual average closing price of a share of Southwest’s common stock is less than $15, the number of shares to be issued will be based on an average closing price of $15, and if the actual average closing price is more than $21.50, the number of shares to be issued will be based on an average closing price of $21.50. A Klein shareholder will therefore under no circumstances receive more than approximately 182 shares of Southwest common stock per 100 shares of Klein common stock or fewer than 126 shares per 100 shares.

     No Klein common stock shareholder shall receive a fractional share of Southwest’s common stock as a part of the merger consideration and the number of shares Southwest common stock included in the merger consideration for each Klein common stock shareholder will be rounded down to the nearest whole share and the cash payable to the Klein common stock shareholder as part of the merger consideration will be increased by the cash amount equal to the corresponding fraction of a share to which the shareholder would have otherwise been entitled multiplied by the closing price of a share of Southwest common stock as reported by NASDAQ on the day prior to the closing date.

     Each Klein common stock shareholder will also have the right to elect to accept a greater portion of the merger consideration in Southwest common stock (valued at the Company Measurement Price) by giving notice of such election to Klein prior to the shareholder meeting.

     A form of election is attached as Annex D to this proxy statement/prospectus. If your shares of Klein common stock are registered in your own name, complete and sign the form of election and send it to Klein prior to the special meeting date either by mail or by hand or courier delivery to:

Attn: Jeannette Cobb Klein Bancshares, Inc. 17046 Steubner Airline Road Spring, Texas 77379

     If your shares of Klein common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit the form of election on your behalf. Your completed election form must be received by Klein not later than 5:00 p.m. central time on the business day immediately following the date of the shareholder meeting. If you do not make an election, you will receive $272.60 in cash and certain shares of Southwest’s common stock for each share of Klein common stock as described above.

     Klein will have the discretion to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. The decision of Klein in such matters will be conclusive and binding. Klein will not be under any obligation to notify any person of any defect in a form of election or the receipt of such form.

Background of and Reasons for the Mergers

     Background of the Mergers. During the normal course of its business, Klein has historically received inquiries regarding its willingness to consider an acquisition by, or affiliation with, other financial institutions. Consistent with its fiduciary obligations to its shareholders, Klein has considered such inquiries and evaluated them with respect to the level and form of consideration proposed, and the seriousness and specificity which has been conveyed to Klein in terms of consideration, as well as the expected future operation of Klein, and other considerations and factors deemed relevant by Klein, in formulating its business plan with the intent to provide maximum value to its shareholders. Previously, Klein had determined that the future operations of Klein presented the best value to its shareholders.

     Southwest expressed its desire that Klein consider a strategic merger with Southwest. While Klein was not actively seeking to engage in a strategic transaction at that time, Southwest’s strong financial position, excellent reputation in the banking community, commitment to the communities in which it operates and favorable relationship with its employees were all factors that made Southwest’s offer attractive to Klein.

     Following arm’s length negotiations between representatives of Klein and Southwest, the parties entered into the Texas merger agreement dated as of May 19, 2004. The merger consideration of $150,000,000.00 in cash and $15,000,000 in Southwest common stock to be paid to holders of shares of common stock of Klein resulted from negotiations which considered the historical earnings and future combined earnings prospects of Klein, prices paid in other bank acquisitions, potential growth in the market of Klein, the asset quality of Klein and the effect of the merger on the shareholders, customers, and employees of Klein. Additionally, Klein retained SAMCO Capital Markets, a division of Service Asset Management Company, to provide its opinion, which is attached hereto as Annex B, regarding the fairness of the merger consideration to be paid to the shareholders of Klein pursuant to the Texas merger agreement. SAMCO’s fairness opinion provides that the merger consideration to be paid to the shareholders of Klein pursuant to the Texas merger agreement is fair to the shareholders of Klein from a financial point of view.

     Klein’s Reasons for the Mergers.

     The board of directors of Klein has unanimously approved the mergers and adopted the Texas merger agreement and the Delaware merger agreement and directed that the mergers, the Texas merger agreement and the Delaware merger agreement be submitted to a vote of the shareholders. The board of directors has also unanimously recommended that the shareholders vote IN FAVOR OF the mergers, the Texas merger agreement and the Delaware merger agreement.

     In reaching its decision to approve the mergers and adopt the Texas merger agreement and Delaware merger agreement, to submit the mergers, Texas merger agreement and Delaware merger agreement to the shareholders and to recommend approval of the mergers and adoption of the Texas merger agreement and the Delaware merger agreement, the board of directors of Klein considered the following material factors, which the board concluded, taken together, weighed in favor of the proposed mergers:

•	The board’s familiarity with, and review of, the business, financial condition, results of operations and prospects, including its potential growth, development, productivity and profitability of Klein and associated business risks;

•	That there is no market for Klein common stock, but the proposed merger would result in the receipt by shareholders of a combination of cash and readily marketable Southwest stock;

•	Current market conditions favoring a sale of Klein and continuing consolidation in the banking industry generally;

•	Information concerning the business, financial conditions, results of operations, asset quality and prospects of Southwest, including the potential synergies expected from the proposed mergers and the associated business risks;

•	The conclusion of Klein’s financial advisor that the Southwest transaction was fair to the shareholders of Klein; and

•	The potential for appreciation in the value of Southwest common stock following the proposed mergers.

     In approving the Texas merger agreement, the board of directors of Klein was aware that the Texas merger agreement, as is customary in agreements of this type, contains certain provisions prohibiting Klein or any of its directors, officers, employees or agents from soliciting, initiating or encouraging any acquisition proposal (defined under the Texas merger agreement to mean any third party proposal for a merger or other business combination involving Klein or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Klein) or participating in any negotiation in respect of or cooperating with any acquisition proposal (including, without limitation, by way of furnishing any nonpublic information concerning the business, properties or assets of Klein or its subsidiaries or any access to such properties or assets). Klein has agreed to notify Southwest promptly by telephone and in writing if any such information is requested from, or any acquisition proposal or inquiry with respect to any acquisition proposal is received by, Klein and to provide Southwest with a reasonably detailed description of the contents thereof. However, the board of directors of Klein was also aware that such terms were specifically bargained for as an inducement for Southwest to enter into the Texas merger agreement. See “Description Of The Transaction – Conduct of Business Pending the Merger.”

     Based upon the foregoing factors, the board of directors of Klein concluded that it was in the best interests of Klein and its shareholders to enter into the Texas merger agreement. The importance of the various factors discussed above relative to one another cannot be precisely determined or stated.

     The board of directors of Klein has unanimously approved the merger as contemplated by the Texas merger agreement and unanimously recommends to the shareholders of Klein that they vote “FOR” approval of the merger pursuant to the Texas merger agreement.

     Southwest’s Reasons for the Mergers.

     Southwest believes the mergers are in the best interests of Southwest and its shareholders due to a variety of factors. These include, without limitation, the opportunity for its subsidiaries to enhance their revenues by selling a wide array of products and services through Klein’s locations in Northwest Houston, which it views as an attractive and high growth area, and the opportunity to improve its economies of scale by reducing redundant expenses without negatively affecting customer service. Southwest believes that these revenue enhancement and expense reduction opportunities will be the primary drivers behind the positive impact of the mergers on Southwest’s pro forma earnings per share and create significant long term shareholder value.

Effective Time of the Merger

     Upon the satisfaction of all requirements of law and the conditions specified in the Texas merger agreement, including among other conditions, the receipt of the approval of the shareholders of Klein and the requisite regulatory approvals, the Texas merger shall become effective, and the effective time of the merger shall occur as of the close of business on the date on which the Secretary of State of the State of Texas has issued a Certificate of Merger with respect to the merger. Southwest and Klein shall thereafter take any and all further actions as may be required by law to make the first Delaware merger effective immediately after the effective time of the Texas merger, the second Delaware merger effective immediately after the effective time of the first Delaware merger, and the bank merger effective immediately after the effective time of the second Delaware merger.

     We currently anticipate that the mergers will be completed on or prior to October 8, 2004; however, Southwest and Klein cannot assure you that the necessary shareholder or regulatory approvals will be obtained or that other conditions to consummation of the mergers can or will be satisfied. Both Southwest and Klein may terminate the Texas merger agreement if the closing of the mergers has not occurred on or before October 8, 2004, provided the party seeking such termination is not in default under the Texas merger agreement. See “Conditions to Consummation of the Merger” and “Waiver, Amendment, and Termination.”

Distribution of the Merger Consideration

     At least five (5) days before the effective time of the mergers, Computershare Trust Company, Inc., as exchange agent, will make available at the offices of Klein Bank and will mail to each shareholder of Klein a letter of transmittal and instructions for the exchange of the certificates representing shares of common stock of Klein for the merger consideration. You must wait until you receive or obtain a letter of transmittal and instructions to exchange your certificates for the merger consideration.

     You should not send in your certificate(s) until you receive a letter of transmittal and instructions.

     After you surrender to the exchange agent certificate(s) representing shares of common stock of Klein with a properly completed letter of transmittal, Southwest or the exchange agent will mail you a check for the amount of cash and a certificate representing the number of shares of Southwest common stock to which you are entitled, as provided in the Texas merger agreement and any form of election you may have properly completed and submitted. If you hold more than 3% of the Klein common stock, the payment of the cash portion of the merger consideration will be transmitted by wire transfer if you timely provide wire transfer instructions. Southwest will not be obligated to deliver the merger consideration to you, as a former shareholder of Klein, until you have surrendered your certificate(s) representing shares of common stock of Klein and all related documents.

     At the effective time of the mergers and thereafter, no transfer of shares of Klein common stock outstanding immediately prior to the effective time will thereafter be made or recognized. If certificates representing shares of common stock of Klein are presented for transfer after the effective time of the mergers, they will be canceled and exchanged by the exchange agent, for a check for the amount of cash and a certificate representing the number of shares of Southwest common stock to which the shareholder is entitled as provided in the Texas merger agreement.

Conditions to Consummation of the Merger

     Klein and Southwest are required to complete the mergers only after the satisfaction of various conditions. These conditions include:

•	the mergers, the Texas merger agreement, the Delaware merger agreement and the transactions contemplated thereby shall have been approved by the holders of at least 66 2/3% of the outstanding shares of Klein common stock entitled to vote thereon;

•	all representations and warranties of Klein and Southwest set forth in the Texas merger agreement must be true and correct on and as of the closing date with the same force and effect as though such representations and warranties were being made on and as of the closing date, except for such breaches of the representations and warranties as have not had, and cannot reasonably be expected to have, in the aggregate, a material adverse effect;

•	Klein and Southwest shall have performed and satisfied in all material respects all covenants and conditions required by the Texas merger agreement to be performed and satisfied at or prior to the closing of the merger;

•	all the regulatory approvals for the transactions contemplated by the Texas merger agreement shall have been obtained without the imposition of any nonstandard conditions that Southwest in good faith determines would be unduly burdensome upon the conduct of the businesses of Southwest, Klein or certain Southwest subsidiaries, other than activity restrictions resulting from the activities of Klein or its subsidiaries constituting non-permissible activities of a bank or a bank holding company; all such regulatory approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such regulatory approvals shall have expired; and all conditions and requirements prescribed by applicable law or by such regulatory approvals shall have been satisfied;

•	no suit, claim, action, investigation or proceeding of any nature shall have been instituted or threatened that, individually or in the aggregate, or when aggregated with the breaches,

if any, of representations and warranties made by Klein, has had, or can reasonably be expected to have a material adverse effect (as defined under the Texas merger agreement) on Klein;

•	the transactions contemplated by the Texas merger agreement do not violate any applicable law and there are no pending or threatened suits, claims, actions, investigations, or proceedings by any person or governmental authority challenging or in any manner seeking to restrict or prohibit the transactions or seeking to obtain any damages against any person as a result of the transactions contemplated by the Texas merger agreement;

•	there shall not have occurred and be continuing any general banking moratorium or general suspension of payments in respect of banks in the United States;

•	the holders of no more than 10% of the outstanding shares of Klein common stock shall have demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders;

•	the fairness opinion provided by SAMCO shall not have been withdrawn prior to the closing of the merger;

•	the consolidated capital of Klein at the time of the closing is not less than $48,000,000 and the capital of Klein Bank is not less than $46,000,000;

•	there are no outstanding warrants or options for Klein common stock;

•	all Klein real property shall be transferable by reason of the merger and all leases pertaining to Klein real property shall be assignable, either by their terms or by virtue of the specific consent of the respective landlords;

•	the Southwest common stock issuable in the merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance;

•	the S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and remain in effect;

•	Klein shall have received an opinion of counsel to Southwest, dated as of the closing date; and

•	Southwest shall have received an opinion of counsel to Klein, dated as of the closing date.

     In addition to these conditions, the Texas merger agreement, attached to this proxy statement/prospectus as Annex A-1, describes other conditions that must be met before the merger may be consummated.

     Neither Southwest nor Klein can assure the shareholders of Klein as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not consummated on or before October 8, 2004, both Southwest and Klein may terminate the Texas merger agreement, provided the party seeking such termination is not in default under the Texas merger agreement. See “Waiver, Amendment, and Termination.”

Regulatory Approvals

     Southwest and Klein must receive certain regulatory approvals and submit certain notifications before the mergers can be completed. As of the date of this proxy statement/prospectus all required regulatory approvals have been obtained.

     It is a condition to the consummation of the merger that Southwest and Klein have received approval of the transactions contemplated by the Texas merger agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the Texas Department of Banking and any other regulatory agency whose approval must be received in order to consummate the merger or other transactions contemplated by the Texas merger agreement, which approvals shall not impose any nonstandard conditions that Southwest in good faith determines would be unduly burdensome upon the conduct of the businesses of Southwest, Klein, or certain subsidiaries of Southwest, other than activity restrictions resulting from the activities of Klein or its subsidiaries constituting non-permissible activities of a bank or a bank holding company.

     The merger or other transactions contemplated by the Texas merger agreement may not be consummated until the 30th day (which the Federal Reserve Board or the Office of the Comptroller of the Currency, as applicable, may reduce to 15 days) following the date of approval by the Federal Reserve Board or the Office of the Comptroller of the Currency, as applicable, during which time the United States Department of Justice can challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise. The Office of the Comptroller of the Currency approved the merger transactions on July 23, 2004.

Waiver, Amendment and Termination

     The Texas merger agreement may not be amended except upon a written consent authorized and approved by the board of directors of Southwest and Klein. By an instrument in writing, Southwest or Klein may waive compliance by the other party with any term or provision of the Texas merger agreement that such other party was obligated to comply with or perform. Unless required by applicable law, no such amendment, waiver or modification effected after approval of the Texas merger agreement by the shareholders of Klein shall require any further shareholder approval.

     Southwest and Klein, by mutual written consent, may agree to terminate the Texas merger agreement and elect not to complete the merger at any time before the merger is consummated, regardless of whether the shareholders of Klein have approved the Texas merger agreement. Southwest and Klein can also terminate the Texas merger agreement (i) upon the expiration of 15 days after any regulatory authority indicates that it intends to deny or refuse to grant its approval; provided, that, Southwest and Klein agree to use their best efforts during such 15 day period to obtain the withdrawal of such denial or refusal, (ii) if approval of the Klein shareholders has not been obtained by reason of the failure to obtain the required shareholder vote at the shareholder’s meeting or the board of directors of Klein has determined not to recommend the merger to the shareholders or determined to withdraw their recommendation of approval pursuant to the exercise of its fiduciary duties (provided that the terminating party shall not be in material breach of any of its obligations under the Texas merger agreement), or (iii) if the closing of the merger has not occurred on or before October 8, 2004 (provided that the terminating party is not in default under the Texas merger agreement). Either party may terminate the Texas merger agreement if the other party materially fails to satisfy any covenant or any agreement, or its breach of any representations or warranties in the aggregate represents a material adverse effect (as defined under the Texas merger agreement) on such other party so long as the breach is not cured within the earlier to occur of (i) 30 days after the party receives notice of their breach or their material failure to satisfy a covenant, or (ii) October 8, 2004.

     If the Texas merger agreement is terminated in accordance with its terms, it will become void and there shall be no liability on the part of any party to the Texas merger agreement or its respective directors, officers, employees, agents or shareholders; provided, however, that certain obligations including those relating to expenses, indemnities, attorneys’ fees, publicity, and the Confidentiality and Limited Use Agreement dated March 29, 2004 shall survive the termination of the Texas merger agreement.

Conduct of Business Pending the Merger

     The Texas merger agreement obligates Klein and its subsidiaries to conduct their affairs only in the ordinary course of business, consistent with prudent banking practice and in accordance with applicable laws and their compliance, loan and other policies, before the merger becomes effective and imposes certain limitations on the operations of Klein. These items are listed in Section 5.4 of the Texas merger agreement which is attached as Annex A-1 to this proxy statement/prospectus.

     Pursuant to the Texas merger agreement, Klein has agreed that neither it nor any of its directors, officers, employees or agents will solicit, initiate or encourage any acquisition proposal (as defined in the Texas merger agreement) or participate in any negotiation in respect of or cooperate with any acquisition proposal (including, without limitation, by way of furnishing any nonpublic information concerning the business, properties or assets of Klein or its subsidiaries or any access to such properties or assets). Klein has also agreed to notify Southwest promptly by telephone and in writing if any such information is requested from, or any acquisition proposal or inquiry with respect to any acquisition proposal is received by, Klein and to provide Southwest with a reasonably detailed description of the contents thereof.

Management and Operations After the Merger

     The directors and officers of Klein will be the directors and officers of the surviving corporation as of the effective time of the Texas merger, in each case until their respective successors are duly elected and qualified. After the first Delaware merger, the officers and directors of Southwest Holding, the surviving corporation, will be the officers and directors of Southwest Holding prior to the first Delaware merger. After the bank merger, the officers and directors of Southwest Bank, the surviving entity, will be the officers and directors of Southwest Holding prior to the bank merger.

Opinion of Klein’s Financial Advisor

     Klein retained SAMCO to provide its opinion of the fairness, from a financial viewpoint, of the merger consideration to be received by the shareholders of Klein in connection with the mergers. As part of its investment banking business, SAMCO is regularly engaged to value securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Klein retained SAMCO based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

     The shareholders of Klein will receive total merger consideration of $165,000,000, which will be paid in an amount in cash equal to $150,000,000 and an amount in Southwest common stock equal to $15,000,000, subject to the terms of the Texas merger agreement. On May 19, 2004, SAMCO rendered its written fairness opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Klein.

     A copy of the fairness opinion, which sets forth, among other things, assumptions made, matters considered, and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus. A copy of the analysis supporting the written fairness opinion is available upon request at the main office of Klein at no cost to shareholders of Klein. The shareholders of Klein are urged to read SAMCO’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Klein and does not constitute a recommendation to any shareholder of Klein as to how such shareholder should vote at the special meeting.

     In connection with the fairness opinion, SAMCO gave consideration to all available financial data and other relevant factors affecting the value of Klein, including the following:

1.	FRY-9LP and FRY-9C of Klein as of December 31, 2003 and March 31, 2004;

2.	Regulatory Call Report information for Klein Bank as of December 31, 2003 and March 31, 2004;

3.	Comparison of Klein Bank’s recent operating results with those of certain other banks located in Texas which have been acquired since 2001;

4.	Comparison of the pricing multiples for Klein Bank to those of certain other banks in Texas which have been acquired since 2001;

5.	An analysis of normalized earnings for Klein and analysis of the net present value of the after-tax cash flows Klein could produce through the year 2008; and

6.	Such other factors as it deemed appropriate.

     In connection with its review, SAMCO relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or that was publicly available, and SAMCO did not assume any responsibility for independent verification of such information. SAMCO did not make any independent evaluation or appraisal of the assets or liabilities of Klein, nor was SAMCO furnished with any such appraisals. SAMCO assumed that any financial analyses and forecasts provided by Klein were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Klein or Klein Bank and did not independently verify the validity of such assumptions. SAMCO also assumed that the merger would be consummated in accordance with the terms of the Texas merger agreement.

     The fairness opinion is necessarily based upon the business, market, economic and other conditions as they existed on May 19, 2004. The fairness opinion does not address Klein’s underlying business decision to enter into the merger.

     Pursuant to an engagement letter dated May 10, 2004 between Klein and SAMCO, Klein agreed to pay SAMCO a fee of $10,000 in connection with rendering the fairness opinion.

     The fairness opinion addresses only whether the merger consideration is fair from a financial perspective to the shareholders of Klein and does not constitute a recommendation to any shareholder of Klein to vote in favor of the merger.

Source of Funds for Cash Portion of Merger Consideration

     Southwest intends to issue debt securities, common stock, or a combination thereof to fund the portion of the cash consideration needed to maintain its “well capitalized” status from a regulatory capital perspective immediately following consummation of the mergers. Southwest’s management, after consultations with numerous investment banks, believes it has many issuance options and will make a final decision based on market conditions during August and September of 2004. The remaining portion of the cash consideration will be paid with the proceeds of securities sales from Klein Bank’s securities portfolio.

Interests of Certain Persons in the Merger

     General. In considering the recommendation of the Klein board of directors, you should be aware that certain members of Klein’s management team and the Klein board of directors have interests in the merger that are or may be different from, or in addition to, your interests as one of the Klein shareholders.

     Employment Agreements. In addition to any other employees of Klein who may be offered employment with Southwest following the merger, John W. Klein, Michael W. Brummerhop, Jill Vaughan and Michael W. Pope, officers of Klein, have signed employment agreements with Southwest effective upon completion of the merger. Mr. Klein’s employment agreement has a term of five years and Mr. Brummerhop’s, Ms. Vaughan’s and Mr. Pope’s employment agreements each have terms of three years. As part of the employment agreements, the salary for each of these officers is as follows: Mr. Klein – $175,000, Mr. Brummerhop – $100,000, Ms. Vaughan – $137,500, Mr. Pope – $138,500. Mr. Klein, Mr. Brummerhop and Mr. Pope will receive the automobiles owned by Klein and used by them as a signing bonus, a 2004 Ford Expedition, a 2005 Suburban, a 2004 Lexus LS430, and a 2003 Ford F150, respectively. In addition, Mr. Pope and Ms. Vaughan will be entitled to receive bonuses during the term of his or her employment of up to 30% of his or her salary. Mr. Pope and Ms. Vaughan will also receive sign-on bonuses of $20,000 and $10,000, respectively. Each of Mr. Klein and Mr. Brummerhop will be eligible to participate in Southwest’s health insurance plan as available to all other employees of Southwest and will be provided an office and administrative assistance but will not be eligible for any other benefits, plans or programs made available by Southwest. Mr. Pope and Ms. Vaughan will be eligible to receive incentive compensation, perquisites and fringe benefits on the same basis as Southwest’s other similarly situated executives. In connection with their employment, these officers have agreed not to compete with Southwest while they receive benefits under the employment agreements and, with respect to Mr. Klein, for an additional five years and, with respect to Mr. Brummerhop, Ms. Vaughan and Mr. Pope, for an additional year under certain circumstances. Ms. Maurine L. Smith will receive a retention payment of $50,000 if she is still employed on the date of the closing of the merger transactions.

     Stock Options. At the effective time of the merger, Southwest will grant to each of Mr. Pope and Ms. Vaughan an option to purchase 10,000 shares of Southwest’s common stock and an award of 2,000 and 4,000, respectively, restricted shares of Southwest’s common stock under its 2004 Omnibus Incentive Plan.

     Indemnification. Each of the Officers will be indemnified by Southwest to the fullest extent permitted by applicable law in connection with his role as an executive of Klein. Southwest has also agreed that it will, following the effective time of the merger, indemnify the current and former directors, officers, employees and agents of Klein against losses arising out of actions or omissions in such capacity occurring at or before the effective time of the merger to the fullest extent permitted by applicable law.

     Consulting Agreement. Southwest has offered to Mr. Klein and Mr. Klein has signed a consulting services agreement to be effective at the effective time of the merger, pursuant to which Mr. Klein has agreed to provide certain consulting services to Southwest for a period of five years and Southwest has agreed to pay an annual fee of $300,000 for such services. In addition, Mr. Klein has agreed not to compete with Southwest for a period of five years following the termination of the consulting services agreement.

     Termination of Life Insurance Trusts. Southwest has released, as of the effective time of the merger, any rights it may have as the surviving corporation in the merger under a life insurance trust holding an insurance policy on the life of Mr. Klein and a life insurance trust holding an insurance policy on the life of Mr. Brummerhop. Under the life insurance trusts, Klein was entitled, under certain circumstances, to receive a part of the trust assets.

     Material Contracts. Southwest provides Klein with a federal funds line of credit in the maximum amount of $20,000,000 to provide Klein with short term liquidity. The line matures on June 30, 2005 and is otherwise subject to standard arms length commercial terms for such contracts.

Accounting Treatment

     The merger will be accounted for as a business combination using the “purchase” method of accounting. Southwest will be the acquiror for financial accounting purposes.

Expenses and Fees

     Whether or not the mergers are consummated, Southwest and Klein will each pay their own costs and expenses incurred in connection with the preparation and performance of their respective obligations under the Texas merger agreement. If the Texas merger agreement is terminated because the board of directors of Klein has either failed to recommend, or has recommended against, approval of the merger because of Klein’s receipt of any acquisition proposal, Klein is obligated to pay Southwest a termination fee of $2,000,000.

Federal Securities Laws Consequences; Resale Restrictions

     All Southwest common stock that will be distributed to Klein shareholders in the merger will be freely transferable. Persons who are deemed to be affiliates of Klein may resell Southwest common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Klein generally include executive officers, directors and significant shareholders of Klein. This proxy statement/prospectus does not cover any resales of the Southwest common stock to be received by Klein’s shareholders in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the IRS and other applicable authorities, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to U.S. holders who hold their Klein shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

     This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of that holder’s particular circumstances. Moreover, the discussion focuses on holders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax-exempt organizations, foreign persons or entities, financial institutions, insurance companies, broker-dealers, holders who hold Klein shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Klein shares and one or more investments, holders with a “functional currency” (as defined in the Internal Revenue Code) other than the U.S. dollar, and holders who acquired Klein shares in compensatory transactions. Further, this discussion does not address any aspect of state, local, or foreign taxation. No ruling has been or will be obtained from the IRS regarding any matter relating to the merger, and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below.

     If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Klein shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of Klein shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them resulting from the merger.

     THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

U.S. Tax Consequences of the Merger to U.S. Holders

     As used in this discussion, the term “U.S holder” means a beneficial owner of Klein shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     As a result of the merger, each U.S. holder should, for U.S. federal income tax purposes, recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value of the Southwest shares received in the merger and (ii) such holder’s adjusted tax basis in the Klein shares surrendered in exchange therefor. Any gain or loss recognized will be a capital gain or loss, provided that the U.S. holder held his or her Klein shares as a capital asset. Any capital gain recognized should be a long-term capital gain if such U.S. holder held his or her Klein shares for more than twelve months ending on the effective date of the merger. Any capital loss recognized should be deductible only to the extent of such U.S. holder’s capital gains recognized in the same taxable year, subject to an exception for individuals under which a limited amount of capital losses may be offset against ordinary income. Individuals may carry forward a net capital loss indefinitely, but the use of such loss in future years is generally subject to the same limitations as in the year that the loss was recognized.

     Each U.S. holder’s tax basis in the Southwest shares received in the merger should equal their fair market value on the effective date of the merger, and such U.S. holder’s holding period for the Southwest shares received in the merger should begin on the day after the effective date of the merger.

     In general, a U.S. holder who exercises his or her dissenters’ appraisal rights should recognize gain or loss as a result of such exercise. Any U.S. holder who is considering exercising dissenters’ appraisal rights should consult with his or her tax advisor for a full understanding of the tax consequences of the exercise of such rights pursuant to the merger.

Backup Withholding

     U.S. federal income tax law requires that a holder of Klein shares provide the exchange agent with such holder’s correct taxpayer identification number, which is, in the case of a U.S. holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations and certain foreign individuals, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the IRS.

     To prevent backup withholding, a holder of Klein shares must complete the substitute Form W-9 which will be provided by the exchange agent with the transmittal letter and certify under penalties of perjury that:

•	the taxpayer identification number provided is correct or that the holder is awaiting a taxpayer identification number, and

•	the holder is not subject to backup withholding because:

•	the holder is exempt from backup withholding,

•	the holder has not been notified by the IRS that he or she is subject to backup withholding as a result of the failure to report all interest or dividends, or

•	the IRS has notified the holder that he or she is no longer subject to backup withholding.

The substitute Form W-9 must be completed, signed and returned to the exchange agent.

BUSINESS OF KLEIN

Background

     Klein is a Texas corporation and a bank holding company subject to the federal Bank Holding Company Act of 1956, as amended. Klein’s banking subsidiary, Klein Bank, is a Texas banking association chartered by the Texas Department of Banking, the deposits of which are insured by the Federal Deposit Insurance Corporation.

Klein Bank – Locations

     Klein Bank has 27 banking centers located throughout the high-growth areas of northwest Harris County and Montgomery County. The headquarters of Klein Bank are located at 17046 Steubner Airline Road, Spring, Texas 77379, and its telephone number is (281) 376-7160. Klein Bank currently retains strong and established ties to its core clientele.

Competition

     Klein encounters vigorous competition in its market area from a number of sources, including bank holding companies and commercial banks, credit unions, thrift institutions, insurance companies, non-bank lenders, brokerage companies, other financial institutions and financial intermediaries. Nationwide interstate banking laws, the widespread availability of internet based banking products and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Klein also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms, “money market” funds, credit unions and government and financial institutions. Many of the competitors of Klein have significantly greater financial resources than Klein.

Legal Proceedings

     Klein is not involved in any material litigation. However, in the ordinary course of its business, Klein Bank may from time to time be a party to various legal proceedings to collect its notes, protect its collateral or to otherwise realize upon and preserve the value of its assets. Management, however, does not believe that an adverse decision in any current litigation matters will have a material adverse effect on the financial condition or results of operation of Klein.

Management

     The following table presents certain information about the directors and executive officers of Klein:

			Position and Office	Director or Officer
Name	Age	Present Occupation	Held with Klein	of Klein Since
John W. Klein	64	Chairman of Klein Bank	Director and Chairman	1984

Michael W. Brummerhop	58	President and Chief Executive Officer of Klein Bank	Director, President and Chief Executive Officer	1983

Michael W. Pope	59	Vice Chairman of Klein Bank	Director and Vice Chairman	1989

James E. Fischer	82	Director of Klein	Director	1979

John R. Ragsdale	68	Chairman of the Board of Gramdale, Inc.	Director	1983

			Position and Office	Director or Officer
Name	Age	Present Occupation	Held with Klein	of Klein Since
Maurine L. Smith	48	Executive Vice President, Chief Financial Officer and Chief Operations Officer of Klein	Executive Vice President, Chief Financial Officer and Chief Operations Officer	1992

Joyce Lance	56	Executive Vice President, Branch Administration of Klein	Executive Vice President, Branch Administration	1991

Jeanette Cobb	55	Senior Vice President of Klein	Senior Vice President	1983

     The directors and executive officers of Klein listed above own or control the voting rights to a total of 329,906 shares of common stock of Klein (60% of the total outstanding shares of common stock of Klein).

Employees

     On May 31, 2004, Klein and its subsidiaries had 208 full-time employees. The employees of Klein and its subsidiaries are not represented by a collective bargaining group, and Klein considers its relations with its employees to be excellent. Klein Bank employees are provided normal benefits such as medical, paid vacations, sick leave and legal holidays.

Transactions with Management

     In the ordinary course of business, Klein Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of loans to the aforementioned persons and company(s) at June 30, 2004, totaled approximately $2.2 million.

Regulation and Supervision of Klein

     As a bank holding company, Klein is subject to regulation under the federal Bank Holding Company Act of 1956, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board’s prior approval.

     Gramm-Leach-Bliley Act

     On November 12, 1999, President Clinton signed the Gramm-Leach-Bliley Act, which significantly relaxes previously existing restrictions on the activities of banks and bank holding companies. An eligible bank holding company may elect to be a “financial holding company” and thereafter may engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. For a bank holding company to be eligible for financial holding company status, all of its subsidiary financial institutions must be well-capitalized and well managed. A bank holding company effects financial holding company status by filing a declaration with the Federal Reserve Board that it elects to be a financial holding company. A financial holding company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, market making, insurance underwriting and agency activities, merchant banking, insurance company portfolio investments, and in any activity the Federal Reserve Board determines by rule or order to be financial in nature or incidental to such financial activity. The Federal Reserve Board must deny expanded authority to any bank holding company that received less than a satisfactory rating on its most recent CRA review as of the time it submits its declaration.

     The Gramm-Leach-Bliley Act also permits securities brokerage firms and insurance companies to own banks and bank holding companies, substantially broadening the number of potential competitors with Klein. It also seeks to streamline and coordinate regulation of integrated financial holding companies, providing generally for

“umbrella” regulation of financial holding companies by the Federal Reserve Board, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

     Support of Subsidiary Banks

     The Federal Reserve Board asserts that bank holding companies, such as Klein, are required to act as a source of financial strength to, and to commit resources to support, their subsidiary banks, like Klein Bank.

     Capital Requirements

     Klein is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation on the depository institutions within their respective jurisdictions. For this purpose, a depository institution’s or holding company’s assets and certain specified off-balance-sheet commitments and obligations are assigned to various risk categories. A depository institution’s or holding company’s capital, in turn, is classified in one of three tiers: core “Tier 1” capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock at the holding company level and minority interests in equity accounts of consolidated subsidiaries, less goodwill, and most intangible assets; supplementary “Tier 2” capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and market risk “Tier 3” capital, which includes qualifying unsecured subordinated debt.

     Klein, like other bank holding companies, is required to maintain Tier 1 capital and “total capital” (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit). In addition, in order for a holding company or depository institution to be considered “well capitalized” for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10%, respectively, on a risk-adjusted basis.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum “leverage ratio” (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional “cushion” of at least 100 to 200 basis points if the holding company does not meet these requirements.

     The Federal Reserve Board may set capital requirements higher than the minimum noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a “tangible Tier 1 leverage ratio” (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Klein’s subsidiary bank, Klein Bank, is subject to similar risk-based and leverage capital requirements adopted by the applicable federal banking agency. Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of federal deposit insurance and to certain restrictions on its business.

Regulation and Supervision of Klein Bank

     Klein Bank is a Texas chartered banking association, the deposits of which are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation, or FDIC. Klein Bank is not a member of the Federal Reserve System; therefore, it is subject to supervision and regulation by the FDIC and the Texas Department of Banking. Such supervision and regulation subjects Klein Bank to special restrictions, requirements, potential enforcement actions and periodic examinations by the FDIC and the Texas Department of Banking. Because the Federal Reserve Board regulates Klein, as the financial holding company parent of Klein Bank, the Federal Reserve Board also has supervisory authority that directly affects Klein Bank.

     The supervision and regulation of banks is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the operations of Klein Bank as a whole, and not for the protection of shareholders or creditors.

Klein Market Prices

     The shares of common stock of Klein are not publicly traded and management is not aware of any recent trades in the common stock of Klein. There is no active market for Klein common stock and management does not expect one to develop.

Relationships with Independent Accountants

     The board of directors of Klein appointed KPMG LLP as Klein’s independent auditor for the year ending December 31, 2003. KPMG LLP has served as the independent auditor for Klein continuously since 1998.

Other Matters

     The board of directors of Klein does not know of any matters that will be presented for consideration at the special meeting of the shareholders of Klein other than those described herein. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof and are voted upon, it is intended that the proxies will act in accordance with their best judgment.

Market Price of and Dividends on Common Equity and Related Shareholder Matters

     Market Price and Dividends. Klein common stock is not traded on any exchange and there is no established public trading market for Klein common stock. As of June 30, there were approximately 94 record holders of Klein Bank common stock. Klein did not pay any cash dividends to its shareholders in 2002. In 2003, Klein declared cash dividends to its shareholders of $17.00 per share. The Texas merger agreement prohibits Klein from paying any further dividends.

     Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of June 30, 2004, (i) the names and addresses of each beneficial owner of more than 5% of Klein common stock showing the amount and nature of such beneficial ownership, (ii) the names of each director and executive officer of Klein and the number of shares of Klein common stock owned beneficially by each of them and (iii) the number of shares of Klein common stock owned beneficially by all directors and executive officers as a group. In accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has, without regard to having any economic interest in such security, the power to vote or direct the vote of such security, the power to dispose or direct the disposition of such security or the right to acquire such ownership within sixty days.

Name of Beneficial Owner	Number of Shares		Percent of Class
John W. Klein 17046 Steubner Airline Road, Spring, Texas 77379	120,726	(1)	21.9%
Michael W. Brummerhop 17046 Steubner Airline Road, Spring, Texas 77379	72,300		13.1%
James E. Fischer 17046 Steubner Airline Road, Spring, Texas 77379	65,525		12.0%
John R. Ragsdale 17046 Steubner Airline Road, Spring, Texas 77379	44,100		8.0%
Michael W. Pope	19,000		3.5%
Maurine L. Smith	2,505		(2)

Name of Beneficial Owner	Number of Shares	Percent of Class
Joyce Lance	2,750	(2)
Jeanette Cobb	3,000	(2)
All directors and executive officers as a group (8 persons)	329,906	60%

(1)	Includes 4,740 shares owned of record by members of Mr. Klein’s household.

(2)	Less than one percent.

DESCRIPTION OF CAPITAL STOCK

     The description below summarizes the more important terms of Southwest’s capital stock. Southwest has previously filed with the SEC copies of its restated articles of incorporation and bylaws, as amended. See “Where You Can Find More Information.” You should refer to those documents for the complete terms of Southwest’s capital stock. This summary is subject to and qualified by reference to the description of the particular terms of Southwest’s securities described in those documents.

General

     Southwest’s authorized capital stock consists of 150,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

Voting Rights

     The holders of Southwest common stock are entitled to one vote for each share of the common stock owned. Except as expressly provided by law and except for any voting rights which may be conferred on any shares of preferred stock issued by the board of directors, all voting power is in the common stock. Holders of common stock may not cumulate their votes for the election of directors. Holders of common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Southwest.

Dividend Rights and Limitations

     Holders of common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the board of directors. However, the board of directors may not declare or pay cash dividends on common stock, and no common stock may be purchased by Southwest, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

Liquidation Rights

     Upon the liquidation of Southwest, the holders of common stock are entitled to share pro rata in any distribution of the assets of Southwest, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends (whether or not earned or declared), if any, and after all other indebtedness of Southwest has been retired.

Miscellaneous

     All outstanding shares of common stock are validly issued, fully paid and nonassessable. Southwest’s board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock.

Preferred Stock

     Southwest’s board of directors will determine the designations, preferences, limitations and relative rights of the 1,000,000 authorized shares of preferred stock. The preferred stock is available for issuance from time to time for various purposes as determined by Southwest’s board of directors, including, without limitation, making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by Southwest’s articles of incorporation as restated, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the board of directors in its sole discretion determines to be appropriate, without any further approval or action by the shareholders (unless otherwise required by laws, rules, regulations or agreements applicable to Southwest). Moreover, except as otherwise limited by the articles of incorporation, as restated, or applicable laws, rules or regulations, the board of directors has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. Southwest’s articles of incorporation, as restated, require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•     the rate of dividend;

•     cumulativity of dividends;

•     the price at and the terms and conditions on which shares may be redeemed;

•     the amount payable upon shares in event of involuntary liquidation;

•     the amount payable upon shares in event of voluntary liquidation;

•     sinking fund provisions (if any) for the redemption or purchase of shares;

•     the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•     voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective).

Certain Provisions of Southwest’s Articles of Incorporation, Bylaws, and Texas Law

General

     Southwest’s articles of incorporation, , as restated, bylaws, as amended, and the Texas Business Corporation Act contain provisions that may have the effect of impeding the acquisition of control of Southwest by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by Southwest’s board of directors. These provisions are designed to reduce, or have the effect of reducing, Southwest’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of Southwest’s assets or an unsolicited takeover attempt that is unfair to Southwest’s shareholders.

Texas Business Combination Law

     Southwest is governed by the provisions of the Texas Business Corporation Act, or TBCA. The TBCA imposes a special voting requirement for the approval of specific business combinations and related party transactions between public corporations and affiliated shareholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated shareholder prior to the affiliated shareholder becoming an affiliated shareholder. The TBCA prohibits specific mergers, sales of assets, reclassifications and other transactions between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the shareholder acquiring shares representing 20% or more of the corporation’s voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. A vote of shareholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated shareholder before the affiliated shareholder acquires beneficial ownership of 20% of the shares, or if the affiliated shareholder was an affiliated shareholder before December 31, 1996, and continued as such through the date of the transaction.

Articles of Incorporation and Bylaws

     Preferred Stock. The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Southwest’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Southwest’s securities or the removal of incumbent management.

     The effects of the issuance of the preferred stock on the holders of common stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock; (ii) restrictions on dividends on common stock if dividends on the series of preferred stock are in arrears; (iii) dilution of the voting power of common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights; (iv) dilution of the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and (v) restrictions on the rights of holders of common stock to share in Southwest’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

     Other Provisions. Other provisions of Southwest’s articles of incorporation, as restated, and bylaws, as amended, include:

•	classification of Southwest’s board of directors;

•	prohibition on shareholders calling a meeting unless holders of at least one-third of the outstanding common stock call such meeting;

•	ability of Southwest’s board of directors to increase the size of the board and fill vacancies on the board; and

•	prohibition on shareholders acting by written consent (unless unanimous).

COMPARISON OF THE RIGHTS OF KLEIN SHAREHOLDERS
AND SOUTHWEST SHAREHOLDERS

     As a result of the merger, the holders of Klein shares will become holders of Southwest shares. The rights of Klein’s shareholders are currently governed by the TBCA and the articles of incorporation and bylaws of Klein. The rights of Southwest’s shareholders are currently governed by the TBCA and the restated articles of incorporation and the bylaws, as amended, of Southwest.

     The following is a summary of material differences between the rights of Klein shareholders and Southwest shareholders. These differences arise from differences between the articles of incorporation and bylaws of Klein and the restated articles of incorporation and the bylaws, as amended, of Southwest.

     The following summaries do not provide a complete description of the rights of Klein shareholders and Southwest shareholders and are qualified in their entirety by reference to the TBCA and the governing corporate instruments of Klein and Southwest to which you are referred. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. For more information and to obtain copies of the restated articles of incorporation and the bylaws, as amended, of Southwest, see the section entitled “Where You Can Find More Information” on page 45.

Authorized Capital Stock

Klein	Southwest

The total number of authorized shares of capital stock of Klein is 1,500,000, consisting of 1,000,000 shares of Klein common shares, par value $1.00 per share, and 500,000 shares of preferred stock, par value $1.00 per share.
The total number of authorized shares of capital stock of Southwest is 151,000,000, consisting of 150,000,000 shares of Southwest common shares, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Board of Directors

Klein	Southwest
The Klein articles of incorporation set the number of directors on the initial board of directors and the Klein bylaws provide that the number of directors will be five, or such other number as may be fixed or changed by resolution of the board of directors. The current number of Klein directors is five. The TBCA permits the bylaws of a corporation to provide that directors be divided into up to three classes. The Klein bylaws do not provide for classification of the board of directors. Under the TBCA and the Klein bylaws, directors hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified.
The restated articles of incorporation of Southwest set the number of directors on the initial board of directors and the Southwest bylaws, as amended, provide that the number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the directors then serving on the board of directors. The current number of Southwest directors, as fixed by resolution of the Southwest directors, is 15. As of August 1, one vacancy existed and there were 14 active directors. The TBCA permits the bylaws of a corporation to provide that directors be divided into up to three classes. The Southwest bylaws, as amended, provide that the directors shall be divided into three classes, with the term of office of each class expiring in successive years. Each member of a class of directors holds office for a period of three years and until his or her successor is elected and qualified.

Removal of Directors

Klein	Southwest
Under the TBCA and Klein’s bylaws, any director or the entire board of directors of a corporation with an unclassified board, like Klein, may be removed, with or without cause, by the vote of the holders of a majority of the shares entitled to vote at any meeting of shareholders called expressly for such purpose.
Under the TBCA, unless the corporation’s articles of incorporation provide otherwise, a director of a corporation with a classified board, like Southwest, may be removed only for cause, by the vote of the holders of a majority of the shares entitled to vote at any meeting of shareholders called expressly for such purpose. The Southwest restated articles of incorporation do not provide otherwise.

Committees of the Board of Directors

Klein	Southwest
Under the TBCA and the Klein bylaws, the Klein board of directors may designate one or more committees from among its members. The Klein board of directors currently has an audit committee and a compensation committee.
Under the TBCA and the Southwest bylaws, as amended, the Southwest board of directors may designate one or more committees from among its members. The Southwest board of directors currently has an executive and risk committee, an audit committee, a compensation committee and a governance and nominating committee.

Special Meetings of Shareholders

Klein	Southwest
The TBCA provides that a special meeting of shareholders may be called by the president, the board of directors or such other persons authorized in the corporation’s articles of incorporation or bylaws, or by holders of at least 10% of all shares entitled to vote at the meeting, unless the articles of incorporation provide for a different percentage not greater than 50%. The Klein bylaws provide that a special meeting of shareholders may be called by the chairman of the board, the president, the board of directors or the holders of at least one-tenth of all shares entitled to vote at the meeting.
The TBCA provides that a special meeting of shareholders may be called by the president, the board of directors or such other persons authorized in the corporation’s articles of incorporation or bylaws, or by holders of at least 10% of all shares entitled to vote at the meeting, unless the articles of incorporation provide for a different percentage not greater than 50%. The Southwest bylaws, as amended, provide that a special meeting of shareholders may be called by the chairman of the board, the president, the board of directors or the holders of at least one-third of all shares entitled to vote at the meeting.

Shareholder Proposals at Annual Meetings

Klein	Southwest
Neither the Klein articles of incorporation or bylaws have a provision that requires a shareholder to provide advance notice to Klein of business that the shareholder proposes to be considered at an annual meetings.
Neither the Southwest articles of incorporation or bylaws, as amended, have a provision that requires a shareholder to provide advance notice to Southwest of business that the shareholder proposes to be considered at an annual meeting. However, shareholders wishing to submit a proposal at an annual meeting must comply with the rules for shareholder proposals contained in the proxy rules of the Securities Exchange Act of 1934. Under the proxy rules, the proposal must be received at the company’s principal executive offices not less than 120 calendar days before the date of the company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. However, if the company did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the company begins to print and mail its proxy materials. The deadline for submitting a proposal is usually found in the proxy statement for the preceding year. The proxy rules contain other restrictions regarding shareholder proposals, including restrictions on who is eligible to submit a proposal and the length of the proposal.

LEGAL MATTERS

     The validity of the Southwest common stock to be delivered to Klein shareholders in connection with the merger will be passed upon by Fulbright & Jaworski L.L.P., counsel to Southwest.

     Certain legal matters in connection with the merger will be passed upon for Klein by Winstead Sechrest & Minick P.C., counsel to Klein.

EXPERTS

     The financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     Southwest (Commission File No. 000-22007) files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that it has filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference room. Southwest’s SEC filings also are available to the public on the SEC’s web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. Southwest makes available through its website, www.swbanktx.com, free of charge, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after filing with the SEC. The information on the website is not, and you must not consider such information to be, a part of this proxy statement/prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Southwest filed a Registration Statement on Form S-4 to register with the SEC the issuance of Southwest common stock to Klein shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of Southwest and a proxy statement of Klein for its special meeting. As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information contained in the Registration Statement.

     The SEC allows Southwest to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. Information that Southwest files later with the SEC will automatically update information in this proxy statement/prospectus. In all cases, you should rely on the later information over different information included in this proxy statement/prospectus or any supplement to the proxy statement/prospectus. Southwest incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended December 31, 2003;

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

     (c) Current Reports on Form 8-K filed on May 20, 2004 (excluding information furnished pursuant to Item 9 and the related Exhibit 99.2) and June 18, 2004; and

     (d) The description of Southwest’s common stock contained in its Form 8-A filed on January 17, 1997 (the description contained in “Description of Capital Stock” contained in this proxy statement/prospectus supersedes that contained in Form 8-A to the extent that the two are inconsistent).

     All documents Southwest files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the completion of the offering of the securities described in this proxy statement/prospectus shall be incorporated by reference in this proxy statement/prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Southwest at the following address:

Controller
Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027
(713) 235-8800

     You should rely only on the information provided in this proxy statement/prospectus, as well as the information incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Southwest nor Klein has authorized anyone to provide you with different information. You should not assume that the information in this proxy statement/prospectus, any supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

ANNEX A-1 – AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

BETWEEN

SOUTHWEST BANCORPORATION OF TEXAS, INC.,

SWBT MERGER III, INC.

AND

KLEIN BANCSHARES, INC.

Dated as of May 19, 2004

-i-

-ii-

-iii-

Exhibit A	First Delaware Plan of Merger
Exhibit B	Second Delaware Plan of Merger
Exhibit C	Bank Plan of Merger
Exhibit D	Form of Employment Agreements
Exhibit E	Form of Release (Director and Officer)
Exhibit F	Form of Release (Klein)
Exhibit G	Form of Opinion of Counsel for the Company
Exhibit H	Form of Opinion of Counsel for Klein

-iv-

AGREEMENT AND PLAN OF MERGER

BETWEEN
SOUTHWEST BANCORPORATION OF TEXAS, INC.,
SWBT MERGER III, INC.
AND
KLEIN BANCSHARES, INC.

     This Agreement and Plan of Merger (“Agreement”) is entered into as of May 19, 2004 between Southwest Bancorporation of Texas, Inc., a Texas corporation (the “Company”), SWBT Merger III, Inc., a Texas corporation (“Mergersub”), and Klein Bancshares, Inc., a Texas corporation (“Klein”).

RECITALS

     A. The parties hereto desire to effect a business combination pursuant to which (i) Mergersub will be merged with and into Klein, with Klein being the surviving corporation (the “Merger”), and (ii) the shareholders of record, as of the date of the Merger, of the common stock, $1.00 par value, of Klein (“Klein Common Stock”) (such holders of record of Klein Common Stock are hereinafter referred to as the “Shareholders”) will receive cash and shares of Common Stock, $1.00 par value (“Company Common Stock”) in accordance with the terms and conditions of this Agreement.

     B. The parties hereto also desire to effect the merger of Klein with and into Southwest Holding Delaware, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“SW Delaware”), pursuant to an Agreement and Plan of Merger between Klein and SW Delaware, a form of which is attached hereto as Exhibit A (the “First Delaware Plan of Merger”). Such merger (the “First Delaware Merger”) shall be effectuated on the same date as, and immediately after, the effectiveness of the Merger.

     C. The parties hereto also desire to effect the merger of Klein Bancshares of Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Klein (“Klein Delaware”), with and into SW Delaware, pursuant to an Agreement of Merger between Klein Delaware and SW Delaware, a form of which is attached hereto as Exhibit B (the “Second Delaware Plan of Merger”). Such merger (the “Second Delaware Merger”) shall be effectuated on the same date as, and immediately after, the effectiveness of the First Delaware Merger.

     D. The parties hereto also desire to effect the merger of Klein Bank, a Texas banking association (together with its predecessors, “Klein Bank”), and wholly owned subsidiary of Klein Delaware, with and into Southwest Bank of Texas National Association, a national banking association and wholly owned subsidiary of SW Delaware (“SW Bank”), pursuant to a Plan of Merger between Klein Bank and SW Bank, a form of which is attached hereto as Exhibit C (the “Bank Plan of Merger”). Such merger (the “Bank Merger”) shall be effectuated on the same date as, and immediately after, the effectiveness of the Second Delaware Merger.

     The transactions contemplated hereby require certain shareholder and regulatory approvals as described herein and shall be effected only after the necessary approvals have been obtained. Certain capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 8.14 hereof.

     In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 The Merger. The Merger shall take place upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Texas Business Corporation Act (the “TBCA”), pursuant to which, at the Effective Time:

          (a) Mergersub shall be merged with and into Klein by a statutory merger; the separate corporate existence of Mergersub shall thereupon cease; and Klein shall continue as the surviving corporation in the Merger (the “Surviving Corporation”);

          (b) each share of the common stock, $1.00 par value, of Mergersub (“Mergersub Common Stock”), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into a number of shares of Klein Common Stock equal to the number of shares of Klein Common Stock outstanding immediately prior to the Closing divided by 1,000;

          (c) each share of Klein Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon surrender of the certificate representing such share, (i) an amount, in cash, equal to $150,000,000 divided by the number of shares of Klein Common Stock then issued and outstanding (the “Klein Cash Payment”), and (ii) an amount in Company Common Stock equal to $15,000,000 divided by the Company Measurement Price divided by the number of shares of Klein Common Stock then issued and outstanding (the “Klein Stock Payment”), which shall be payable in the manner specified in Section 1.4 of this Agreement;

          (d) the Articles of Incorporation and the Bylaws of Klein shall be unchanged and shall be the Articles of Incorporation and Bylaws of the Surviving Corporation;

          (e) the directors of Klein at the Effective Time shall be the directors of the Surviving Corporation and the officers of Klein at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified;

          (f) the corporate existence of each of Mergersub and Klein shall be merged into and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be the same corporation as Mergersub and Klein; all rights, title and interests to all real estate and other property owned by Mergersub and Klein shall be vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens and other encumbrances thereon; and

          (g) the Merger shall have the other effects set forth in Article 5.06 of the TBCA, including, without limitation, that the Surviving Corporation shall be liable for all liabilities of Mergersub and Klein.

     Section 1.2 Conversion of Klein Common Stock.

          (a) Outstanding Klein Common Stock. At the Effective Time, each share of Klein Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 8.14) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive the Klein Cash Payment and the Klein Stock Payment (collectively, the “Merger Consideration”). All of the shares of Klein Common Stock so converted shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of Klein Common Stock shall thereafter represent the right to receive the Merger Consideration per share of Klein Common Stock previously represented by such Certificate. Each Certificate previously representing shares of Klein Common Stock shall be exchanged for the Klein Cash Payment and the Klein Stock Payment upon the surrender of such Certificate in accordance with Section 1.4 hereof, without any interest thereon. No Shareholder shall receive a fractional share of Company Common Stock as a part of the Merger Consideration and the number of shares included in the Klein Stock Payment for each Shareholder shall be rounded down to the nearest whole share and the aggregate Klein Cash Payment payable to such Shareholder shall be increased by the cash amount equal to the corresponding fraction of a share to which such Shareholder would have otherwise been entitled multiplied by the closing price of a share of Company Common Stock as reported by NASDAQ on the day prior to the Closing Date.

          (b) Dissenters. Each Shareholder who is entitled to dissenters’ rights pursuant to the TBCA on the date of the Shareholders Meeting, and who continues to be so entitled as of the Effective Time, is referred to herein as a “Dissenter.” Each Dissenting Share shall be converted into the rights provided by Articles 5.11, 5.12 and 5.13 of the TBCA.

          (c) Election. Each Klein Shareholder shall have the right to elect to accept a greater portion of the Merger Consideration in Company Stock (valued at the Company Measurement Price) by giving notice of such election to Klein prior to the Shareholders’ Meeting.

     Section 1.3 Exercise of Options and Warrants. Options and warrants to purchase Klein Common Stock shall be exercised and the consideration for such exercise shall be paid to Klein prior to the Effective Time. Options and warrants that are not so exercised shall be canceled and of no further force or effect. Restricted stock awarded prior to the date of this Agreement under the terms of the 1995 Klein Bancshares, Inc. Restricted Stock Award Plan may become vested by reason of the Merger pursuant to the terms of such Plan or the awards.

     Section 1.4 Surrender of Klein Stock Certificates.

          (a) At least ten days before the Effective Time, such third party as may be designated by the Company to serve as Exchange Agent (the “Exchange Agent”), shall make available at the offices of Klein Bank and shall mail to each holder of record of Klein Common Stock a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration per share of Klein Common Stock previously represented by such Certificates, if any, described below. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash and a certificate representing the number of shares of Company Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.4, and the Certificate so surrendered shall forthwith be canceled. Payment will be transmitted on the Closing Date for shares of Klein Common Stock with respect to which Certificates and properly completed letters of transmittal are received by the Exchange Agent at least three days prior to the Closing. Payment will be transmitted for all other shares of Klein Common Stock within five days after the Exchange Agent shall receive Certificates and properly completed letters of transmittal. Payment of the Klein Cash Payment to Shareholders holding more than 3% of the Klein Common Stock shall be transmitted by wire transfer if such holders timely provide wire transfer instructions.

          (b) At the Effective Time, no transfer of the shares of Klein Common Stock outstanding immediately prior to the Effective Time shall thereafter be recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in Section 1.2 hereof.

          (c) None of the Company, Mergersub, Klein, the Exchange Agent, or any other person shall be liable to any former holder of shares of Klein Common Stock for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

          (d) In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     Section 1.5 Modification of Structure. The Company may at any time prior to the Closing Date modify the structure of the transactions contemplated by this Agreement so long as (i) there are no material adverse federal income tax consequences to the Shareholders, (ii) the Merger Consideration is not changed in kind or reduced in amount, and (iii) the modification will not be likely to delay for more than 30 days or jeopardize receipt of any Regulatory Approvals.

ARTICLE II

THE CLOSING

     Section 2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and at a place to which the Company and Klein may agree (the “Closing Date”); provided, however, that in the absence of an agreement by the parties to the contrary, such Closing Date shall be the first business day of the month following the month in which the last of the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied, but in no event before October 1, 2004 or later than the date specified in Section 7.1(f) hereof.

     Section 2.2 Effective Time: Procedure.

          (a) The Company, Mergersub and Klein shall, in accordance with Section 5.04 of the TBCA, file Articles of Merger with the Secretary of State of Texas regarding the Merger. The Merger shall become effective as of the close of business on the date on which such filing has been completed and the Secretary of State of Texas has issued a Certificate of Merger with respect to the Merger (the “Effective Time”). The parties hereto shall take all such other and further actions as may be required by Applicable Law to make the First Delaware Merger effective immediately after the Effective Time, the Second Delaware Merger effective immediately after the First Delaware Merger and the Bank Merger effective immediately after the Second Delaware Merger.

          (b) From time to time as and when requested by the Company or its successors or assigns, Klein, the officers and directors of Klein, or its Subsidiaries, as appropriate and requested, shall execute and deliver such further agreements, documents, deeds, certificates, and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise Klein’s or its Subsidiaries’ title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises, and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KLEIN

     Prior to the execution hereof, Klein has delivered to the Company a disclosure schedule with respect to the representations and warranties set forth below (the “Disclosure Schedule”). Sections of the Disclosure Schedule are hereinafter sometimes referred to as a “Schedule.” The representations and warranties of Klein made with respect to or subject to the Disclosure Schedule, any exception taken therein to the representations and warranties set forth below or any information or documentation provided or required to be provided thereby shall be deemed to have been made as of the date of this Agreement. The Disclosure Schedule shall in each case specifically reference the Section or subsection of this Agreement to which any exception, information or documentation set forth therein applies; however, disclosure in any Section or subsection of the Disclosure Schedule shall be deemed disclosure for purposes of any representation or warranty contained in this Article III, whether or not specifically referenced.

     Klein hereby represents and warrants to the Company that the responsible officers of Klein and Klein Bank have made diligent investigation and inquiry to obtain full knowledge and belief of the facts stated in the following representations and warranties and that:

     Section 3.1 Organization.

          (a) Klein is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Klein is a registered bank holding company pursuant to 12 U.S.C. Sections 1841 et seq.

          (b) Klein owns all of the outstanding capital stock of Klein Delaware and Klein Delaware is the only direct Subsidiary of Klein. Klein Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Klein Delaware is a registered bank holding company pursuant to 12 U.S.C. Sections 1841 et. seq.

          (c) Klein Delaware owns all of the outstanding capital stock of Klein Bank. Klein Bank is the only Subsidiary of Klein Delaware. Klein Bank is a banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

          (d) Each of Klein and its Subsidiaries has all requisite corporate power and authority to own or lease its properties and to carry on its business as currently conducted. The nature of the business of each such entity, other than Klein Delaware, and its activities, as currently conducted, does not require it to be qualified or registered to do business in any jurisdiction other than the State of Texas. The nature of the business of Klein Delaware and its activities, as currently conducted, does not require it to be qualified or registered to do business in any jurisdiction other than the State of Delaware.

          (e) Klein has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein, subject to receipt of the approval of the Klein shareholders and any required Regulatory Approvals, as applicable.

          (f) Klein Delaware has the corporate power and authority to execute and deliver the Second Delaware Plan of Merger, to perform its obligations thereunder and to consummate the transactions contemplated therein subject to the receipt of Klein Delaware stockholder approval and any required Regulatory Approvals, as applicable. The Board of Directors of Klein Delaware has duly authorized the execution and delivery of the Second Delaware Plan of Merger and the consummation of the Second Delaware Merger, subject to the prior consummation of the Merger.

          (g) Klein Bank has the corporate power and authority to execute and deliver the Bank Plan of Merger, to perform its obligations thereunder and to consummate the transactions contemplated therein, subject to receipt of the approval of its Board of Directors, Klein Bank shareholder approval and any required Regulatory Approvals, as applicable. The Board of Directors of Klein Bank has duly authorized the execution and delivery of the Bank

Plan of Merger and the consummation of the Bank Merger, subject to the prior consummation of the Merger.

          (h) Klein has delivered to the Company true and complete copies of the Certificate or Articles of Incorporation or Association and Bylaws of Klein and its Subsidiaries and all amendments thereto. All such documents, to Klein’s knowledge and belief, are in full force and effect.

     Section 3.2 Binding Effect. Subject to receipt of Klein shareholder approval, this Agreement has been duly and validly authorized, executed and delivered by Klein and, subject to all required Regulatory Approvals, constitutes the legal, valid and binding obligation of Klein, enforceable against Klein in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). Klein’s Board of Directors has unanimously determined that the Merger is in the best interest of Klein’s shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by Klein’s shareholders, subject to its fiduciary duties. Neither the execution and delivery of this Agreement by Klein, nor the consummation by Klein of the transactions contemplated hereby, nor compliance with any of the provisions hereof will, to Klein’s knowledge and belief, (a) conflict with or result in the breach of any provision of Klein’s Articles of Incorporation or Bylaws or the organizational documents of any of its Subsidiaries, (b) conflict with or result in the breach of any material term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time or otherwise), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any material property or assets of Klein or any of its Subsidiaries or otherwise require the consent of any Person under any agreement or obligation to which Klein or any of its Subsidiaries is a party or by which any of their material properties or assets may be bound, or (c) violate or conflict with (or require any filing, notification, report, approval or other similar action under) any Applicable Laws, subject to obtaining the approval of Klein’s shareholders and the Regulatory Approvals specified in Section 5.2(a).

     Section 3.3 Capitalization.

          (a) The authorized capital stock of Klein consists of 1,000,000 shares of Klein Common Stock and 500,000 shares of preferred stock. As of the date hereof, 566,600 shares of Klein Common Stock are issued, 550,250 shares of Klein Common Stock are outstanding, 16,350 shares of Klein Common Stock are held in Klein’s treasury, and no shares of Klein Common Stock are reserved for issuance upon exercise of outstanding options and warrants, and no shares of preferred stock are issued and outstanding. The capitalization of each of the Subsidiaries is set forth on Schedule 3.3(a). All outstanding shares of Klein Common Stock and all outstanding shares of capital stock of each Subsidiary have been and are duly authorized and validly issued, fully paid, and nonassessable and have not been issued in violation of the preemptive rights of any Person.

          (b) Except as set forth on Schedule 3.3(b), there are no outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments, or any other agreements of any character relating to the issued or unissued capital stock or other securities of Klein or any Subsidiary obligating Klein or any Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock or other securities of Klein or any Subsidiary or convertible security or other similar agreement or commitment. There are no outstanding contractual obligations of Klein to repurchase, redeem or otherwise acquire any outstanding shares of Klein Common Stock and, except as set forth on Schedule 3.3(b), there are no outstanding stock appreciation rights or similar rights granted by Klein or any Subsidiary. Except as indicated on Schedule 3.3(b), to Klein’s knowledge and belief, there are no voting trusts or other agreements with respect to the voting of Klein Common Stock (i) to which Klein is a party, or (ii) to the knowledge of Klein, to which any other Person is a party. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Klein’s shareholders may vote are issued and outstanding, and none will be outstanding as of the Effective Time. All outstanding shares of Klein Common Stock were issued in compliance with or pursuant to an exemption from Applicable Law. Klein has provided the Company with a true and complete list of the names and addresses of each shareholder of record of Klein as reflected in the shareholder records of Klein, indicating the number of shares of Klein Common Stock held by each such shareholder.

          (c) To the knowledge of Klein, there is no arrangement pursuant to which the stock of any corporation is held in trust (whether express, resulting or otherwise) for the benefit of the shareholders of Klein.

     Section 3.4 Financial Statements and Reports.

          (a) Klein has delivered to the Company true and complete copies of its (i) audited consolidated balance sheets as of December 31, 2003, 2002, and 2001, and related consolidated audited statements of income and changes in stockholders’ equity and cash flows for the years then ended, and (ii) unaudited consolidated balance sheets as of March 31, 2004 and 2003, and related unaudited consolidated statements of income and changes in stockholders’ equity for the three-month periods then ended. Such financial statements have been prepared from the books and records of Klein, present fairly the financial condition as of the relevant dates, and the results of operations and cash flows for the relevant periods, all in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein (subject, in the case of unaudited financial statements, to the exclusion of normal year-end adjustments and footnote disclosures required by generally accepted accounting principles). Except as set forth in the Disclosure Schedule, Klein has no Liabilities of a type which should be included in or reflected in such financial statements or the notes thereto, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (i) as and to the extent disclosed or reflected in such financial statements, (ii) Liabilities incurred in the ordinary course of business since March 31, 2004 that are not materially different from the Liabilities reflected in such financial statements, and (iii) Liabilities under this Agreement and fees and expenses related thereto. Klein has delivered to the Company true and complete copies of all management letters delivered to Klein by its independent auditor (or any predecessor thereto) relating to the internal controls of Klein during any period from and after December 31, 1999.

          (b) Klein has delivered to the Company true and complete copies of Klein Bank’s (i) unaudited balance sheets as of December 31, 2003, 2002, and 2001, and related unaudited statements of income and changes in stockholders’ equity for the years then ended and (ii) unaudited balance sheets or Call Reports as of March 31, 2004 and 2003 and related unaudited statements of income and changes in stockholders’ equity for the three-month periods then ended. Such financial statements have been prepared from the books and records of Klein Bank or such predecessors to Klein Bank, present fairly the financial condition as of the relevant dates, and the results of operations and cash flows for the relevant periods, all in accordance with generally accepted accounting principles (or regulatory accounting practices to the extent different from generally accepted accounting principles) consistently applied throughout the periods covered, except as stated therein (subject, in the case of unaudited financial statements, to the exclusion of normal year-end adjustments and footnote disclosures required by generally accepted accounting principles). Except as set forth in Schedule 3.4(b) Klein Bank does not have any Liabilities of a type which should be included in or reflected in such financial statements or the notes thereto, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (i) as and to the extent disclosed or reflected in such financial statements, (ii) Liabilities incurred in the ordinary course of business since March 31, 2004 that are not materially different from the Liabilities reflected in such financial statements, and (iii) Liabilities under this Agreement and fees and expenses related thereto. Klein has delivered to the Company true and complete copies of all management letters delivered to Klein Bank by its independent auditors relating to the internal controls of Klein Bank during any period from and after December 31, 1999.

          (c) Klein and its Subsidiaries, to its knowledge and belief, have filed all material documents and reports required to be filed by them with the FRB, the TDB, the FDIC and any other Governmental Authority under all other Applicable Laws (“Governmental Filings”). All Governmental Filings, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemented filing with all requirements of their respective forms and with all Applicable Laws.

          (d) Klein has not changed its independent accounting firm since December 31, 1999, and there has been no disagreement (as such term is used in Item 304 of Regulation S-K under the Securities Act) between Klein and its independent accounting firm since December 31, 1999 concerning any material aspect of the manner in which Klein maintains its books and records or the manner in which it has reported upon its financial condition and results of operations during such period.

     Section 3.5 Compliance with Applicable Laws; Operating Authorities.

          (a) Except as set forth in Schedule 3.5(a), to its knowledge and belief, the business of Klein and its Subsidiaries and any advertising related to such business, including without limitation the business of originating, acquiring, holding or disposing of assets and liabilities, is being conducted in all material respects in compliance with all Applicable Laws, and the forms, procedures, disclosures and practices now or previously used by it are or were in all material respects in compliance with all Applicable Laws as in effect at the relevant times. To the knowledge of Klein, no formal investigation or review by any Governmental Authority concerning any possible conflicts or violations of Applicable Laws is pending, nor is any such investigation threatened, nor has any such investigation occurred during the last three years other than examinations routinely conducted by the FRB, TDB or FDIC. Since December 31, 1999, no Governmental Authority has delivered any written notice to Klein or its Subsidiaries, or otherwise provided notice of an intention to conduct any such investigation or review, nor, to the knowledge of Klein, is there any basis for any investigation or review of the type described above other than examinations routinely conducted by the FRB, TDB or FDIC.

          (b) Neither Klein nor any of its Subsidiaries is (i) a party to any written agreement, stipulation, conditional approval, memorandum of understanding or notice of determination with any Governmental Authority or (ii) subject to any judgment, order, decree or directive of such a Governmental Authority which specifically identifies Klein or any of its Subsidiaries, that, in either case, restricts or monitors the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or customer base, other than regular examination reports of regulatory authorities.

          (c) To Klein’s knowledge and belief, Klein and its Subsidiaries hold all material registrations, licenses, permits and franchises as are required to conduct their business as now conducted (including, without limitation, any insurance or securities activities), and all such licenses, permits and franchises which they hold are valid and in full force and effect. To the knowledge of Klein, no suspension of any of the foregoing operating rights or cancellation thereof has been initiated or threatened and all filings, applications and registrations with respect thereto are current. Schedule 3.5(c) contains a list of all material registrations, licenses, permits, and franchises currently held by Klein and its Subsidiaries.

     Section 3.6 Other Activities of Klein; Deposits.

          (a) To Klein’s knowledge and belief, Klein and its Subsidiaries engage only in activities permissible under laws and regulations applicable to bank holding companies and Texas banking associations and under applicable FDIC regulations.

          (b) Schedule 3.6(b) contains a list of all officers, directors or employees that conduct any insurance activities, whether as principal, agent, broker, or otherwise in furtherance of the business of Klein and its Subsidiaries, and specifies the capacity in which each of them does so.

          (c) Schedule 3.6(c) contains a list of all officers, directors or employees that engage in securities sales, underwriting, brokerage, management, or dealing activities as principal or agent, either directly or under contractual or other arrangements with third parties, and specifies the capacity in which each of them does so. Schedule 3.5(c) contains a list of all licenses and approvals held by Klein and its Subsidiaries (and any of their officers, directors, or employees) to conduct any such activities.

          (d) Neither Klein nor any of its Subsidiaries, in connection with activities relating to funds transfers, to Klein’s knowledge and belief (i) is in material default under any agreement to which it is a party relating to the transfer of funds or settlement with respect to such transfers; or (ii), except as set forth on Schedule 3.6(d), has agreed to be or is liable for consequential damages for its error or delay in acting on requests for the transfer of funds. Klein and its Subsidiaries, to the extent applicable, have adopted procedures with respect to the transfer of funds, which procedures are identified on or attached to Schedule 3.6(d), and are in compliance in all material respects with Applicable Law relating to the transfer of funds and settlement with respect thereto and with the applicable operating laws of each funds transfer system of which they are members or by which they are bound.

          (e) The trust activities engaged in by Klein and its Subsidiaries are described generally on Schedule 3.6(e).

          (f) Except as set forth in Schedule 3.6(f), none of the deposits of Klein Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint, or other legal process (other than garnishments, pledges, set off rights, escrow limitations, and similar actions taken in the ordinary course of business).

     Section 3.7 Contracts and Commitments.

          (a) Except for Plans, Employee Agreements, deposits, securities sold under repurchase agreements, bankers’ acceptances, and loans and extensions of credit by Klein’s Subsidiaries in the ordinary course of business, Schedule 3.7(a) contains a list of each agreement that (i) obligates Klein or any of its Subsidiaries to pay an amount of $25,000 or more in any twelve-month period; (ii) (intentionally omitted); (iii) relates to the purchase or sale by Klein or any of its Subsidiaries of any outstanding loan (including any participation interest), lease, or other extension or commitment to extend credit or any interest therein, or the servicing rights or obligations with respect thereto, whether or not servicing rights or obligations have been retained by Klein; (iv) restricts Klein or any of its Subsidiaries (or will restrict the Company or any of its Subsidiaries after the Effective Time) from carrying on their business or any part thereof anywhere in the world or from competing in any line of business with any Person; (v) is a debt obligation of Klein or any of its Subsidiaries for borrowed money to the extent not itemized in the financial statements or notes thereto delivered to the Company hereunder, including, without limitation, guarantees of or agreements to acquire any such debt obligation of others or for a leasing transaction of a type required to be capitalized in accordance with SFAS No. 13; (vi) obligates Klein or any of its Subsidiaries as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise (including any “recourse” sale of assets) in respect of the obligations of any other Person (other than routine endorsements and other routine bank collection obligations entered into in the ordinary course of the operations of its Subsidiaries); (vii) is an agreement involving the payment of a commission; (viii) obligates Klein or any of its Subsidiaries in respect of any capital expenditure or commitment therefor for additions to property, facilities, equipment, or leasehold interests; (ix) is a lease of personal property involving payments by or to Klein or any of its Subsidiaries in excess of $25,000 in any twelve-month period; (x) is a mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any asset of Klein or any of its Subsidiaries (other than as mortgagee, secured party, or deed of trust beneficiary in the ordinary course of its lending business) to the extent not itemized in the financial statements or notes thereto delivered to the Company hereunder; (xi) is an agreement for the sale of any property or assets in which Klein or any of its Subsidiaries has an ownership interest (other than leasehold interests that do not become subject to termination upon such sale) or for the grant of any preferential right to purchase any such property or asset (excluding properties and assets in which Klein or any of its Subsidiaries holds a security interest granted in the ordinary course of its lending business); or (xii) involves the ownership or licensing of software or hardware or the provision of data processing services. All items included or required to be included in Schedule 3.7(a) are referred to herein as “Scheduled Contracts.” Klein has delivered to the Company true and complete copies of each of the Scheduled Contracts.

          (b) Except as disclosed in Schedule 3.7(b), each of the Scheduled Contracts is a legal, valid, and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; Klein or its applicable Subsidiary has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; to the knowledge of Klein there are no material breaches, violations, defaults (or events that have occurred that with notice, lapse of time or the happening or occurrence of any other event would constitute a material default), or allegations or assertions of any of the foregoing by Klein or its applicable Subsidiary or any other party under any such agreement; each such agreement was entered into in the ordinary course of business consistent with prudent banking practice; and, except as disclosed in Schedule 3.7(b), no breaches disclosed therein and no breaches resulting from the consummation of the Merger, the First Delaware Merger, the Second Delaware Merger, or the Bank Merger, individually or in the aggregate, could reasonably be expected to result in a material loss to Klein and its Subsidiaries taken as a whole.

     Section 3.8 Broker’s and Finder’s Fees. Except as disclosed in Schedule 3.8, neither Klein, nor anyone acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, financial advisor, financial consultant, or other Person (other than legal and accounting advisors acting as such) in connection with the transactions contemplated hereby (including, without limitation, any restructuring of obligations, refinancings, or other transactions that have been entered into as part of the transactions contemplated hereby) and, except as stated above, no Person is entitled to receive from Klein any such fee or commission.

     Section 3.9 Corporate Records; Other Information. The respective minute books of Klein and its Subsidiaries, to Klein’s knowledge and belief, constitute complete and accurate records of all material actions taken by their respective Boards of Directors, committees of the Boards of Directors, and shareholders. All documents and other written information as to existing facts relating to Klein and its Subsidiaries and their respective assets and liabilities provided to the Company by Klein or its agents in connection with this Agreement are true and complete in all material respects except to the extent that any documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information provided to the Company.

     Section 3.10 Real Property Owned or Leased.

          (a) Other than Real Estate Owned, Schedule 3.10(a) contains, to Klein’s knowledge and belief, a true and complete list of all real property owned or leased (with Klein or any Subsidiary as lessor or lessee) by Klein and its Subsidiaries (the “Klein Real Property”).

Klein has delivered to the Company true and complete copies of all of its deeds, leases, and title insurance policies for the properties referred to in Schedule 3.10(a).

          (b) Except as set forth in Schedule 3.10(b), to Klein’s knowledge and belief, no lease with respect to any Klein Real Property and no deed with respect to any Klein Real Property contains any restrictive covenant that materially restricts the use, transferability, or value of such Klein Real Property. Each of such leases is a legal, valid, and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; to the knowledge and belief of Klein, there are no existing material defaults by Klein or any of its Subsidiaries or the other party thereunder; to the knowledge and belief of Klein, there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time, or the happening or occurrence of any other event would constitute a material default thereunder.

          (c) To the knowledge and belief of Klein, none of the buildings and structures located on any Klein Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Klein Real Property. No condemnation proceeding is pending or, to the knowledge and belief of Klein, threatened, which would preclude or materially impair the use of any Klein Real Property in the manner in which it is currently being used.

          (d) Klein and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Klein Real Property, and such interest is free and clear of all liens, charges, or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions, and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

          (e) Except as set forth in Schedule 3.10(e), to the knowledge and belief of Klein, all buildings and other facilities used in the business of Klein and its Subsidiaries are adequately maintained and are free from material defects, ordinary wear and tear excepted.

     Section 3.11 Personal Property. Klein and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the “Klein Personalty”), free and clear of all liens, charges, or other encumbrances, except statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings. To the knowledge and belief of Klein, subject to ordinary wear and tear, the Klein Personalty currently in use is in good operating condition and repair and is adequate for the uses to which it is being put.

     Section 3.12 Accounting Records; Data Processing.

          (a) Klein and its Subsidiaries, to their knowledge and belief, maintain records that in all material respects accurately, validly, and fairly reflect their transactions and dispositions of assets and maintain a system of internal accounting controls, policies, and procedures reasonably sufficient to insure that (i) such transactions are executed in accordance with their management’s general or specific authorization, (ii) such transactions are recorded in such a manner as to permit preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals as determined by Klein and its Subsidiaries and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected, and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

          (b) Except as set forth in Schedule 3.12(b), the data processing equipment, data transmission equipment, related peripheral equipment, and software used by Klein and its Subsidiaries in the operation of their business to generate and retrieve such records (whether owned or leased by Klein or any of its Subsidiaries, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of Klein and its Subsidiaries.

     Section 3.13 Absence of Certain Changes. Except as disclosed in Schedule 3.13, there has not been, to Klein’s knowledge and belief, since December 31, 2003:

          (a) any material adverse change in or effect on the business of Klein and its Subsidiaries;

          (b) any direct or indirect redemption, purchase, or other acquisition of shares of Klein Common Stock, convertible securities, or securities exercisable for Klein Common Stock, by Klein; any declaration, setting aside, or payment of any dividend by Klein; or any alteration of any right attaching to any shares of capital stock of Klein; or any combination or subdivision of any shares of capital stock of Klein;

          (c) any increase in the compensation or benefits payable or to become payable by Klein or any of its Subsidiaries, including, without limitation, compensation or benefits under any Plan (as defined in Section 3.17 hereof), other than as set forth in Schedule 3.13(c), pursuant to Employee Agreements, as may be required to comply with Applicable Law or consistent with past practices;

          (d) any adoption, assumption, or entrance into any Plan or, except as required by Applicable Law or the current provisions of any Plan, the amendment or any other action including, but not limited to, acceleration of vesting and waiver of performance criteria with respect to any Plan;

          (e) any change by Klein in accounting principles or methods, except as required by the Financial Accounting Standards Board (“FASB”), FDIC, TDB, or FRB regulations or as listed on Schedule 3.13(e);

          (f) any material loss, damage or destruction (whether or not covered by insurance) affecting any of the material tangible assets of Klein and its Subsidiaries; or

          (g) any sale, transfer, or other disposition of any material properties or assets of Klein and its Subsidiaries except in the ordinary course of business;

          (h) any obligation or liability (absolute, accrued, contingent or otherwise) incurred, assumed, or become subject to, by Klein or any of its Subsidiaries, whether directly or by way of any guarantee or otherwise, except in the ordinary course of business and consistent with prudent banking practices;

          (i) any mortgage, pledge, lien, security interest, encumbrance, restriction, or charge of any kind (other than statutory liens not yet delinquent) to which any properties or assets of Klein or any of its Subsidiaries have become subject, except in the ordinary course of business and consistent with prudent banking practices;

          (j) except in the ordinary course of business and consistent with prudent banking practices, any disposition of or lapse of any rights to the use of any trademark, service mark, trade name, or copyright, or disposition of or disclosure to any person other than its employees or agents of any trade secret not theretofore a matter of public knowledge;

          (k) organization or acquisition of any capital stock or other equity securities or acquisition of any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies, or in a fiduciary capacity, the ownership of which does not expose Klein or its Subsidiaries to any liability from the business, operations or liabilities of such person);

          (l) agreement, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 3.13 in the future so that any such representation would not be true in all material respects as of the Closing; or

          (m) discharge or satisfaction of any encumbrance or payment of any obligation or liability (fixed or contingent) other than accruals, accounts, and notes payable included in the Financial Statements, and accruals, accounts, and notes payable incurred since December 31, 2003, in the ordinary course of business and accruals, accounts, and notes payable incurred in connection with the transactions contemplated by the Agreement.

     Section 3.14 Litigation.

          (a) Schedule 3.14(a) contains a true and complete list, as of the date of this Agreement, of all suits, claims, actions, and proceedings of any nature by any Person that involve more than $10,000 and are pending or, to the knowledge and belief of Klein, threatened (as used in this Agreement, the term “threatened” shall include matters that are under consideration or investigation whether or not any formal demand has been made) (i) against or otherwise involving, directly or indirectly, Klein or any of its Subsidiaries, or any of their properties (including, without limitation, any such matter with respect to Taxes), or (ii), to the knowledge and belief of Klein, against or otherwise involving, directly or indirectly, any officer, director, employee, or agent of Klein or any of its Subsidiaries (in connection with such officer’s, director’s, employee’s, or agent’s activities on behalf of them that relate, directly or indirectly, to Klein or any of its Subsidiaries or any of their properties, securities or activities).

          (b) Schedule 3.14(b) contains a true and complete list as of the date of this Agreement of all pending suits, claims, actions, investigations and proceedings of any nature involving claims for damages or involving claims for specific performance or injunctive relief by or on behalf of Klein or any of its Subsidiaries, or, to the knowledge and belief of Klein, any officer, director, employee, or agent thereof that relate, directly or indirectly, to Klein or any of its Subsidiaries or any of their properties, securities or activities, including, without limitation, the types of actions referred to in Section 3.14(a), but excluding routine collection actions made in the ordinary course of business by Klein Bank involving loans, checks, or deposit accounts of its customers in which the customer has not asserted a counterclaim.

     Section 3.15 Tax Matters

          (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

               (i) The term “Taxes” shall mean all taxes, however denominated, including, without limitation, any interest, penalties, or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, without limitation, federal income taxes and state income taxes), payroll and employee withholding taxes, back-up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and Pension Benefit Guaranty Corporation premiums, and other obligations of the same or of a similar nature to any of the foregoing, which Klein or any of its Subsidiaries is required to pay, withhold, or collect.

               (ii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements, and returns required to be prepared or filed in connection with, any Taxes.

          (b) Returns Filed and Taxes Paid. To its knowledge and belief, Klein and its Subsidiaries have filed with the appropriate agencies all material Returns required to be filed, and such Returns are true and complete in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are owing or payable by Klein or its Subsidiaries with respect to items or periods covered by such Returns or with respect to any period prior to the date of this representation and warranty. No security interests, liens, encumbrances, attachments, or similar interests exist on or with respect to any of the assets of Klein or its Subsidiaries that arose in connection with any failure or alleged failure to pay any Taxes. Klein and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee, or agent (including, without limitation, any independent contractor, foreign Person, or other third Person) in compliance with all tax withholding provisions of applicable federal, state, local, and foreign law (including, without limitation, income, social security, and employment tax withholding and withholding under Code Sections 1441 through 1445). Klein and its Subsidiaries have timely complied with all requirements under Applicable Laws relating to information, reporting, withholding, and other similar matters for customer and other accounts (including back-up withholding and furnishing of Forms 1099 and all similar reports).

          (c) Tax Reserves. With respect to the periods for which Returns have not yet been filed, Klein and its Subsidiaries have established reserves that it believes to be adequate and such reserves have been determined in accordance with generally accepted accounting principles for the payment of all Taxes.

          (d) Returns Furnished. Klein has delivered or made available to the Company true and complete copies of Klein’s federal income tax returns for all periods for which the statute of limitations has not expired. Klein has made available to the Company true and complete copies of all other Returns and other reports and statements relating to Taxes arising during such periods, including, without limitation, income tax audit reports and statements of income or gross receipts tax, franchise tax, sales tax, and transfer tax, deficiencies, and closing or other agreements relating to income or gross receipts tax, franchise tax, sales tax, and transfer tax received by Klein in the possession of Klein or any of its Subsidiaries. Klein will promptly furnish to the Company true and correct copies of any other Returns filed by Klein or any of its Subsidiaries prior to the Closing Date. Neither Klein nor any of its Subsidiaries is (nor ever has been) a party to any tax sharing agreement, except for an intercompany tax agreement consistent with regulatory requirements, a copy of which has been provided to the Company.

          (e) Tax Deficiencies; Audits; Statutes of Limitations. Except as set forth in Schedule 3.15(e), (i) no deficiencies have been formally asserted with respect to Taxes that remain unpaid, (ii) neither Klein nor any of its Subsidiaries is a party to any formal action or proceeding for assessment or collection of Taxes, and, to the knowledge of Klein, no such action or proceeding has been asserted or threatened against Klein or any of its Subsidiaries or any of their assets; and (iii) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns. Except as set forth in Schedule 3.15(e), the Returns for all tax years for which the statute of limitations has not expired have never been audited by a Governmental Authority (which term includes any taxing authority), nor is any such audit in process, pending or, to the knowledge and belief of Klein, threatened.

     Section 3.16 Employment and Similar Agreements; Obligations Upon Change in Control. Except as set forth in Schedule 3.8 or Schedule 3.16, there are no written or oral employment, consulting, non-competition, retirement, parachutes, severance, or indemnification agreements or other agreements of any nature whatsoever (collectively, “Employee Agreements”) between Klein or any of its Subsidiaries, on the one hand, and any officer, director, employee, or agent thereof, or any of their respective family members, on the other hand, including, without limitation, any such agreement concerning the continued employment or use of such officer, director, employee, agent, or family member after the consummation of the transactions contemplated by this Agreement, or any other benefits to be granted to any such officer, director, employee, agent, or family member, upon, after, or in connection with the consummation of the transactions contemplated by this Agreement. Except as set forth in

Schedule 3.8, there are no such Employee Agreements or any other agreements under which the transactions contemplated by this Agreement (including, without limitation, the change in control resulting from the Merger) (a) will require any payment by Klein or any of its Subsidiaries to, or any consent or waiver from, any officer, director, employee, or agent thereof, or any other Person, or (b) will result in a change of any nature in the rights of any party under an agreement with any officer, director, employee, or agent of Klein or any of its Subsidiaries, or any other Person, including, without limitation, any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Klein or any of its Subsidiaries. Neither Klein nor any of its Subsidiaries have any agreements with any employee or officer that are inconsistent with the status of all employees and officers thereof being “at-will” employees. Each reference in this Agreement to “officer,” “director,” “employee,” or “agent” of Klein or any of its Subsidiaries, unless otherwise specified, shall include, without limitation, consultants of Klein or any of its Subsidiaries. Klein has delivered to the Company true and complete copies of all Employee Agreements.

     Section 3.17 Benefit Plans.

     To the knowledge and belief of Klein:

          (a) Klein has delivered to the Company true and complete copies of all Plans (as defined below) and related trusts, if applicable, including all amendments thereto. Klein has also delivered to the Company, with respect to each Plan required to file such report and/or description, the most recent report on Form 5500 and/or the summary plan description, as applicable. Further, Klein has delivered the most recent determination letter, if any, issued by the Internal Revenue Service, with respect to any Plan intended to be qualified under Section 401 of the Code. All Plans are listed on Schedule 3.17(a). There are no Plans of Klein or any of its Subsidiaries which are not evidenced by such written documents. The term “Plan” shall include each of the following that are sponsored, maintained, or contributed to by Klein or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives providing services to or for Klein or any of its Subsidiaries in connection with such service or any of the following that have been so sponsored, maintained, or contributed to within six years prior to the date of this Agreement: (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any plan that would be an employee benefit plan within the meaning of Section 3(3) of ERISA if it were subject to ERISA, such as a foreign plan and a plan for directors or independent contractors, (iii) any profit-sharing, pension, deferred compensation, incentive compensation, or bonus plan, arrangement, contract, or agreement, (iv) any stock option, stock purchase, stock bonus, stock ownership, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), arrangement, contract, or agreement, (v) any severance, retainer, consulting, “cafeteria” benefits under Section 125 of the Code, health, welfare, or incentive plan or agreement, including any post-employment benefits, and (vi) any plan, agreement, contract, program, arrangement, or policy providing for “fringe benefits,” including, but not limited to, vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs.

          (b) With respect to each Plan:

               (i) to the extent applicable, it has been administered in all material respects in accordance with its terms and all Applicable Laws applicable to the Plan, including, without limitation, ERISA and the Code;

               (ii) no investigation by any Governmental Authority and no actions, suits or claims (other than routine claims for benefits made in the ordinary course of Plan administration) are pending, threatened or imminent against or with respect to the Plan, the Plan’s assets, Klein, or any employer who is participating (or who has participated) in any Plan or any fiduciary of the Plan;

               (iii) such Plan provides that it may be amended or terminated at any time and, except for benefits already accrued or which will have accrued at the time of Closing, claims already incurred or benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated, or retired employees, or any beneficiary, including, without limitation, post-employment health care or insurance benefits, if any, may be amended or terminated by Klein or the relevant employer at any time without liability;

               (iv) no event has occurred and there exists no condition or set of circumstances in connection with which Klein or any of its Subsidiaries could be subject to any material liability under the terms of such Plan, ERISA, the Code, or any other Applicable Law; and

               (v) there is no matter pending (other than routine qualification determination filings or, for purposes of complying with Section 5.8, filing for a determination upon termination) with respect to any Plan before the Internal Revenue Service, the Department of Labor, or any other Governmental Authority.

          (c) With respect to each Plan which is an “employee benefit plan,” as defined under Section 3(3) of ERISA:

               (i) no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility which is not exempt or corrected or which may have any adverse effect on such Plan or its successors has occurred; and

               (ii) except as set forth in Schedule 3.17(c), all reports, forms and other documents required to be filed with any Governmental Authority or distributed to Plan participants (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate in all material respects. Klein has made available for inspection by the Company copies of all such reports, forms and documents required to have been filed or distributed since December 31, 1999.

          (d) Except as set forth in Schedule 3.17(d), each Plan that is intended to qualify under Section 401(a) of the Code (i) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made yet, (ii) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status,

(iii) except as may be required to terminate in accordance with Section 5.8, has not, since receipt of the most recent favorable determination letter, been amended, and (iv) has not been operated in a way that would adversely affect its qualified status.

          (e) Neither Klein nor any of its Subsidiaries has within the past six years (i) maintained or made any contribution to, (ii) been a member of a controlled group which has maintained or contributed to, or (iii) been under common control with an employer that maintained or contributed to, any Plan subject to Title IV of ERISA (including a Multiemployer Plan), Section 302 of ERISA or Section 412 of the Code.

          (f) All contributions required to be made to each Plan pursuant to its terms and the provisions of ERISA, the Code, or any Applicable Law have been timely made.

          (g) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending before the date of this representation and have been paid as required under the policies for policy years or other applicable policy periods beginning on or before the date of its representation and ending on or after the Closing Date.

          (h) All expenses and Liabilities relating to all of the Plans have been properly accrued on Klein’s consolidated books and records in accordance with generally accepted accounting principles.

          (i) As to any Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code.

          (j) Except with respect to matters described in Schedule 3.16, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made under any of the Plans that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

          (k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require Klein or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under any Plan than it otherwise could, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) other than with respect to existing awards under its restricted stock award plan, create or give rise to any additional vested rights or service credits under any Plan, whether or not some subsequent action or event would be required to cause such creation or acceleration to be triggered.

          (l) No Plan provides retiree medical or retiree life insurance benefits to any Person and neither Klein nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

          (m) The written vacation policies of Klein and its Subsidiaries do not provide for carryover of vacation from one calendar year to the next.

     Section 3.18 Labor and Employment Matters. Except to the extent set forth in Schedule 3.18, to the knowledge and belief of Klein, (a) Klein and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, including, without limitation, the Immigration Reform and Control Act (“IRCA”), the Worker Adjustment and Retraining Notification Act (“WARN”), any Applicable Law respecting employment discrimination, disability rights and benefits, equal opportunity, plant closure issues, affirmative action, worker’s compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements, and unemployment insurance and related matters, and is not engaged in and has not engaged in any unfair labor practice; (b) no investigation or review by or before any Governmental Authority concerning any possible conflicts with or violations of any such Applicable Law is pending or threatened, nor has any such investigation occurred during the last three years and no Governmental Authority has provided any notice to Klein or otherwise asserted an intention to conduct any such investigation or review, nor is there any basis for any such investigation or review; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or directly affecting Klein or any of its Subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of Klein or any of its Subsidiaries; (e) no collective bargaining agreement exists which is binding on Klein or any of its Subsidiaries, nor has Klein or any of its Subsidiaries been a party to any collective bargaining agreement within the last ten years; (f) neither Klein nor any of its Subsidiaries has experienced any work stoppage or other labor difficulties; (g) neither Klein nor any of its Subsidiaries is delinquent in payments to any of its officers, directors, employees, or agents for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees, or agents; (h) except as provided in any Plan or Employee Agreement, neither Klein nor any of its Subsidiaries has done anything or entered into any agreement that would cause Klein or any of its Subsidiaries, the Company, or the Surviving Corporation to be liable to any of said officers, directors, employees, or agents, in the event of termination for any reason of the employment of any of said officers, directors, employees, or agents, for so-called “severance pay” or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits; and (i) extent to the extent set forth in Schedule 3.18, within the one-year period prior to the date hereof there has not been any termination of employment of any officer, director, employee, or agent of Klein or any of its Subsidiaries who receives salary or compensation in excess of $50,000 per annum or any termination of any officer, director, employee, or agent of Klein or any of its Subsidiaries that could result in a Liability to the Company in excess of $50,000. In furtherance and not in limitation of the representations and warranties set forth in Section 3.14, there are no pending or, to the knowledge and belief of Klein, threatened suits, claims, actions, charges, investigations, or proceedings of any nature (A) under or alleging violation of IRCA, WARN, or any Applicable Law respecting employment and employment practices, including, without limitation, discrimination, disability rights or benefits, equal opportunity, plant closures, affirmative action, worker’s compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements, or unemployment insurance and related matters, or (B) relating to alleged unfair labor practices (or the equivalent thereof under any Applicable Law).

     Section 3.19 Certain Interests. Except as set forth in Schedule 3.19, (i) no officer, director, employee, or agent of Klein or any of its Subsidiaries, any of their respective family members, any corporation or organization (other than Klein or any of its Subsidiaries) of which any of the foregoing Persons is an officer, director, or beneficial owner of 10% or more of any class of its equity securities, or any trust or other estate in which any of the foregoing Persons has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, nor any Affiliate of Klein or any of its Subsidiaries, nor any current or former beneficial owner of 5% or more of any of the Klein Common Stock has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Klein or any of its Subsidiaries or in any transaction or series of similar transactions to which Klein or any of its Subsidiaries is a party; (ii) no such Person is indebted to Klein or any of its Subsidiaries except for (A) normal business expense advances and (B) loans that have been entered into in the ordinary course of business on terms no more favorable to such Person, or the lender, as the case shall be, than if the loan had been entered into on an arm’s length basis pursuant to normal commercial terms and conditions and in compliance with Applicable Law; (iii) neither Klein nor any of its Subsidiaries is indebted to any such Person except in the ordinary course of the business of Klein and its subsidiaries for amounts due for current normal salary or for reimbursement of ordinary business expenses; and (iv) no such Person is a party to an agreement (other than an Employee Agreement or a Plan) with Klein or any of its Subsidiaries. Except as set forth in Schedule 3.19, none of the Persons or entities described in clause (i) hereto has any other relationship or has engaged or proposes to engage in any other transaction or series of transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act if Klein were subject to such Item.

     Section 3.20 Proxy Statement/Prospectus and Regulatory Applications.

          (a) When the Proxy Statement/Prospectus referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Klein shareholders, and at all times subsequent to such mailing up to and including the date of the Shareholders’ Meeting, (i) such Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Klein or its Subsidiaries, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder and (ii) the information set forth in the Proxy Statement/Prospectus with respect to Klein and its Subsidiaries will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          (b) When the applications for the Regulatory Approvals are filed, or amended or supplemented, information that is provided to the Company by Klein for inclusion in the applications for such Regulatory Approvals shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.21 Insurance.

          (a) Schedule 3.21 contains a list of all policies of general liability, theft, life, fire, worker’s compensation, health, directors and officers, and other forms of insurance owned or held by Klein and its Subsidiaries (other than title insurance, FHA mortgage insurance and private mortgage insurance obtained in the ordinary course of business that, to Klein’s knowledge and belief, have been entered into on an arm’s length basis pursuant to normal commercial terms and conditions) specifying the insurer, amount of coverage, deductibles, type of insurance, policy number, and any pending claims thereunder.

          (b) All policies of general liability, theft, life, fire, worker’s compensation, health, directors and officers, and other forms of insurance owned or held by Klein and its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient in all material respects for compliance with all requirements of Applicable Law and of all material agreements to which Klein or any of its Subsidiaries is a party; (iii) are valid, outstanding, and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (iv) except as set forth in Schedule 3.21(b), will remain in full force and effect through the Closing Date. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Closing Date or generally disclaimed liability thereunder. Neither Klein nor any of its Subsidiaries is in default in any material respect under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Neither Klein nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

     Section 3.22 Environmental Matters. Except as set forth in Schedule 3.10(e), or in any other schedule or provision of this Agreement, to the knowledge and belief of Klein, neither Klein nor any of its Subsidiaries, nor any properties or businesses owned or operated by any of them, whether or not held in a fiduciary or representative capacity, has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits, or proceedings, or, to the knowledge and belief of Klein, demands, claims, notices, or investigations (including, without limitation, notices, demand letters, or requests for information from any environmental agency) instituted, pending, or, to the knowledge and belief of Klein, threatened relating to the liability of any properties or businesses owned or operated by Klein or any of its Subsidiaries, whether or not held in a fiduciary or representative capacity, under any Environmental Law. To the knowledge and belief of Klein, neither Klein nor any of its Subsidiaries is currently responsible under any Environmental Law for any release by any Person at or in the vicinity of any such real property of any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste, or toxic substance (“Contaminant”), including, without limitation, by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any such Contaminant into the environment (collectively, “Release”) nor is Klein or any of its Subsidiaries currently responsible for any costs of any response action required by virtue of any Release of any Contaminant into the environment, including, without limitation, costs arising from investigation, removal, or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing, and other emergency assistance undertaken by any environmental regulatory body or any other person. Notwithstanding the foregoing, “Contaminant” shall not include any materials employed in normal consumer or office uses, including, without limitation, gasoline, lubricants, printing materials, cleaners, disinfectants, pesticides, building materials, fluorescent lights and ballasts, batteries, and refrigerants, as long as such materials are used and stored only in quantities typical of consumer and office uses. “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release (or threatened release), or disposal of any substance presently listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous by any Governmental Authority or otherwise regulated as such, whether by type or by quantity, including any material containing any such substance as a component.

     Section 3.23 Intellectual Property Rights. To Klein’s knowledge and belief, Schedule 3.23 contains a true and complete list of all names and marks, registered trademarks, registered service marks, trademark and service mark applications, internet domain names, trade names, and copyrights presently used, owned, or held by Klein and its Subsidiaries (the “Intellectual Property”). Klein and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business to the extent described in Schedule 3.23. To Klein’s knowledge and belief, neither Klein nor any of its Subsidiaries is infringing or violating any patent, copyright, trademark, service mark, label filing, or trade name owned or otherwise held by any other party, nor has Klein or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use. To Klein’s knowledge and belief, neither Klein nor any of its Subsidiaries is engaging, nor has it been charged with engaging, in any kind of unfair or unlawful competition. Klein is not aware of any circumstance in which either the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby will in any way impair the right of Klein or any of its Subsidiaries or the Surviving Corporation to use, sell, license, or dispose of, or to bring any action for the infringement of, the Intellectual Property.

     Section 3.24 Site Locations.

          (a) Schedule 3.24(a) contains a true and complete list of all locations of offices in which Klein and its Subsidiaries are doing business as of the date hereof, including, without limitation, any branch, loan production, and agency offices. Except as disclosed on Schedule 3.24(a), none of Klein’s Subsidiaries has applied for or received permission to open any additional offices at any such location or any other locations.

          (b) None of Klein’s Subsidiaries has filed any application, made any agreement or taken any other action to discontinue operations at any existing branch or agency, commence operations at any new branch or agency, or relocate any existing branch or agency, except for such applications, agreements, or other actions as are set forth in Schedule 3.24(b).

     Section 3.25 Loans.

     To Klein’s knowledge and belief:

          (a) Except as disclosed on Schedule 3.25(a), (i) each outstanding loan, lease, and other extension of credit and commitment to extend credit of Klein or any of its Subsidiaries is a legal, valid, and binding obligation, is in full force and effect, and is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (ii) all obligations of Klein and its Subsidiaries thereunder have been duly performed in all material respects by Klein and its Subsidiaries to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary for Klein or any of its Subsidiaries to enforce such loan, lease, or other extension of credit are in existence and in their possession; (iv) no claims, counterclaims, set-off rights, or other rights exist, nor do the grounds for any such claim, counterclaim, set-off right, or other right exist, with respect to any such loans, leases, or other extensions of credit which impair the collectability thereof; and (v) each such loan, lease, and extension of credit has been originated and serviced in all material respects in accordance with the lender’s then applicable underwriting guidelines, the terms of the relevant credit documents and agreements, and Applicable Law; provided, however, that no representation or warranty is made as to the sufficiency of the collateral securing or the collectability of such loans. Except as set forth in Schedule 3.25(a), (i) there are no loans, leases, other extensions of credit, or commitments to extend credit of any of Klein’s Subsidiaries that have been or should have been classified by the applicable Subsidiary in its reasonable determination as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss,” or any comparable classification and (ii) there are no loans due to any of Klein’s Subsidiaries as to which any payment of principal, interest, or any other amount was 30 days or more past due.

          (b) Schedule 3.25(b) lists all unfunded loan commitments approved by the loan committee of Klein and its Subsidiaries outstanding as of the date hereof excluding commitments under credit cards.

     Section 3.26 Allowance for Losses. To Klein’s knowledge and belief, its allowance for loan and lease losses is adequate in relation to its outstanding loans, leases, and other extensions of credit and is in accordance with the safety and soundness standards administered by, and the practices and procedures of, the FDIC for state nonmember banks, and the TDB for state banks, as applicable (the “Regulatory Loan Standards”); provided, however, that no representation or warranty is made that actual losses on loans and leases will not exceed the allowance.

     Section 3.27 Real Estate Owned.

          (a) Schedule 3.27(a) contains a true and complete list of all Real Estate Owned by Klein and its Subsidiaries, stating with respect to each its type and carrying value.

          (b) All Real Estate Owned is booked at the lower of cost or what is reasonably believed by Klein to be “fair value.”

          (c) Except as set forth in Schedule 3.27(c) or reflected in the financial statements or notes thereto delivered to the Company hereunder, Klein or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all of its Real Estate Owned, and such interest is free and clear of all liens, charges, or other encumbrances, except those related to real property taxes, local improvement district assessments, easements, covenants, restrictions, and other matters of record that do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Real Estate Owned.

     Section 3.28 Interest Rate Risk Management Instruments.

          (a) Schedule 3.28 contains a true and complete list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements or financial derivative products to which Klein or one of its Subsidiaries is a party or by which any of their properties or assets may be bound. True and complete copies of all such interest rate risk management agreements and arrangements have been provided to the Company.

          (b) All interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which Klein or one of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and in accordance with prudent banking practice and in substantial compliance with all applicable rules, regulations, and policies of applicable Governmental Authorities with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Klein and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued; and there are no breaches, violations, or defaults or, to the knowledge of Klein, allegations or assertions of such by any party thereunder.

     Section 3.29 Fairness Opinion. Klein will have received, within seven days from the date of this Agreement, an opinion from an independent financial advisor reasonably acceptable to Company, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Klein Common Stock, a copy of which opinion has been delivered to the Company.

     Section 3.30 Disclosure. Without limiting any of the representations and warranties contained herein, no representation or warranty by Klein in this Agreement, no statement contained in any document (including, without limitation, the financial statements, the Disclosure Schedule, and the information to be provided pursuant to Section 5.5 hereof), certificate or other writing and no other information furnished or to be furnished by Klein to the Company or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the following representations and warranties to Klein:

     Section 4.1 Organization.

                    (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. The Company is a registered bank holding company pursuant to 12 U.S.C. Sections 1841 et seq.

                    (b) The Company owns directly all of the outstanding capital stock of SW Delaware. SW Delaware is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. SW Delaware is a registered bank holding company pursuant to 12 U.S.C. Sections 1841 et seq.

                    (c) The Company owns directly all of the outstanding capital stock of Mergersub. Mergersub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

                    (d) SW Delaware owns directly all of the outstanding capital stock of SW Bank. SW Bank is a national banking association duly organized, validity existing, and in good standing under the laws of the United States of America.

                    (e) Each of the Company, SW Delaware, Mergersub, and SW Bank has all requisite corporate power and corporate authority to own or lease its properties and to carry on its business as currently conducted. The nature of the business and activities of the Company, Mergersub, and SW Bank, as currently conducted, does not require any of them to be qualified or registered to do business in any jurisdiction other than the State of Texas. The nature of the business and activities of SW Delaware, as currently conducted, does not require it to be qualified or registered to do business in any jurisdiction other than the State of Delaware.

                    (f) Each of the Company and Mergersub have the corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated herein, subject to the receipt of any required Regulatory Approvals, as applicable.

                    (g) The Company has delivered to Klein true and complete copies of the Articles of Incorporation and Bylaws of the Company, the Certificate of Incorporation and Bylaws of SW Delaware, the Articles of Incorporation and Bylaws of Mergersub, and the Articles of Association and Bylaws of SW Bank. All such documents are in full force and effect.

     Section 4.2 Binding Effect. This Agreement has been duly and validly authorized, executed and delivered by each of the Company and Mergersub and constitutes the legal, valid and binding obligation of each of the Company and Mergersub enforceable against the Company and Mergersub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). Neither the execution and delivery of this Agreement by the Company or Mergersub nor the consummation by the Company or Mergersub of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s Articles of Incorporation or Bylaws, SW Delaware’s Certificate of Incorporation or Bylaws, Mergersub’s Articles of Incorporation or Bylaws, or the Articles of Association or Bylaws of SW Bank, (ii) conflict with or result in the breach of any term, condition or provision of, or constitute a default under (upon the giving of notice, the lapse of time, or otherwise), or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or assets of the Company, SW Delaware, Mergersub, or SW Bank pursuant to, or otherwise require the consent of any Person under, any agreement or obligation to which the Company, SW Delaware, Mergersub, or SW Bank is a party or by which any of their properties or assets may be bound, which conflict, breach, default, right, lien, or right of consent could reasonably be expected to cause a material adverse effect on the ability of the Company or Mergersub to perform its obligations under this Agreement, or (iii) violate or conflict with any Applicable Laws applicable to the Company, SW Delaware, Mergersub, or SW Bank or any of their respective properties or assets, subject to obtaining any necessary approvals of the shareholders of SW Delaware, Mergersub or SW Bank and the Regulatory Approvals specified in Section 5.2(a).

     Section 4.3 Financial Statements and Reports.

          (a) The Company has delivered to Klein true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2003 (the “Company Annual Report”), as filed with the SEC, which contains the Company’s audited consolidated balance sheets as of December 31, 2003 and 2002 and related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2003 and 2002. Such financial statements have been prepared from the books and records of the Company and its Subsidiaries, present fairly the financial position and operating results of the Company and its Subsidiaries as of the date and during the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein. The Company does not have any Liabilities of a type that should be included in or reflected in such financial statements or the notes thereto, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (i) as to the extent disclosed or reflected in such financial statements, (ii) Liabilities incurred in the ordinary course of business since December 31, 2003, which individually or in the aggregate would not result in a material adverse effect upon the Company, or (iii) Liabilities under this Agreement and fees and expenses relating thereto. The Company Annual Report did not at the time at which it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and nothing has come to the attention of the Company since that date that would cause it to believe that such statements were untrue or misleading when made.

          (b) The Company and its Subsidiaries have filed all material documents and reports required to be filed by them with the FRB, the OCC, the FDIC, and any other Governmental Authority under all other Applicable Laws. All such Governmental Filings, as finally amended or corrected, complied in all material respects at the time of filing and at the time of any amended or supplemental filing with all requirements of their respective forms and with all Applicable Laws.

     Section 4.4 Proxy Statement/Prospectus and Regulatory Applications.

          (a) When the Proxy Statement/Prospectus referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Klein shareholders, and at all times subsequent to such mailing up to and including the date of the Shareholders’ Meeting, the information relating to the Company and its Subsidiaries set forth in the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          (b) When the applications or notices for the Regulatory Approvals are filed, or amended or supplemented, the information relating to the Company and its Subsidiaries or to this Agreement that is provided by the Company or any of its Subsidiaries shall comply in all material respects with all Applicable Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (c) The Company and its Subsidiaries hold all material registrations, licenses, permits, and franchises that are required to conduct their business as now conducted (including, without limitation, any insurance or securities activities), and all such licenses, permits, and franchises that they hold are valid and in full force and effect. No suspension of any of the foregoing operating rights or cancellation thereof has been initiated or threatened and all filings, applications, and registrations with respect thereto are current.

     Section 4.5 Litigation. As of the date of this Agreement there are no suits, claims, actions, investigations, or proceedings of any nature by any Person that are pending or threatened (a) against or otherwise involving, directly or indirectly, the Company or any of its Subsidiaries, or any of their properties (including, without limitation, any such matter with respect to Taxes), or (b) against or otherwise involving, directly or indirectly, any officer, director, employee, or agent of the Company or any of its Subsidiaries (in connection with such officer’s, director’s, employee’s, or agent’s activities on behalf of them or that otherwise relate, directly or indirectly, to the Company or any of its Subsidiaries or any of their properties, securities or activities), which in the aggregate have had or may reasonably be expected to have a material adverse effect on the Company’s or Mergersub’s ability to perform their respective obligations under this Agreement.

     Section 4.6 Broker’s and Finder’s Fees. Except as disclosed in Schedule 4.6, neither the Company nor SW Bank, nor anyone acting on behalf of either of them, has paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions contemplated by this Agreement.

     Section 4.7 Disclosure. Without limiting any of the representations and warranties contained herein, no representation or warranty by the Company in this Agreement, no statement contained in any document (including, without limitation, the Company Annual Report and the information to be provided pursuant to Section 5.5 hereof), certificate, or other writing and no other information furnished or to be furnished by the Company to Klein or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     Section 4.8 Knowledge as to Conditions. As of the date hereof, the Company knows of no reason why the Regulatory Approvals referred to in Section 4.2(a) should not be obtained or why all required waiting periods should not expire without objection.

     Section 4.9 Compliance with Laws. The Company and its subsidiaries have complied with all laws the failure to comply with which would materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

ARTICLE V

COVENANTS OF THE PARTIES

     Section 5.1 Preparation of Proxy Statement/Prospectus.

          (a) Klein, the Company and Mergersub contemplate the Company and Klein will prepare a Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) to be mailed to the shareholders of Klein in connection with the Shareholders’ Meeting. The parties hereby agree to cooperate with each other in preparing the Proxy Statement/Prospectus. Without limiting the generality of the foregoing, nothing shall be contained in the Proxy Statement/Prospectus or any proxy soliciting materials with respect to any party unless approved by such party, which approval shall not be unreasonably withheld. The Proxy Statement/Prospectus will be included in a Registration Statement on Form S-4 to be filed by the Company with the SEC in connection with the issuance of the Company common stock in the Merger (the “S-4”).

          (b) As soon as practicable after the date hereof, the Company and Klein shall, in consultation with each other, prepare and file with the SEC the Proxy Statement/Prospectus for use in connection with the solicitation of proxies from Klein’s stockholders in favor of the adoption and approval of this Agreement and the approval of the Merger and the First Delaware Merger at the Stockholder Meeting, and Company, in consultation with Klein, shall prepare and file with the SEC the S-4 for the offer and sale of the Company Common Stock pursuant to the Merger and in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Klein shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of the Company and Klein shall use all commercially reasonable efforts to have the S-4 declared or ordered effective under the

Securities Act as promptly as practicable after such filing with the SEC. Klein shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the S-4 is declared or ordered effective under the Securities Act. The Company shall advise Klein, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Klein, or any of their respective affiliates, officers or directors, should be discovered by the Company or Klein, which should be set forth in an amendment or supplement to either of the S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the S-4 and/or the Proxy Statement/Prospectus describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the Nasdaq National Market.

     Section 5.2 Pursuit of Regulatory Approvals.

          (a) The parties shall cooperate and use reasonable efforts to obtain all necessary approvals, consents, authorizations and the like from Governmental Authorities required to consummate the Merger, the First Delaware Merger, the Second Delaware Merger and the Bank Merger, including, without limitation, the approval of the FRB, the OCC, the TDB, and such other Persons as may be required under Applicable Law. All such approvals, together with any other approvals of Governmental Authorities that are necessary to effectuate the Merger, the First Delaware Merger, the Second Delaware Merger, and the Bank Merger, are referred to herein as the “Regulatory Approvals.”

          (b) The Company shall have primary responsibility for the preparation of all FRB and OCC applications and filings required in connection with Section 5.2(a) above, and the parties shall be jointly responsible for the preparation of all notices and filings, if any, with the TDB and the FDIC required in connection with Section 5.2(a) above. The Company shall prepare and file such applications within 30 days of the execution of this Agreement and shall promptly provide Klein with copies of all non-confidential portions of such applications, filings, and correspondence with Governmental Authorities related to obtaining such Regulatory Approvals and the Company shall use reasonable efforts to obtain all such Regulatory Approvals at the earliest practicable time. Each party shall cooperate with the other party hereto in preparation of all applications and notices for such Regulatory Approvals and will furnish promptly upon request all documents, information, financial statements, or other materials as may be required in order to complete such applications. Should the appearance of any of the officers, directors, employees, or agents of either of the parties hereto be requested by either of the parties or by any Governmental Authority at any hearing or otherwise in connection with any such application, such party shall promptly use reasonable efforts to arrange for those appearances.

     Section 5.3 Other Consents. Klein and the Company agree to apply for and reasonably and diligently seek to obtain all waivers, consents, and approvals of other Persons required in connection with the transactions contemplated by this Agreement, including, without limitation, the consent of any Person which may be required under any Scheduled Contract. Klein will take or cause to be taken on a timely basis all actions necessary with respect to the authorization, adoption, and approval (a) by Klein Bank of the Bank Merger, and (b) by Klein Delaware of the Second Delaware Merger. The Company will take or cause to be taken on a timely basis all actions necessary with respect to the authorization, adoption and approval (a) by SW Bank of the Bank Merger and (b) by SW Delaware of the First Delaware Merger and the Second Delaware Merger.

     Section 5.4 Klein Activities Pending Closing. Except as set forth in Schedule 5.4 or as otherwise specifically provided in this Agreement and subject to Applicable Law, from the date hereof to and including the Effective Time, Klein and its Subsidiaries shall, as long as this Agreement remains in effect or unless the Company otherwise consents in writing (which consent shall not be unreasonably withheld):

          (a) conduct their affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with prudent banking practice and in accordance with Applicable Laws and their compliance, loan, and other policies, including, without limitation, using their reasonable best efforts to make all changes required upon completion of any regulatory examination, and use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers, directors, key employees, and agents and preserve their relationships and goodwill with all Persons having business dealings with them, provided that Klein and its Subsidiaries shall not make or agree to make any loans or other extensions of credit to any borrower in excess of $500,000 (except (i) pursuant to commitments made prior to the date of this Agreement, (ii) loans fully secured by a certificate of deposit at Klein Bank, and (iii) renewals, extensions and consolidations of any loans other than those loans listed on Schedule 5.4(a)) without the prior consent of the Company (which consent shall not be unreasonably withheld); provided, however, that if the Company does not disapprove in writing any loan requiring the Company’s prior approval within two business days following its receipt of a request for approval, such loan shall be deemed approved by the Company;

          (b) refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights, or options to acquire, or any securities convertible into, any shares of its capital stock;

          (c) except as set forth in Schedule 3.24(b), refrain from opening or closing any branch office, or acquiring or selling or agreeing to acquire or sell, any branch office or any deposit liabilities, and otherwise consult with and seek the advice of the Company with respect to basic policies relating to branching, site location, and relocation;

          (d) not enter into, amend, or terminate any agreement of the type that would be required to be disclosed on Schedule 3.7(a), or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

          (e) not grant any severance or termination pay (other than pursuant to Klein’s policies in effect on the date hereof) to, or enter into any employment, consulting, non-competition, retirement, parachute, severance, or indemnification agreement with, any officer, director, employee, or agent of Klein or its Subsidiaries, either individually or as part of a class of similarly situated persons, except as otherwise contemplated hereby;

          (f) not pay any bonus or cause or allow any of the things listed in Section 3.13 to occur;

          (g) not foreclose upon or otherwise acquire any real property;

          (h) not change its deposit account interest rate pricing policies or its loan pricing policies except in response to changes in the applicable market;

          (i) not establish any new Subsidiary;

          (j) not voluntarily make any material change in the interest rate risk management policy of any of its Subsidiaries from that as of the date of this Agreement;

          (k) not deviate from policies and procedures existing as of the date of this Agreement with respect to (i) classification of assets, (ii) the allowance for possible credit losses, and (iii) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

          (l) not make any significant changes in the investment policy or risk management policy of its investment securities portfolio existing as of the date of this Agreement; and

          (m) not make or agree to make any overdrafts in excess of $100,000 per account, unless an overdraft line of credit is in place consistent with the Subsidiary’s ordinary course of business and policies and Applicable Laws.

     Section 5.5 Ongoing Financial Disclosure. Klein shall provide to the Company as soon as practicable but in no event later than 30 days following the end of each calendar month, from the date hereof through the Closing Date, copies of all financial statements and other written information provided to the Boards of Directors of Klein or any of its Subsidiaries (other than information relating to this Agreement and the transactions relating to this Agreement, or where such information relates to litigation and counsel for Klein has advised Klein that such disclosure will jeopardize the attorney-client privilege), and, to the extent permitted by Applicable Law, all reports filed by Klein or any of its Subsidiaries with federal or state regulatory agencies. The Company shall send to Klein, promptly after they become publicly available, copies of all Company filings from and after the date hereof made under

Sections 13(a) and 14 of the Exchange Act and copies of all news releases made by the Company from and after the date hereof.

     Section 5.6 Access to Information of Klein.

          (a) During the period from the date hereof until the Effective Time, (i) Klein shall provide the information and access described in paragraphs (b) and (c) below to the Company during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the business of Klein and its Subsidiaries, in reliance on the continuing obligations contained in that certain Confidentiality and Limited Use Agreement between the Company and Klein dated March 29, 2004, and (ii) subject to compliance with Section 5.7, two representatives of the Company shall be entitled to attend all meetings of the Board of Directors of Klein and the Board of Directors of Klein Bank (except for those parts of such meetings where matters related to this Agreement are discussed and where litigation regarding Klein and/or Klein Bank is being discussed and counsel for Klein has advised Klein that the presence of Company representatives will jeopardize the attorney-client privilege). The Company and its representatives shall maintain the confidentiality of all information obtained pursuant to this Agreement to the same extent as Klein and Company are required by applicable law to maintain its confidentiality.

          (b) To the extent permitted by law and consistent with Section 5.6(a), Klein shall authorize and permit the Company and its representatives, accountants, and counsel to have full and complete access to all of the properties, books, records, branch operating reports, branch audit reports, customer accounts and records, any reports of Governmental Authorities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Authorities), tax returns, tax settlement letters, financial statements and other financial information (including the work papers of its independent auditors used to audit Klein’s consolidated balance sheets as of December 31, 2003, 2002 and 2001 and its consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended), contracts and documents of Klein and its Subsidiaries, and all other information with respect to the business affairs, financial condition, assets, and Liabilities of Klein and its Subsidiaries as the Company may from time to time reasonably request, to make copies of such books, records, and other documents, and to discuss the business affairs, condition (financial and otherwise), assets, and Liabilities of Klein and its Subsidiaries with such third persons, including, without limitation, the directors, officers, employees, agents, accountants, and attorneys of Klein and its Subsidiaries, as the Company considers reasonably necessary or appropriate for the purposes of familiarizing itself with the business and operations of Klein and its Subsidiaries, determining any breach of the representations, warranties, or covenants of Klein set forth herein, obtaining any necessary orders, consents, or approvals by Governmental Authorities of the transactions contemplated by this Agreement, conducting further evaluations of the assets and Liabilities of Klein and its Subsidiaries, and accomplishing the integration of the business operations of Klein and its Subsidiaries with those of the Company and its Subsidiaries at the earliest possible date.

          (c) For purposes of the Company’s investigation pursuant to this Section 5.6, Klein shall use its reasonable best efforts to cause any service bureau, accountant, third party servicer, or other third party under contract to it to furnish to the Company and its authorized representatives, at the Company’s cost, full access to such party’s premises and all of its books, records, and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, tax, and property records and files relating to the operations of Klein and its Subsidiaries including, without limitation, all files, computer records, and customer information, relating to assets serviced by third parties or necessary for the conversion on the Closing Date of all accounts, products, and branch operating systems of Klein and its Subsidiaries to such systems as the Company may designate. Klein shall use its reasonable best efforts to cause any service bureau, accountant, third party servicer, or other third party to provide adequate space and facilities and the cooperation of its personnel at the Company’s cost, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely, and accurately. Klein shall, upon request, provide the Company and its authorized representatives with reasonable access to any and all real and personal properties securing loans made by Klein, to the extent legally and contractually permissible. Without limiting any of the foregoing, the Company and its authorized representatives shall be specifically entitled to conduct at the Company’s own expense (and Klein shall use its reasonable efforts to enable them to conduct) such tests of accounts receivable and other matters as they deem appropriate. Any examination or investigation made by the Company or other Persons as contemplated by this Section shall not affect any of the representations and warranties hereunder.

     Section 5.7 Meeting of Shareholders.

          (a) Klein shall duly call a meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the adoption of this Agreement, approval of the transactions contemplated hereby, including, without limitation, the Merger and the First Delaware Merger, and all other matters necessary to consummate the transactions contemplated by this Agreement, which Shareholders’ Meeting shall be called and held not earlier than 20 nor later than 50 days following the date upon which the notice of the Shareholders’ Meeting is mailed to the Klein shareholders. In connection with the Shareholders’ Meeting, the Board of Directors of Klein shall recommend approval of the transactions contemplated by this Agreement, indicate the determination by the Board of Directors that the Merger is in the best interests of Klein’s shareholders, and use its reasonable efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, subject to its fiduciary duties. Notice of the Shareholders’ Meeting shall be accompanied by the Proxy Statement/Prospectus.

          (b) In obtaining the approval of Klein shareholders referred to in this Section 5.7, Klein will comply, and will use its reasonable efforts to cause its officers and directors to comply, with applicable provisions of and the rules and regulations under Applicable Law.

     Section 5.8 Plan Amendments and Participation in Company Plans. Klein shall execute and deliver such instruments and take such other actions as the Company may reasonably require in order to cause the amendment or termination of any Plan on terms satisfactory to the Company and in accordance with Applicable Law and effective as of the Effective Time. The Company agrees that the employees of Klein and its Subsidiaries who continue their employment after the Effective Time (the “Klein Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs (including any severance plan) maintained for employees of the Company and SW Bank, in accordance with the respective terms of such plans and programs, and the Company shall take all actions necessary or appropriate to facilitate coverage of the Klein Employees in such plans and programs from and after the Effective Time, subject to the following:

          (a) Each Klein Employee will be entitled to credit for prior service with Klein and its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by the Company and SW Bank to the extent Klein and its Subsidiaries sponsored a similar type of plan in which the Klein Employees participated immediately prior to the Effective Time. Any pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Klein Employee. For purposes of determining a Klein Employee’s benefit for the calendar year in which the Merger occurs under the Company’s vacation program, any vacation taken by the Klein Employee immediately preceding the Effective Time for the calendar year in which the Merger occurs will be deducted from the total Company vacation benefit available to such Klein Employee for such calendar year. The Company further agrees to credit each Klein Employee for the year during which coverage under the Company’s group health plan begins with any deductibles already incurred during such year under Klein’s group health plan.

          (b) Each Klein Employee shall be entitled to credit for past service with Klein and its Subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the Company employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Company’s 401(k) Savings Plan).

     Section 5.9 Termination of Severance and Consulting Arrangements. On or prior to the Closing Date, subject to Applicable Law, Klein shall use its reasonable efforts to terminate those arrangements other than the Employee Agreements (pursuant to reasonable severance arrangements and subject to any vested rights) as the Company shall specify to Klein in writing pursuant to which Klein or any of its Subsidiaries is or may be obligated to make payments after the Closing Date to any Person pursuant to any employment, consulting, severance, employment termination, or other similar agreement with any current or former officer, director, employee, consultant or agent of Klein or any of its Subsidiaries.

     Section 5.10 Certain Notifications.

          (a) Each party to this Agreement shall notify the other party promptly both orally and in writing (i) after becoming aware of any material misrepresentation or breach of warranty on its part under this Agreement; (ii) after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any material obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect if such representation and warranty were restated at such time; or (iii) upon the occurrence of, or the discovery of, any event that could reasonably be expected to cause it to be unable to satisfy a condition to any other party’s obligation to proceed with the Merger.

          (b) Each party to this Agreement shall notify the other party promptly both orally and in writing if it becomes aware that there exists a basis for any material suit, claim,

action, investigation, or proceeding of any nature to be brought against or by or on behalf of the notifying party, or any of its properties.

     Section 5.11 No Shopping.

          (a) Klein shall not, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate, or encourage any Acquisition Proposal, or, except as otherwise required in the opinion of Winstead Sechrest & Minick P.C. or other nationally recognized, independent counsel in order for its Board of Directors to fulfill its fiduciary duties, participate in any negotiation in respect of or cooperate with (including, without limitation, by way of furnishing any nonpublic information concerning the business, properties, or assets of Klein or its Subsidiaries or any access to such properties or assets) any Acquisition Proposal. Klein shall notify the Company promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, Klein and shall provide the Company with a reasonably detailed description of the contents thereof, including without limitation, the identity of the other persons or entities involved.

          (b) Unless and until Klein shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) hereof (or shall exercise such right simultaneously with any of the following), no Acquisition Proposal shall be accepted, approved, adopted, or recommended by the Board of Directors of Klein, or presented by Klein, or by its Board of Directors or management, to the shareholders of Klein for vote or approval by written consent, the Board of Directors of Klein shall not rescind the approval of this Agreement or any of the transactions contemplated hereby, and no such meeting of shareholders shall be called by Klein or noticed for purposes of taking shareholder action with respect to any Acquisition Proposal.

          (c) Unless and until Klein shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) hereof, or except as otherwise required by any Governmental Authority having jurisdiction with respect to a party, Klein shall not prepare or assist in the preparation of or file or assist in the filing of any notice or application to any Governmental Authority pertaining to or seeking approval of any change in control incident to or which would result from any Acquisition Proposal.

     Section 5.12 No Inconsistent Actions. None of the parties hereto will voluntarily take or omit to take any action, the effect of the taking or omission of which would reasonably be expected to cause any of its representations and warranties herein to be inaccurate in any material respect at the Closing or at any time prior to the Closing as if such representation and warranty were restated at such time.

     Section 5.13 Taxes; Consent. Klein shall prepare and timely file all Returns and amendments thereto required to be filed by Klein and its Subsidiaries on or before the Closing Date. The Company shall have a reasonable opportunity to review all Returns and amendments thereto prior to filing. Klein shall pay and discharge all Taxes, assessments, and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect on Klein; and (b) Klein shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

     Section 5.14 Transactions with Affiliates and Insiders. From the date hereof until the Effective Time, Klein shall not, without the prior written consent of the Company, make, or allow any of its Subsidiaries to make, any loan (other than renewals, extensions, and consolidations of loans) or establish any relationship, of the type or engage or propose to engage in any transaction of the type that would be required to be disclosed on Schedule 3.19 had such loan been made, relationship been established, or transaction been entered into or proposed as of the date hereof.

     Section 5.15 Classification of Loans. During the period from the execution of this Agreement until the Effective Time, Klein (a) to the extent permitted by Applicable Law, shall promptly inform the Company of the amounts and categories of any of its loans, leases, or other extensions of credit that are classified by any Governmental Authority or by any of its Subsidiaries as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss,” or any comparable classification; (b) shall classify all assets in accordance with Regulatory Loan Standards and its own current internal classification system; and (c) shall apply the standards regarding accrual of interest set forth in the then most recent Call Report Instructions of the Federal Financial Institutions Examination Council.

     Section 5.16 Compliance with Applicable Law. During the period from the date of this Agreement until the Effective Time, Klein shall take any and all actions reasonably requested by the Company in order to conform the conduct of the business of Klein and its Subsidiaries, including, without limitation, the business of originating, acquiring, holding or disposing of assets and liabilities, with the requirements of any Applicable Law.

     Section 5.17 Certain Accounting Adjustments. After approval of the Klein shareholders and all Regulatory Approvals have been obtained, Klein shall, if requested by the Company, make such accounting entries prior to the Effective Time as the Company may reasonably request in order to conform the accounting records of Klein to the accounting policies and practices of the Company and its Subsidiaries, subject to compliance with generally accepted accounting principles and all appropriate regulatory requirements, such adjustments to be effective immediately prior to the Effective Time. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgement by Klein (a) of any adverse circumstances for purposes of determining whether the conditions to the Company’s obligations under this Agreement have been satisfied, or (b) that such adjustment is required for purposes of determining satisfaction of the condition to the Company’s obligations under this Agreement set forth in Section 6.2(a) hereof. No adjustment shall (a) require any prior filing with any Governmental Authority, (b) violate any law, rule or regulation applicable to Klein, or (c) be taken into account in determining capital of Klein or Klein Bank for purposes of Section 6.2(l).

     Section 5.18 Environmental Investigation; Right to Terminate Agreement.

          (a) The Company and its designated consultants, agents, and representatives shall have the right to the same extent that Klein has such right, but not the obligation or responsibility, at the Company’s expense, to inspect any Klein Real Property or Real Estate Owned, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). The Company shall notify Klein in writing at least five (5) days prior to any physical inspections of any such properties, and Klein may place reasonable restrictions on the time and manner of such inspections. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, and other sampling, is deemed desirable by the Company, the Company shall notify Klein in writing of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation. All secondary investigations must be approved in advance by Klein. The Company shall give reasonable advance written notice to Klein of such secondary investigations, provided such notice shall be given at least two (2) days prior to any such secondary investigation. Klein may place reasonable time, manner and place restrictions on such secondary investigations.

          (b) Klein agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by the Company or its agents, which damage or injury is solely attributable to the negligent actions or negligent omissions of Klein or its agents. The Company agrees to indemnify and hold harmless Klein for any claims for damage to property, or injury or death to persons, attributable to the negligent actions or omissions of the Company or its agents in performing any Environmental Inspection or secondary investigation. In addition, the Company shall, after any physical testing, restore such tested property to its original condition at the Company’s sole cost and expense. The Company shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by Klein and not by the Company. The Company shall make no such report prior to the Closing unless required to do so by law, and in such case will give Klein reasonable notice of the Company’s intentions.

          (c) Except with respect to matters previously disclosed to Company, the Company shall have the right to terminate this Agreement if (i) Klein has refused to allow the Company to conduct an Environmental Inspection or secondary investigation in a manner that the Company reasonably considers necessary, or (ii) the Environmental Inspection, secondary investigation, or other environmental survey identifies any past or present events, conditions, or circumstances (including but not limited to the presence of any asbestos-containing material or underground storage tank) that would require remedial or cleanup action at the expense of Klein or any of its Subsidiaries in an aggregate estimated cost in excess of $100,000.

          (d) Klein agrees to make available to the Company and its consultants, agents, and representatives all documents and other material relating to environmental conditions of any Klein Real Property and Real Estate Owned including, without limitation, the results of other environmental inspections and survey. Klein also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with the Company and shall be entitled to certify the same in favor of the Company and its consultants, agents and representatives (provided that a copy is given to Klein) and make all other data available to the Company and its consultants, agents and representatives, all at Company’s expense.

          (e) The Company shall provide to Klein copies of all reports of any Environmental Inspection and any secondary investigation.

     Section 5.19 Indemnification of Directors and Officers; Insurance.

          (a) The indemnification provisions contained in the Articles of Incorporation and Bylaws of the Company, the Certificate of Incorporation and Bylaws of SW Delaware, and the Articles of Association and Bylaws of SW Bank shall not be amended, repealed, or otherwise modified for a period of three (3) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Klein or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Applicable Law.

          (b) From and after the Effective Time, the Company shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Klein and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses, claims, damages, liabilities, or amounts (including all amounts paid in settlement with the approval of the Company, which approval shall not unreasonably be withheld) in connection with, any claim, action, suit, proceeding, or investigation (a “Claim”), based in whole or in part on the fact that such person is or was a director, officer, employee, or agent of Klein or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Applicable Law and whether or not asserted before the Effective Time.

          (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain Klein’s regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to the Company, (ii) the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company will use its best efforts to assist in the vigorous defense of any such matter, provided that the Company shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.19, upon learning of any such Claim, shall notify the Company (although the failure so to notify the Company shall not relieve the Company from any liability which the Company may have under this Section 5.19 except to the extent such failure prejudices the Company or SW Bank), and shall deliver to the Surviving Corporation an undertaking to repay all expenses paid by the Company if such indemnification is not permitted under Applicable Law. The Indemnified Parties as a group may retain one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified

Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties.

          (d) The provisions of this Section 5.19 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Company and the Surviving Corporation and their representative successors and assigns.

          (e) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation, or other entity, then and in each such case the Company shall make proper provision so that the successors and assigns of the Company shall assume the obligations set forth in this Section 5.19.

     Section 5.20 Employment Agreements. The Company shall cause SW Bank and Klein shall cause Klein Bank to use reasonable best efforts to enter into Employment Agreements with such employees of Klein Bank as the Company may designate, substantially in the forms set forth in Exhibit D hereto.

     Section 5.21 Further Assurances. Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

     Section 5.22 Releases of Officers and Directors. Klein shall use reasonable efforts to obtain an instrument from each director and each executive officer of Klein and its Subsidiaries, substantially in the form of Exhibit E hereto, dated as of the Effective Time, releasing Klein and its Subsidiaries from any and all claims of such directors or executive officers (except as set forth therein) and Klein shall deliver to the Company such instruments on or prior to Closing. In consideration and as an inducement for each director and each executive officer of Klein and its Subsidiaries who executes and delivers the release described above, Klein shall similarly execute and deliver a release substantially in the form of Exhibit F hereto, dated as of the Effective Time, in favor of such director or executive officer which releases that individual from any and all claims of Klein and its Subsidiaries (except as set forth therein).

     Section 5.23 Transition.

          (a) Commencing on the date of this Agreement, Klein and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of Klein and its Subsidiaries, including Klein Bank, with the businesses of the Company and its Subsidiaries to be effective as of the Closing Date or such later date as may be determined by the Company. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Klein and its Subsidiaries in the ordinary course of business, Klein shall cause the employees and officers of Klein and its Subsidiaries, including Klein Bank, to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist the Company and SW Bank in performing all tasks, including equipment installation, reasonably required to result in a successful integration on the Closing Date or such later date as may be determined by the Company.

          (b) Klein and the Company agree to cause the employees of their Subsidiaries, including Klein Bank and SW Bank, to consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and Klein shall cause Klein Bank to make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as the Company shall reasonably request consistent with generally accepted accounting principles and applicable law. Klein and the Company shall also cause the employees of their respective Subsidiaries, including Klein Bank and SW Bank, to consult with respect to the character, amount, and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby, and Klein shall cause Klein Bank to take such charges as the Company shall reasonably request consistent with generally accepted accounting principles and applicable law. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 5.23. No such modification or change shall be taken into account in determining the capital of Klein or Klein Bank for purposes of Section 6.2(k).

     Section 5.24 No Survival of Representations and Warranties. The representations and warranties of Klein and the Company contained in Article III and Article IV of this Agreement shall not survive the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

     Section 6.1 Conditions to Klein’s Obligation to Close. The obligation of Klein to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions.

          (a) Representations and Warranties; Covenants.

               (i) Except for such breaches of the representations and warranties contained in Article IV hereof as have not had, and cannot reasonably be expected to have, in the aggregate, a material adverse effect on the Company, all representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made as of the Closing Date but speaking only as of such specific date). Solely for purposes of this Section 6.1(a)(i) and in determining compliance with the conditions set forth above, any representation and warranty made by the Company in this Agreement shall be read and interpreted as if the qualification set forth therein with respect to materiality were not contained therein;

               (ii) The Company shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied at or prior to the Closing Date; and

               (iii) There shall have been delivered to Klein on the Closing Date, a certificate executed by the Chief Executive Officer or any Executive Vice President of the Company certifying compliance with all the provisions of this Section 6.1(a).

          (b) Regulatory Approvals. All of the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained; such Regulatory Approvals shall be in effect and no proceedings shall have been initiated or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied.

          (c) Board and Shareholder Approval.

               (i) The Company shall have furnished Klein with:

                    (A) a certified copy of the resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Merger, and the transactions contemplated hereby and thereby;

                    (B) a certified copy of the resolutions duly adopted by the Board of Directors of Mergersub approving this Agreement, the Merger, and the transactions contemplated hereby and thereby and a certified copy of resolutions duly adopted by the Company, as the sole shareholder of Mergersub, approving the Merger;

                    (C) certified copies of resolutions duly adopted by the Boards of Directors of SW Delaware and the Company, as the sole stockholder of SW Delaware, approving the First Delaware Merger and the Second Delaware Merger; and

                    (D) certified copies of resolutions duly adopted by the Boards of Directors of SW Bank and SW Delaware, as the sole shareholder of SW Bank, approving the Bank Merger.

               (ii) The holders of at least 66 2/3% of the outstanding shares of Klein Common Stock entitled to vote shall have approved this Agreement, the Merger, and the transactions contemplated hereby and thereby.

          (d) No Violations of Law, Litigation. The transactions contemplated by this Agreement shall not violate any Applicable Law. There shall be no pending or threatened suits, claims, actions, investigations, or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any material damages against any Person as a result of the transactions contemplated hereby.

          (e) Opinions of Counsel. Klein shall have received an opinion addressed to them of Fulbright & Jaworski L.L.P., counsel to the Company, SW Delaware, Mergersub, and SW Bank, dated the Closing Date, substantially in the form of Exhibit H hereto.

          (f) Banking Crisis. There shall not have occurred and be continuing any general banking moratorium or general suspension of payments in respect of banks in the United States.

          (g) Fairness Opinion. The fairness opinion referred to in Section 3.29 shall not have been withdrawn.

     Section 6.2 Conditions to the Company’s Obligations to Close. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

          (a) Representations and Warranties; Covenants.

               (i) Except for such breaches of the representations and warranties contained in Article III hereof as have not had, and cannot reasonably be expected to have, in the aggregate, a Material Adverse Effect on Klein, all representations and warranties of Klein contained in Article III of this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties were being made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case they shall be deemed to have been made as of the Closing Date but speaking only as of such specific date). Solely for purposes of this Section 6.2(a)(i) and in determining compliance with the conditions set forth above, any representation and warranty made by Klein in this Agreement shall be read and interpreted as if any qualification stated therein with respect to materiality, knowledge of Klein, or belief of Klein were not contained therein;

               (ii) Klein shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied at or prior to the Closing Date;

               (iii) There shall not have been instituted or threatened any suit, claim, action, investigation, or proceeding of any nature by any Person that would have been required to be listed on Schedule 3.14(a) hereto had such suit, claim, action, or proceeding been instituted or threatened as of the date of this Agreement, and that, individually or in the aggregate, or when aggregated with the breaches, if any, of representations and warranties contained in Article III hereof, has had, or can reasonably be expected to have, a Material Adverse Effect on Klein; and

               (iv) There shall have been delivered to the Company on the Closing Date a certificate executed by the Chief Executive Officer of Klein certifying compliance with all the provisions of this Section 6.2(a).

          (b) Regulatory Approvals. All the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any nonstandard conditions that are or would become applicable to the Company, the Surviving Corporation, SW Delaware, Mergersub, SW Bank, or any other Subsidiary of the Company after the Effective Time that the Company in good faith determines would be unduly burdensome (in the context of the transactions contemplated by this Agreement) upon the conduct of the business of the Company, the Surviving Corporation, SW Delaware, Mergersub, or SW Bank, as such businesses have been conducted prior to the Effective Time or as such businesses are anticipated to be conducted after the Effective Time, other than activity restrictions resulting from the activities of Klein or its Subsidiaries constituting non-permissible activities of a bank or a bank holding company. All such Regulatory Approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such Regulatory Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Regulatory Approvals shall have been satisfied. All other consents, approvals, waivers and other actions required from any other Person pursuant to the Scheduled Contracts in connection with the transactions contemplated by this Agreement shall have been obtained in form satisfactory to the Company, except where the failure to obtain such consents, approvals and waivers, and to take such other action, will not have a material effect on Klein or the Company.

          (c) Board and Shareholder Approval.

               (i) The holders of at least 66 2/3% of the outstanding shares of Klein Common Stock entitled to vote thereon shall have approved this Agreement, the Merger, the First Delaware Merger, and the transactions contemplated hereby and thereby; and

               (ii) Klein shall have furnished the Company with:

                    (A) a certified copy of the resolutions duly adopted by the Board of Directors of Klein approving this Agreement, the Merger, the First Delaware Merger, and the transactions contemplated hereby and thereby and directing the submission thereof to a vote of Klein’s shareholders;

                    (B) a certified copy of the resolutions duly adopted by the holders of at least 66 2/3% of the outstanding shares of Klein Common Stock entitled to vote thereon approving this Agreement, the Merger, the First Delaware Merger, and the transactions contemplated hereby and thereby;

                    (C) certified copies of resolutions duly adopted by the Boards of Directors of Klein Delaware and Klein, as the sole stockholder of Klein Delaware, approving the Second Delaware Merger; and

                    (D) certified copies of resolutions duly adopted by the Boards of Directors of Klein Bank and Klein Delaware, as the sole shareholder of Klein Bank, approving the Bank Merger.

          (d) No Violations of Law; No Limitation. The transactions contemplated by this Agreement shall not violate any Applicable Law. There shall be no pending or threatened suits, claims, actions, investigations, or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any damages against any Person as a result of the transactions contemplated hereby.

          (e) Opinion of Counsel. The Company shall have received an opinion addressed to them of Winstead Sechrest & Minick P.C., counsel to Klein and its Subsidiaries, dated the Closing Date, substantially in the form of Exhibit I hereto.

          (f) Banking Crisis. There shall not have occurred and be continuing any general banking moratorium or general suspension of payments in respect of banks in the United States.

          (g) Dissenters. The holders of no more than 10% of the outstanding shares of Klein Common Stock shall have demanded or be entitled to demand payment of the fair value of their shares as Dissenters.

          (h) Fairness Opinion. The fairness opinion referred to in Section 3.29 shall not have been withdrawn.

          (i) Employment Agreements. The employment agreements referred to in Section 5.20 shall have been executed and delivered.

          (j) Releases. The releases referred to in Section 5.22 shall have been executed and delivered.

          (k) Capital. At the Closing Date, the consolidated capital of Klein (excluding other comprehensive income and capital contributed in consideration of the exercise of options and warrants as contemplated by Section 1.3) will be not less than $48,000,000 and the capital of Klein Bank (excluding unrealized gain and loss on securities available for sale) will be not less than $46,000,000.

          (l) Options and Warrants. Klein has no outstanding warrants or options.

          (m) Transferability of Klein Real Property. All Klein Real Property shall be transferable by reason of the Merger and the Bank Merger and all leases pertaining to Klein Real Property shall be assignable, either by their terms or by virtue of the specific consent of the respective landlords.

          (n) Nasdaq National Market Listing. The Company Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

          (o) S-4. The S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and remain in effect.

ARTICLE VII

TERMINATION

     Section 7.1 Termination. This Agreement and the obligations of the parties hereunder may be terminated:

          (a) by mutual written consent of the Company and Klein at any time whether or not theretofore approved by Klein’s shareholders;

          (b) by the Company or Klein upon the expiration of 15 days after any Governmental Authority having jurisdiction over any of the transactions set forth herein indicates that it intends to deny or to refuse to grant any Regulatory Approval; provided, however, that in the case of a denial or refusal to grant approval by any Governmental Authority, the parties shall use their best efforts during such 15 day period to obtain the withdrawal of such denial or refusal;

          (c) by the Company immediately upon the expiration of 30 days from the date that the Company has given written notice to Klein of Klein’s material failure to satisfy any covenant or agreement herein, or of Klein’s breach of any warranties or representations contained herein that in the aggregate represent a change in Klein from that represented to the Company that is equivalent to a Material Adverse Effect on Klein; provided, however, that no termination under this Section 7.1(c) shall take effect if Klein shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (i) 30 days after the date of receipt of such notice and (ii) the date specified in paragraph (f) below, and provided further, however, that, solely for purposes of this Section 7.1(c), any representation and warranty made by Klein in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality, knowledge of Klein, or belief of Klein were not contained therein;

          (d) by Klein immediately upon the expiration of 30 days from the date that Klein has given written notice to the Company of the Company’s material failure to satisfy any covenant or agreement contained herein, or of the Company’s breach of any warranties or representations contained herein that in the aggregate represent a material adverse change in the Company’s ability to perform its obligations under this Agreement; provided, however, that no termination under this Section 7.1(d) shall take effect if the Company shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice within the earlier to occur of (i) 30 days after the date of receipt of such notice or (ii) the date specified in paragraph (f) below, and provided further, however, that solely for purposes of this Section 7.1(d), any representation and warranty made by the Company in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality were not contained therein;

          (e) by either the Company or Klein (provided that the terminating party shall not be in material breach of any of its obligations under this Agreement) if any approval of the Klein shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Shareholders’ Meeting or any adjournment or postponement thereof or the Board of Directors of Klein has determined not to recommend approval of the Merger to the Shareholders or has determined to withdraw such recommendation of approval pursuant to the exercise of its fiduciary duties; or

          (f) immediately by either party hereto that is not in default hereunder, if the Closing has not occurred on or before October 8, 2004.

     Section 7.2 Effect of Termination. In the event of a termination under Section 7.1, this Agreement shall become void, and there shall be no liability on the part of any party or any of such party’s directors, officers, employees, agents or shareholders to the other party or such other party’s directors, officers, employees, agents or shareholders; provided, however, that the obligations of any party under Sections 5.18, 8.9, 8.10, and 8.11 and under the Confidentiality and Limited Use Agreement dated March 29, 2004 shall survive the termination of this Agreement; and provided further that a termination under Section 7.1(c) or (d) shall not relieve any party of any liability for breach of this Agreement or for any misrepresentation hereunder as of the date of this Agreement or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. Except as otherwise required by applicable law, liability, if any, for an inadvertent or non-intentional breach or misrepresentation under the foregoing provisions shall be limited to the recovery of out-of-pocket costs and expenses and shall not include punitive, special or consequential damages. The parties acknowledge and agree that breaches of representations and warranties that in the aggregate do not give rise to a right of termination hereunder shall not give any right to any party as to offset or any other remedy or right hereunder.

ARTICLE VIII

MISCELLANEOUS

     Section 8.1 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person or by overnight delivery or courier service; (b) sent by facsimile; or (c) deposited in the United States mail, by certified mail postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c), as follows:

          To the Company:

Southwest Bancorporation of Texas, Inc. 4400 Post Oak Parkway Houston, Texas 77027 Attention: Paul B. Murphy, Jr. Chief Executive Officer Fax: (713) 571-5324

          With copies to:

Southwest Bancorporation of Texas, Inc. 4400 Post Oak Parkway Houston, Texas 77027 Attention: P. Allan Port General Counsel Fax: (713) 561-0156

          and

Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 Attention: Arthur H. Rogers Fax: (713) 651-5246

          To Klein:

Klein Bancshares, Inc. 17046 Steubner Airline Road Spring, Texas 77379 Attention: John W. Klein Fax: (281) 320-1487

          With a copy to:

Winstead Sechrest & Minick P.C. 2400 BankOne Center 910 Travis Street Houston, Texas 77002 Attention: Ross D. Margraves, Jr. Fax: (713) 650-2400

     Such notice or other communication shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the business day after being sent from within the United States, or if mailed, four days after the date of deposit in the United States mails.

     Section 8.2 Governing Law. Except as otherwise provided in any exhibit hereto, this Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Texas without taking into account provisions regarding choice of law.

     Section 8.3 Entire Agreement. All exhibits and schedules (including, without limitation, the Disclosure Schedule) referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and schedules (including, without limitation, the Disclosure Schedule), constitutes the entire agreement among the parties hereto with respect to the matters herein and therein and supersedes all prior agreements and understandings between the parties with respect thereto; provided, however that the terms of that Confidentiality and Limited Use Agreement dated March 9, 2004 shall remain in full force and effect.

     Section 8.4 Amendments and Waivers. This Agreement may not be amended except upon a written consent authorized and approved by the board of directors of each party hereto. By an instrument in writing, the Company may waive compliance by Klein and Klein may waive compliance by the Company with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Unless required by Applicable Law, no such waiver, amendment, or modification effected after approval of this Agreement by the shareholders of Klein shall require any further shareholder approval.

     Section 8.5 Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

     Section 8.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

     Section 8.7 Interpretation of Agreement. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. References herein to the transactions contemplated by this Agreement or other similar words shall include, without limitation, the Merger, the First Delaware Merger, the Second Delaware Merger, the Bank Merger, and all of the other transactions contemplated hereunder.

     Section 8.8 Expenses.

          (a) Subject to paragraph (b) below and except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the First Delaware Merger, the Second Delaware Merger, and the Bank Merger and all other terms and conditions of this Agreement, and the transactions contemplated hereby, will be paid by the party incurring such costs and expenses.

          (b) In the event this Agreement is terminated pursuant to Section 7.1(e) hereof and the Board of Directors of Klein has either failed to recommend, or has recommended against, approval of the Merger because of the receipt by Klein of an Acquisition Proposal, the parties agree that Klein shall pay to the Company, concurrently with such termination, a termination fee of $2,000,000. The Company hereby agrees that its sole remedy in such case shall be recovery of such termination fee.

          (c) Klein acknowledges that the agreements contained in this Section 8.8(b) are an integral part of the transactions contemplated in this Agreement, and that without these agreements, the Company would not enter into this Agreement; accordingly, if Klein fails to promptly pay such termination fee when due, Klein shall in addition thereto pay to the Company all costs and expenses (including fees and disbursements of counsel) incurred in collecting such termination fee, together with interest thereon (or any unpaid portion thereof) from the date such payment was required to be made to the date such payment is received by the Company at the prime rate of SW Bank as in effect from time to time during such period.

          (d) Except as provided in paragraph (b) above, the rights and remedies provided in this Section 8.8 are cumulative and not exclusive of any rights and remedies provided by Applicable Law.

     Section 8.9 Attorneys’ Fees. In addition to the rights granted pursuant to Section 8.8, if any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

     Section 8.10 Publicity. The parties hereto will consult with each other with regard to the terms and substance of any and all press releases, announcements, or other public statements with respect to the transactions contemplated hereby. The parties agree further that neither of them will release any such press release, announcement, or other public statement without the prior approval of the other party, unless such release is required by law and the parties cannot reach agreement upon a mutually acceptable form of release, in which event the party releasing the information, announcement, or public statement shall not be deemed to be in breach of this Agreement. The parties agree further that such approval will not be unreasonably withheld, and they pledge to make a good faith effort to reach agreement expeditiously on the terms of any such press release, announcement, or other public statement.

     Section 8.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 8.12 Third Parties. Except as otherwise provided herein or in the Form of Employment Agreements set forth in Exhibit D hereto, each party intends that this Agreement shall not benefit or create any right or cause of action or remedy of any nature whatsoever in any Person other than the parties to this Agreement, including, without limitation, conferring upon any Person the right to remain an employee of Klein, the Company, or any of their Subsidiaries, or restraining Klein, the Surviving Corporation, or any of their Subsidiaries from changing the terms and conditions of employment of any Person or terminating such Person’s employment, following the Effective Time.

     Section 8.13 Gender; Number. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

     Section 8.14 Certain Definitions.

     “Acquisition Proposal” shall mean any third party proposal for a merger or other business combination involving Klein or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Klein.

     “Affiliate” or “Associate” shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

     “agent” of Klein shall have the meaning as defined in Section 3.16 hereof.

     “Agreement” shall mean this Agreement and Plan of Merger.

     “agreement” shall mean with respect to any Person any note, bond, indenture, license, agreement, lease, contract, indenture, mortgage, deed of trust, lien, instrument, commitment, arrangement, or other understanding, whether written or oral, to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties, or assets receive benefits.

     “Applicable Law” shall mean any domestic or foreign, federal, state, or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, or other requirement of any Governmental Authority applicable, in the case of Klein or any of its Subsidiaries, to Klein or such Subsidiary, respectively, or the respective properties, assets, officers, directors, employees, or agents (in connection with such officers’, directors’, employees’, or agents’ activities on behalf of them) of any of them, and, in the case of the Company, SW Delaware, Mergersub, SW Bank, or any other Subsidiary of the Company, to the Company, SW Delaware Mergersub, SW Bank, or such other Subsidiary of the Company, respectively, or the respective properties, assets, officers, directors, employees, or agents (in connection with such officers’, directors’, employees’, or agents’ activities on behalf of them) of any of them.

     “Bank Merger” shall have the meaning as defined in Recital D hereof.

     “Bank Plan of Merger” shall have the meaning as defined in Recital D hereof.

     “Certificate” shall have the meaning as defined in Section 1.2(a) hereof.

     “Claim” shall have the meaning as defined in Section 5.19(b) hereof.

     “Closing” shall have the meaning as defined in Section 2.1 hereof.

     “Closing Date” shall have the meaning as defined in Section 2.1 hereof.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986.

     “Company” shall mean Southwest Bancorporation of Texas, Inc., a Texas corporation.

     “Company Annual Report” shall have the meaning as defined in Section 4.3(a) hereof.

     “Company Measurement Price” shall mean the average of the closing prices of a share of Company Common Stock as reported by NASDAQ during the period of 15 trading days ending on the day that is five business days preceding the Closing Date, provided, however, that (i) if the Company Measurement Price is equal to or greater than $43.00, it shall be deemed to be equal to $43.00 and (ii) if the Company Measurement Price is equal to or less than $30.00, it shall be deemed to be equal to $30.00.

     “Contaminant” shall have the meaning as defined in Section 3.22 hereof.

     “damages” shall mean all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, judgments, awards, fines, sanctions, penalties, charges, and amounts paid in settlement of any such matter, including, without limitation, interest, penalties, costs, fees, and expenses of attorneys, experts, witnesses, investigators, and any other agents.

     “Disclosure Schedule” shall have the meaning as defined in Article III hereof.

     “Dissenter” shall have the meaning as defined in Section 1.2(b) hereof.

     “Dissenting Shares” shall mean outstanding shares of Klein Common Stock that were not voted in favor of, or otherwise consented to, the Merger and for which there has been compliance with all of the relevant provisions of Article 5.12 of the TBCA for asserting appraisal rights.

     “Effective Time” shall have the meaning as defined in Section 2.2(a) hereof.

     “Employee Agreement” shall have the meaning as defined in Section 3.16 hereof.

     “Environmental Inspections” shall have the meaning as defined in Section 5.18(a) hereof.

     “Environmental Law” shall have the meaning as defined in Section 3.22 hereof.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Exchange Agent” shall have the meaning as defined in Section 1.4(a) hereof.

     “FASB” shall have the meaning as defined in Section 3.13(e) hereof.

     “FDIC” shall mean the Federal Deposit Insurance Corporation.

     “FHA” shall mean the U.S. Federal Housing Authority.

     “First Delaware Merger” shall have the meaning as defined in Recital B hereof.

     “First Delaware Plan of Merger” shall have the meaning as defined in Recital B hereof.

     “FRB” shall mean the Board of Governors of the Federal Reserve System.

     “Governmental Authority” shall mean any foreign, domestic, federal, territorial, state, or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization, or any regulatory, administrative, or other agency, or any political or other subdivision, department, or branch of any of the foregoing.

     “Governmental Filings” shall have the meaning as defined in Section 3.4(c) hereof.

     “Indemnified Parties” shall have the meaning as defined in Section 5.19(b) hereof.

     “Intellectual Property” shall have the meaning as defined in Section 3.23 hereof.

     “IRCA” shall have the meaning as defined in Section 3.18 hereof.

     “joint venture” shall mean with respect to an entity any general or limited partnership or joint venture interest which is owned directly or indirectly by such entity.

     “knowledge” when used with respect to any party means actual knowledge of any current executive officer or director of such party or any of its Subsidiaries or any other officer with supervising responsibility for the matter to which knowledge refers.

     “Liabilities” shall mean obligations of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected in financial statements under generally accepted accounting principles consistently applied.

     “Klein” shall mean Klein Bancshares, Inc., a Texas corporation.

     “Klein Bank” shall mean Klein Bank, a Texas banking association, together with its predecessors.

     “Klein Common Stock” shall mean the common stock, $1.00 par value, of Klein.

     “Klein Delaware” shall mean Klein Bancshares-Delaware, Inc., a Delaware corporation.

     “Klein Employees” shall have the meaning as defined in Section 5.8 hereof.

     “Klein Personalty” shall have the meaning as defined in Section 3.11 hereof.

     “Klein Real Property” shall have the meaning as defined in Section 3.10 (a).

     “Material Adverse Effect” shall mean any change or effect, individually or in the aggregate, that would be material and adverse to the consolidated business, operations, condition (financial or other), properties, or results of operations of Klein and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change with respect to, or effect on, Klein and its Subsidiaries, taken as a whole, resulting from a change in law, rule, regulation, or generally accepted accounting principles or from any other matter affecting federally insured depository institutions generally (including, without limitation, their holding companies); including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided that any such change does not affect Klein and its Subsidiaries, taken as a whole, more adversely than other similarly situated financial institutions. Without limiting the foregoing, but subject to the proviso, the parties agree that any adverse changes or effects, individually or in the aggregate, of $500,000 or more on the consolidated business, operations, condition (financial or other), properties or results or prospects of operations of Klein and its Subsidiaries taken as a whole would be a Material Adverse Effect.

     “Merger” shall have the meaning as defined in Recital A hereof.

     “Merger Consideration” shall have the meaning as defined in Section 1.2(a).

     “Mergersub” shall mean SWBT Merger, Inc., a Texas corporation.

     “Mergersub Common Stock” shall have the meaning as defined in Section 1.1(b).

     “Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

     “OCC” shall mean the Office of the Comptroller of the Currency.

     “Person” shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity, and any Governmental Authority, in each case whether acting in an individual, fiduciary, or other capacity.

     “Plan” shall have the meaning as defined in Section 3.17(a) hereof.

     “Proxy Statement/Prospectus” shall have the meaning as defined in Section 5.1 hereof.

     “Real Estate Owned” shall mean all real property acquired through foreclosure or deed in lieu of foreclosure.

     “Regulatory Approvals” shall have the meaning as defined in Section 5.2(a) hereof.

     “Regulatory Loan Standards” shall have the meaning as defined in Section 3.26 hereof.

     “Release” shall have the meaning as defined in Section 3.22 hereof.

     “Returns” shall have the meaning as defined in Section 3.15(a)(ii) hereof.

     “Scheduled Contracts” shall have the meaning as defined in Section 3.7(a) hereof.

     “SEC” shall mean the Securities and Exchange Commission.

     “Second Delaware Merger” shall have the meaning defined in Recital C hereof.

     “Second Delaware Plan of Merger” shall have the meaning defined in Recital C hereof.

     “secondary investigations” shall have the meaning as defined in Section 5.18(a) hereof.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “SFAS” shall mean a Statement of Financial Accounting Standards, promulgated by the Financial Accounting Standards Board.

     “Shareholders” shall have the meaning as defined in Recital A hereof.

     “Shareholders’ Meeting” shall have the meaning as defined in Section 5.7(a) hereof.

     “Subsidiary” shall mean, as to any particular parent corporation, any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights are to be exercised) at the time is owned or controlled, directly or indirectly, by such parent corporation and/or by one or more Subsidiaries, and any general partnership, limited partnership, association, joint venture arrangement, or trust of any kind with respect to which such parent corporation or any Subsidiary thereof has an equity or management interest or as to which any such entity serves as trustee; provided, however, that the terms shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

     “Surviving Corporation” shall mean the Company, after consummation of the Merger.

     “SW Bank” shall mean Southwest Bank of Texas National Association, a national banking association.

     “SW Delaware” shall mean Southwest Holding Delaware, Inc., a Delaware corporation.

     “Taxes” shall have the meaning as defined in Section 3.15(a)(i) hereof.

     “TBCA” shall have the meaning as defined in Section 1.1(a) hereof.

     “TDB” shall mean the Texas Department of Banking.

     “threatened” shall have the meaning as defined in Section 3.14(a) hereof.

     “WARN” shall have the meaning as defined in Section 3.18 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOUTHWEST BANCORPORATION OF TEXAS, INC.

By:	/s/ PAUL B. MURPHY
Paul B. Murphy, Jr. Chief Executive Officer

SWBT MERGER III, INC.

By:	/s/ PAUL B. MURPHY
Paul B. Murphy, Jr. President

KLEIN BANCSHARES, INC.

By:	/s/ JOHN W. KLEIN
John W. Klein Chairman

AMENDMENT

     This Amendment entered into and effective as of July 15, 2004 between Southwest Bancorporation of Texas, Inc., a Texas corporation (the “Company”), SWBT Merger III, Inc., a Texas corporation (“Mergersub”), and Klein Bancshares, Inc., a Texas corporation (“Klein”).

RECITALS

     (a) The Company, Mergersub, and Klein are parties to the Agreement and Plan of Merger entered into as of May 19, 2004 (the “Agreement”);

     (b) Effective June 17, 2004, the Board of Directors of the Company declared a two-for-one stock split in the form of a 100% stock dividend on its issued and outstanding Common Stock, $1 par value, payable July 15, 2004; and

     (c) The Company, Mergersub and Klein desire to amend the Agreement to reflect the stock split.

     In consideration of the foregoing and the respective agreements set forth herein, the parties hereby agree as follows:

          1. Amendment. The definition of Company Measurement Price set forth in Section 8.14 of the Agreement is hereby amended effective as of July 15, 2004, to be and read as follows:

          “Company Measurement Price” shall mean the average of the closing prices of a share of the Common Stock as reported by NASDAQ during the period of 15 trading days ending on the day that is five business days preceding the Closing Date; provided, however, that (i) if the Company Measurement Price is equal to or greater than $21.50, it shall be deemed to be equal to $21.50 and (ii) if the Company Measurement Price is equal to or less than $30.00, it shall be deemed to be equal to $15.00.

          2. Effect of Amendment. As amended hereby, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SOUTHWEST BANCORPORATION OF TEXAS, INC.

By:	/s/ PAUL B. MURPHY
Paul B. Murphy, Jr.
Chief Executive Officer

SWBT MERGER III, INC.

	By	/s/ PAUL B. MURPHY

Paul B. Murphy, Jr.
Chief Executive Officer

KLEIN BANCSHARES, INC.

`	By	/s/ JOHN W. KLEIN
John W. Klein
Chairman

SECOND AMENDMENT

     This Second Amendment entered into and effective as of August 23, 2004 between Southwest Bancorporation of Texas, Inc., a Texas corporation (the “Company”), SWBT Merger III, Inc., a Texas corporation (“Mergersub”), and Klein Bancshares, Inc., a Texas corporation (“Klein”).

RECITALS

     (a) The Company, Mergersub, and Klein are parties to the Agreement and Plan of Merger entered into as of May 19, 2004, as amended by that certain Amendment between the Company, Mergersub, and Klein dated as of July 15, 2004 (the “Agreement”);

     (b) The Company, Mergersub and Klein desire to amend the Agreement to place a limit on the amount of additional Company Common Stock a Klein shareholder can elect to receive as part of the merger.

AGREEMENTS

     In consideration of the foregoing and the respective agreements set forth herein, the parties hereby agree as follows:

          1. Amendment. Section 1.2(c) of the Agreement is hereby amended to be and read as follows:

          “(c) Election. Each Klein Shareholder shall have the right to elect to accept a greater portion of the Merger Consideration in Company Common Stock (valued at the Company Measurement Price) (together, “the Elections”), subject to the limitations set forth below, by giving notice of such election to Klein by 5:00 p.m. Central Time on the next Business Day following the Shareholders’ Meeting. Such notice shall state the amount of the cash portion of the Merger Consideration that such Shareholder elects to receive in Company Common Stock (the “Election Amount”).

               (i) No fractional shares of Company Common Stock shall be issued as part of the Klein Stock Payment. In lieu of any such fractional shares, each Shareholder who would otherwise have been entitled to receive a fractional share shall receive the cash value of such fractional share (based upon the Company Measurement Price).

               (ii) Notwithstanding any other provision contained in this Agreement, the maximum number of shares of Company Common Stock that will be issued pursuant to the Elections described in this Section 1.2(c) shall not exceed a number of shares of Company Common Stock equal to $5,000,000 divided by the Company Measurement Price (the “Maximum Election Amount”).

               (iii) If the aggregate number of shares of Company Common Stock with respect to which the Elections shall have been made exceeds the Maximum Election Amount, then the Maximum Election Amount shall be distributed pro rata among the Shareholders who made the Elections. The number of shares of Company Common Stock each Shareholder shall receive shall be the product of the Maximum Election Amount multiplied by a fraction, the numerator of which is such Shareholder’s Election Amount and the denominator of which is the aggregate of all Shareholders’ Election Amounts.”

          2. Effect of Amendment. As amended hereby, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SOUTHWEST BANCORPORATION OF TEXAS, INC.
By:	/s/ PAUL B. MURPHY, JR.
Paul B. Murphy, Jr.
Chief Executive Officer

SWBT MERGER III, INC.
By:	/s/ PAUL B. MURPHY, JR.
Paul B. Murphy, Jr.
President

KLEIN BANCSHARES, INC.
By:	/s/ JOHN W. KLEIN
John W. Klein
Chairman

ANNEX A-2 — AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the “Agreement”), dated as of August 17, 2004 pursuant to Article 5.01 of the Texas Business Corporation Act and Section 252 of the General Corporation Law of the State of Delaware, is entered into by and between Klein Bancshares, Inc., a Texas corporation (“Klein”), and Southwest Holding Delaware, Inc., a Delaware corporation (“SWH” or the “Surviving Corporation”), such corporations being hereinafter collectively referred to as the “Constituent Corporations.”

W I T N E S S E T H:

     Whereas, Klein is a corporation duly organized and existing under the laws of the State of Texas, with authorized capital stock of 1,000,000 shares of common stock, $1.00 par value per share (“Klein Common Stock”), of which 566,600 shares are issued, 550,250 shares are outstanding, and 16,350 are treasury shares, as of the date hereof; and

     Whereas, SWH is a corporation duly organized and existing under the laws of the State of Delaware, with authorized capital stock of 1,000 shares of common stock, $.01 par value per share (“SWH Common Stock”), of which 1,000 shares are issued and outstanding as of the date hereof; and

     Whereas, the respective Boards of Directors of Klein and SWH deem it advisable and in the best interests of said corporations that Klein be merged with and into SWH (the “Merger”) and that SWH be the Surviving Corporation as authorized by the Texas Business Corporation Act and the General Corporation Law of the State of Delaware under and pursuant to the terms and conditions hereinafter set forth; and

     Whereas, the respective Boards of Directors of Klein and SWH have duly approved this Agreement.

     Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

MERGER AND NAME OF SURVIVING CORPORATION

     At the Effective Time of the Merger, as hereinafter defined, Klein shall be merged with and into SWH, the separate existence of Klein shall cease, SWH shall continue as the Surviving Corporation, which shall not be a new corporation, and shall carry on its business and continue its corporate existence as a Delaware corporation to be governed by the laws of the State of Delaware which shall continue to be named “Southwest Holding Delaware, Inc.” and which shall maintain a registered office in the State of Delaware at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

ARTICLE 2

TERMS AND CONDITIONS OF MERGER

     The terms and conditions of the Merger are (in addition to those set forth elsewhere in this Agreement) as follows:

     2.1 Effective Time of the Merger. The Merger shall become effective on the date and time set forth in the Certificate of Merger filed with respect to the Merger with the Secretary of State of the State of Delaware and the Articles of Merger filed with respect to the Merger with the Secretary of State of the State of Texas (the “Effective Time of the Merger”) in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware and Article 10.03 of the Texas Business Corporation Act.

     2.2 Effects of the Merger. At the Effective Time of the Merger:

     2.2.1 The Constituent Corporations shall be a single corporation, which shall be “Southwest Holding Delaware, Inc.,” the corporation designated herein as the Surviving Corporation.

     2.2.2 The separate existence of Klein shall cease.

     2.2.3 The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers, immunities, purposes and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each Constituent Corporation; each and all of, the rights, privileges, powers, immunities, purposes and franchises of each Constituent Corporation, and all real property and personal property, tangible and intangible, of every kind and description, and all debts due to either Constituent Corporation on whatever account, as well as for stock subscriptions and all other things in action or belonging to each Constituent Corporation shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, immunities, purposes and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were the property of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either Constituent Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.2.4 The assets, liabilities, reserves and accounts of each Constituent Corporation shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of such Constituent Corporation subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Merger.

     2.3 Board of Directors and Officers of the Surviving Corporation. The Board of Directors, and the members thereof, and the officers of SWH immediately prior to the Effective Time of the Merger shall be and constitute the Board of Directors, and the members thereof, and the officers of the Surviving Corporation, to serve in accordance with the bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified.

     2.4 Capital Stock. The total authorized capital stock of the Surviving Corporation shall be as set forth in the Certificate of Incorporation of the Surviving Corporation, that is, 1,000 shares of common stock, $.01 par value per share.

     2.5 Manner and Basis of Converting Shares. Each share of Klein Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, upon the Effective Time of the Merger, of and by virtue of the Merger, be canceled and no consideration shall be issued in exchange therefor. Each share of SWH Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, upon the Effective Time of the Merger, of and by virtue of the Merger, continue to be issued and outstanding shares of the Surviving Corporation, shall be unaffected by the Merger, and the holder thereof shall retain its rights therein.

     2.6 Certificate of Incorporation. The Certificate of Incorporation of SWH as existing and constituted immediately prior to the Effective Time of the Merger shall, upon the Effective Time of the Merger, be and constitute the Certificate of Incorporation of the Surviving Corporation until amended in the manner provided by law.

     2.7 Bylaws. The bylaws of SWH as existing and constituted immediately prior to the Effective Time of the Merger shall, upon the Effective Time of the Merger, be and constitute the bylaws of the Surviving Corporation until amended in the manner provided by law.

ARTICLE 3

ADDITIONAL AGREEMENTS

     3.1 Service of Process in Texas. The Surviving Corporation, from and after the Effective Time of the Merger, agrees that it may be sued and served with process in the State of Texas in any proceeding for the enforcement of any obligation of SWH or Klein and in any proceeding for the enforcement of the rights of a dissenting shareholder of Klein against the Surviving Corporation. The Surviving Corporation irrevocably appoints the Secretary of State of the State of Texas as its agent to accept service of process in any such proceeding and the post office address to which the Secretary of State of Texas shall mail a copy of the process in such proceeding is c/o Wilmington Trust SP Services, Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. The Surviving Corporation will promptly pay to the dissenting shareholders of Klein the amounts, if any, to which they shall be entitled under the Texas Business Corporation Act with respect to the rights of dissenting shareholders, provided such dissenters act in strict compliance with the provisions of the Texas Business Corporation Act governing rights of dissenting shareholders in the case of a merger.

ARTICLE 4

APPROVAL OF THE MERGER

     4.1 Approval. This Agreement shall be adopted and approved (a) on behalf of Klein in accordance with the Texas Business Corporation Act and (b) on behalf of SWH in accordance with the General Corporation Law of the State of Delaware.

     4.2 Texas Articles of Merger. The parties hereto shall cause Articles of Merger, setting forth the information required by, and executed in accordance with, the Texas Business Corporation Act, to be filed in the office of the Secretary of State of the State of Texas.

     4.3 Delaware Certificate of Merger. The parties hereto shall cause a Certificate of Merger, when certified, executed and acknowledged in accordance with the General Corporation Law of the State of Delaware, to be filed and recorded in the office of the Secretary of State of the State of Delaware.

     4.4 Additional Approvals. If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of Klein acquired or to be acquired by or as a result of the Merger, the proper officers and directors of Klein and of the Surviving Corporation, respectively, shall be and they hereby are severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of Klein or the Surviving Corporation to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Agreement.

     4.5 Counterparts. For the convenience of the parties and to facilitate the filing and recording of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

     4.6 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware except insofar as the internal law of the State of Texas shall mandatorily apply to the Merger.

     4.7 Amendment. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

[Signature Page Follows]

     In Witness Whereof, each of the parties to this Agreement have executed this Agreement as of the date first above written, with SWH executing this Agreement in Lima, Peru.

Southwest Holding Delaware, Inc., a Delaware Corporation
By:	/s/ RANDALL E. MEYER
Randall E. Meyer
Vice President

Klein Bancshares, Inc., a Texas Corporation
By:	/s/ MICHAEL W. BRUMMERHOP
Michael W. Brummerhop
President

     I, P. Allan Port, Secretary of Southwest Holding Delaware, Inc., a corporation organized and existing under the laws of the State of Delaware (“SWH”), hereby certify, as such Secretary, that the Agreement and Plan of Merger to which this Certificate is attached was duly adopted pursuant to section 228 of the General Corporation Law of the State of Delaware by the written consent of the sole stockholder holding 100% of the shares of the capital stock of SWH, the same being all of the shares of SWH issued and outstanding having the power to vote thereon, which Agreement and Plan of Merger was thereby adopted as the act of the sole stockholder of said SWH as the duly adopted agreement and act of the corporation.

     WITNESS, my hand on this 17th day of August, 2004.

/s/ P. ALLAN PORT P. Allan Port, Secretary

ANNEX B – OPINION OF SAMCO

SAMCO Capital Markets
A Division of Pension Financial Services, Inc.
1700 Pacific Avenue, Suite 2000 – Dallas, Texas 75201
Telephone 214-765-1400 Facsimile 214-765-1414

May 19, 2004

The Board of Directors
Klein Bancshares, Inc.
17046 Stuebner-Airline Road
Klein, Texas 77273
Attention: Maurine L. Smith, CPA

Members of the Board:

     We understand the Klein Bancshares, Inc. (“Klein”), Klein, Texas a Texas corporation, Southwest Bancorporation of Texas, Inc. (the “Company”), Houston, Texas, a Texas corporation and SWBT Merger III, Inc. (“Mergersub”), a Texas corporation and wholly owned subsidiary of the Company have entered into an Agreement and Plan of Merger dated May 19, 2004 (the “Agreement”), which provides for the merger (the “Merger”) of Mergersub with and into Klein, with Klein being the surviving corporation. Additionally, it is our understanding that, on the same date of and immediately after the effectiveness of the Merger, Klein and certain other subsidiaries thereof, specifically Klein Bancshares of Delaware, Inc. (“Klein Delaware”) and Klein Bank (the “Bank”) will be merged with and into certain subsidiaries of the Company, specifically Southwest Holding Delaware, Inc. (“SW Delaware”) and Southwest Bank of Texas National Association (“SW Bank”). In accordance with the terms of the Agreement, the shareholders of record (collectively, the “Shareholders”) of Klein common stock, par value $1.00 per share, will receive (i) aggregate cash consideration in the amount of $150,000,000 and (ii) Company common stock consideration in the aggregate amount of $15,000,000 (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have asked for our opinion (“Opinion”), as investment bankers, as to whether the Merger Consideration to be received by the Shareholders pursuant to the Merger is fair, from a financial point of view.

     Our Opinion is based on information furnished to us by Klein or the Bank, or obtained by us from published and verbal sources we consider relevant and reliable. We have relied upon and assumed the accuracy and completeness of all information submitted to us or that was publicly available and have made no independent verification of this information. We have not conducted any valuation of appraisal or any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying upon any financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Klein as to the expected future results of operations and financial condition of Klein or the Bank to which such analyses or forecasts relate. We have relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. Klein’s management has informed us that they know of no additional information that would have a material effect upon our Opinion.

     In arriving at our Opinion, we have followed generally accepted industry practices for the valuation of commercial banks and their holding companies and have used such valuation methodologies as we have deemed necessary or appropriate for the purpose of this Opinion. In giving our Opinion, we have given consideration to all available financial data and other relevant factors affecting the value of Klein including, but not limited to, the following, (i) the FRY-9LP and FRY-9C of Klein as of December 31, 2003 and March 31, 2004, (ii) the Regulatory Call Report of the Bank as of December 31, 2003 and March 31, 2004, (iii) the results of comparisons between the Bank’s recent operating results and pricing multiples and those of certain other banks located in the Southwestern U.S. that have been acquired since 2001, (iv) the results of an analysis of Klein’s normalized earnings and the net present value of the after-tax cash flows Klein could produce through the year 2008, and (v) other such factors as we have deemed appropriate.

Member NASD - SIPC

     Neither SAMCO Capital Markets (“SAMCO”) nor the individuals involved in this valuation have any present or contemplated future financial interest in Klein, the Bank or the Company which might prevent them from rendering a fair and unbiased Opinion.

     In reaching our Opinion, we have assumed that the Merger will be consummated in accordance with the terms described in the Agreement. Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the Merger Consideration to be received pursuant to the Agreement is fair to the Shareholders, from a financial point of view.

     Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address Klein’s underlying business decision to enter into the Merger. We consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our Opinion in its entirety as an exhibit to the proxy statement related to the transaction.

     SAMCO Capital Markets appreciates the opportunity to be of service to you in this matter.

Very truly yours,

SAMCO Capital Markets

By:	/s/ DORY. WILEY
Dory A. Wiley, CFA
Managing Director

Member NASD - SIPC

ANNEX C – PROVISIONS OF TEXAS BUSINESS CORPORATION ACT
REGARDING DISSENTERS’ RIGHTS

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

     (1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

     (a) listed on a national securities exchange;

     (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

     (c) held of record by not less than 2,000 holders;

     (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

     (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

     (a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

     (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

     (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

     (iii) held of record by not less than 2,000 holders;

     (b) cash in lieu of fractional shares otherwise entitled to be received; or

     (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

ANNEX D – FORM OF ELECTION

NOTICE OF ELECTION TO RECEIVE ADDITIONAL STOCK COMPENSATION

     This Notice of Election is being sent to you pursuant to that certain Texas Agreement and Plan of Merger dated May 19, 2004, as amended, between Southwest Bancorporation of Texas, Inc., a Texas corporation, SWBT Merger III, Inc., a Texas corporation and wholly owned subsidiary of Southwest, and Klein Bancshares, Inc., a Texas corporation, pursuant to which SWBT Merger would be merged with and into Klein and the shareholders of Klein would receive a combination of cash and shares of Southwest’s common stock. Each Klein common stock shareholder has the right to elect to accept a greater portion of the merger consideration in Southwest common stock by giving notice of such election to Klein prior to the shareholder meeting.

     If you elect to receive additional shares of Southwest common stock instead of some or all of the cash you would have otherwise received as part of the merger consideration, please complete the information below. If your shares of Klein common stock are registered in your own name, complete and sign this Notice of Election and send it for receipt by Klein not later than 5:00 p.m. central time on the business day immediately following the date of the special meeting scheduled on September 23, 2004 either by mail or by hand or courier delivery to:

Attn: Jeannette Cobb
Klein Bancshares, Inc.
17046 Steubner Airline Road
Spring, Texas 77379

     If your shares of Klein common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit this Notice of Election on your behalf. Your completed Notice of Election form must be received by Klein not later than 5:00 p.m. central time on September 24, 2004. If you do not make an election, you will receive $272.60 in cash and certain shares of Southwest’s common stock for each share of Klein common stock as described above.

     ELECTION: I hereby elect to receive, in accordance with the terms set forth in the Texas merger agreement,       % of the cash portion of the merger consideration in Southwest common stock instead of cash. I acknowledge that I will not receive any fractional shares, and instead will receive the cash value of any fractional share I would otherwise have been entitled to. I acknowledge that: (i) I have received the proxy statement/prospectus; (ii) I have been advised to consult with an attorney or tax advisor concerning the tax consequences of my election to receive additional Southwest common stock instead of cash under my particular circumstances, (iii) I am agreeing to this election and terms of the Texas merger agreement related to this election of merger consideration knowingly, voluntarily, and with such advice from my attorney or tax advisor as I deem appropriate, and I have not been subjected to any undue influence or coercion in agreeing to the terms hereof.

     Klein will have the discretion to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. The decision of Klein in such matters will be conclusive and binding. Klein will not be under any obligation to notify any person of any defect in a form of election or the receipt of such form.

Date:

Optionee’s signature
ACKNOWLEDGED:
KLEIN BANCSHARES, INC., by:

Date:

Signature / Title

D-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

     Capitalized terms used but not defined in Part II have the meanings ascribed to them in the proxy statement/prospectus contained in this Registration Statement.

ITEM 20. Indemnification of Directors and Officers

     The articles of incorporation, as restated, of Southwest provide that, subject to certain limitations, its officers and directors (and certain other individuals acting on behalf of Southwest ) will be indemnified by Southwest against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such persons, to the fullest extent permitted under the Texas Business Corporation Act.

     Southwest’s articles of incorporation, as restated, provide that a director of Southwest will not be liable to Southwest for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or the shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an action or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

     Article 2.02-1 of the Texas Business Corporation Act provides that Southwest may indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in an action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the action, suit or proceeding. Southwest is required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with an action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

ITEM 21. Exhibits and Financial Statement Schedules.

Exhibit No.		Description
2.1	-	Agreement and Plan of Merger between Southwest Bancorporation of Texas, Inc., SWBT Merger III, Inc. and Klein Bancshares, Inc., dated as of May 19, 2004, as amended by the Amendment dated as of July 15, 2004 (incorporated by reference to Annex A-1 to the proxy statement/prospectus).

2.2	-	Agreement and Plan of Merger between Klein Bancshares, Inc. and Southwest Holding Delaware, Inc. (incorporated by reference to Annex A-2 to the proxy statement/prospectus).

3.1	-	Articles of Incorporation of Southwest, restated as of May 1, 2001 (incorporated by reference to Exhibit 4.1 to Southwest’s Form S-8 Registration Statement No. 333-60190).

3.2	-	Bylaws of Southwest (Restated as of December 31, 1996) (incorporated by reference to Exhibit 3.2 to Southwest’s Form S-1 Registration Statement No. 333-16509).

3.3	-	Amendments to Bylaws of Southwest (incorporated by reference to Exhibit 3.3 to Southwest’s Form S-4 Registration Statement No. 333-118108).

Exhibit No.		Description
4.1	-	Southwest Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Southwest’s Form S-4 Registration Statement No. 333-118108).

4.2	-	Southwest By-laws (incorporated by reference to Exhibits 3.2 and 3.3 to Southwest’s Form S-4 Registration Statement No. 333‑118108).

4.3	-	Form of common stock certificate (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S‑1 (Registration No. 333-16509)).

5.1	-	Opinion of Fulbright & Jaworski L.L.P.*

23.1	-	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	-	Consent of Fulbright & Jaworski L.L.P.*

23.3	-	Consent of SAMCO Capital Markets, a division of Service Asset Management Company (included in Exhibit 99.2).

24.1	-	Powers of Attorney.*

99.1	-	Form of Proxy of Klein Bancshares, Inc. (filed herewith).

99.2	-	Opinion of SAMCO Capital Markets, a division of Service Asset Management Company (incorporated by reference to Annex B to the proxy statement/prospectus).

*  Previously filed.

ITEM 22. Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 24th day of August, 2004.

Southwest Bancorporation of Texas, Inc.

By:	/s/ SCOTT J. MCLEAN

Scott J. McLean President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of August, 2004.

Signature	Title

* Walter E. Johnson	Chairman of the Board and Director

PAUL B. MURPHY, JR.	Director and Chief Executive Officer (Principal Executive Officer)
Paul B. Murphy, Jr.

/s/ RANDALL E. MEYER Randall E. Meyer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ SCOTT J. MCLEAN Scott J. McLean	President

/s/ LAURENCE L. LEHMAN III Laurence L. Lehman III	Senior Vice President and Controller (Principal Accounting Officer)

* Carin M. Barth	Director

* John B. Brock III	Director

Signature	Title
* Ernest H. Cockrell	Director
* J. David Heaney	Director
* Paul W. Hobby	Director
* John W. Johnson	Director
*
Barry M. Lewis	Director
*
Fred R. Lummis	Director
*
Andres Palandjoglou	Director
*
Wilhelmina E. Robertson	Director
*
Thomas F. Soriero, Sr.	Director

* Stanley D. Stearns, Jr.	Director

*	By:	/s/ PAUL B. MURPHY, JR. Paul B. Murphy, Jr. as attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description
2.1	-	Agreement and Plan of Merger between Southwest Bancorporation of Texas, Inc., SWBT Merger III, Inc. and Klein Bancshares, Inc., dated as of May 19, 2004, as amended by the Amendment dated as of July 15, 2004 (incorporated by reference to Annex A-1 to the proxy statement/prospectus).

2.2	-	Agreement and Plan of Merger between Klein Bancshares, Inc. and Southwest Holding Delaware, Inc. (incorporated by reference to Annex A-2 to the proxy statement/prospectus).

3.1	-	Articles of Incorporation of Southwest, restated as of May 1, 2001 (incorporated by reference to Exhibit 4.1 to Southwest’s Form S-8 Registration Statement No. 333-60190).

3.2	-	Bylaws of Southwest (Restated as of December 31, 1996) (incorporated by reference to Exhibit 3.2 to Southwest’s Form S-1 Registration Statement No. 333-16509).

3.3	-	Amendments to Bylaws of Southwest (incorporated by reference to Exhibit 3.3 to Southwest’s Form S-4 Registration Statement No. 333-118108).

4.1	-	Southwest Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Southwest’s Form S-4 Registration Statement No. 333-118108).

4.2	-	Southwest By-laws (incorporated by reference to Exhibits 3.2 and 3.3 to Southwest’s Form S-4 Registration Statement No. 333‑118108).

4.3	-	Form of common stock certificate (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S‑1 (Registration No. 333-16509)).

5.1	-	Opinion of Fulbright & Jaworski L.L.P.*

23.1	-	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	-	Consent of Fulbright & Jaworski L.L.P.*

23.3	-	Consent of SAMCO Capital Markets, a division of Service Asset Management Company (included in Exhibit 99.2).

24.1	-	Powers of Attorney.*

99.1	-	Form of Proxy of Klein Bancshares, Inc. (filed herewith).

99.2	-	Opinion of SAMCO Capital Markets, a division of Service Asset Management Company (incorporated by reference to Annex B to the proxy statement/prospectus).

*  Previously filed.